Exhibit 2.1
Portions of this document have been redacted pursuant to Item 601(b)(2)(ii) of Regulation S-K because it is both not material and is the type that the registrant treats as private or confidential. Redacted portions are indicated with the notation “[***]”.
Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT
BY AND BETWEEN
BEDROCK ENERGY PARTNERS, LLC,
AS SELLER,
BKV UPSTREAM MIDSTREAM, LLC,
AS PURCHASER,
SOLELY FOR THE LIMITED PURPOSES SET FORTH IN SECTION 2.2(C), SECTION 2.2(D) AND SECTION 2.8,
BKV CORPORATION,
SOLELY FOR THE LIMITED PURPOSES SET FORTH IN SECTION 14.17(B),
BEDROCK PRODUCTION, LLC,
BEP ABS I HOLDINGS, LLC,
BEDROCK ABS I, LLC,
AND
BEDROCK DEVELOPMENT PARTNERS, LLC
DATED AS OF
August 7, 2025

TABLE OF CONTENTS
Page
Section 1.1    Defined Terms    1
Section 1.2    References and Rules of Construction    1
ARTICLE 2 PURCHASE AND SALE    2
Section 2.1    Purchase and Sale    2
Section 2.2    Purchase Price    2
Section 2.3    Deposit    3
Section 2.4    Adjustment Amounts    3
Section 2.5    Tax Treatment    7
Section 2.6    Preliminary Settlement Statement    8
Section 2.7    Post-Closing Purchase Price Adjustments; Dispute Resolution    8
Section 2.8    Deferred Cash Consideration    10
Section 2.9    Closing Distribution    10
Section 2.10    Withholding    10
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER    10
Section 3.1    Existence and Qualification; Organizational Power    10
Section 3.2    Authorization and Enforceability    11
Section 3.3    No Conflicts    11
Section 3.4    Consents    11
Section 3.5    Title    11
Section 3.6    Litigation    12
Section 3.7    Bankruptcy    12
Section 3.8    Liability for Brokers’ Fees    12
Section 3.9    Investment Intent; Accredited Investor    12
Section 3.10    Independent Evaluation    13
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SELLER REGARDING THE COMPANY GROUP    13
Section 4.1    Existence and Qualification; Organizational Power    13
Section 4.2    No Conflicts    14
Section 4.3    Consents; Preferential Purchase Rights    14
Section 4.4    Capitalization    14
Section 4.5    Financial Statements    15
Section 4.6    No Undisclosed Liabilities    15
Section 4.7    Indebtedness; Bonds and Credit Support    16
Section 4.8    Litigation    16
Section 4.9    Taxes    16
Section 4.10    Compliance with Laws    18
Section 4.11    Permits    18
Section 4.12    Material Contracts    19
Section 4.13    Capital Commitments    22

Section 4.14    Imbalances    22
Section 4.15    Environmental Matters    22
Section 4.16    Labor and Employee Benefits    23
Section 4.17    Suspense Funds    23
Section 4.18    Bank Accounts; Powers of Attorney    24
Section 4.19    Midstream Assets    24
Section 4.20    Non-Consent Operations; Payout Status    24
Section 4.21    Payments for Production    25
Section 4.22    Wells    25
Section 4.23    Leases    26
Section 4.24    Burdens    26
Section 4.25    Condemnation    26
Section 4.26    Insurance    26
Section 4.27    Surface Rights    27
Section 4.28    Personal Property    27
Section 4.29    Regulatory    27
Section 4.30    Real Property    27
Section 4.31    Intellectual Property    28
Section 4.32    Company Books and Records    28
Section 4.33    Certain Transfers    28
Section 4.34    Operatorship    28
Section 4.35    Bankruptcy    29
Section 4.36    Liability for Brokers’ Fees    29
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF PURCHASER    29
Section 5.1    Existence and Qualification    29
Section 5.2    Organizational Power    29
Section 5.3    Authorization and Enforceability    29
Section 5.4    No Conflicts    30
Section 5.5    Consents, Approvals or Waivers    30
Section 5.6    Litigation    30
Section 5.7    Bankruptcy    30
Section 5.8    Financing    30
Section 5.9    Independent Evaluation    31
Section 5.10    Liability for Brokers’ Fees    31
Section 5.11    Accredited Investor    31
Section 5.12    Valid Issuance    31
Section 5.13    SEC Documents and Financial Statements    31
Section 5.14    Listing Exchange    32
Section 5.15    Investment Company    33
Section 5.16    No Stockholder Approval    33
Section 5.17    Capitalization of BKV Corporation    33
ARTICLE 6 COVENANTS OF THE PARTIES    33
Section 6.1    Access    33

Section 6.2    Government Reviews    36
Section 6.3    Public Announcements; Confidentiality    36
Section 6.4    Operation of Business    37
Section 6.5    Consents    40
Section 6.6    Preferential Rights    40
Section 6.7    Efforts    41
Section 6.8    Further Assurances    41
Section 6.9    Records    41
Section 6.10    Seismic Licenses    41
Section 6.11    Wrong Pockets    42
Section 6.12    Hedges    42
Section 6.13    Seller Marks    43
Section 6.14    Employee Matters    43
Section 6.15    Support Obligations    44
Section 6.16    Exclusivity    45
Section 6.17    Nonsolicitation    45
Section 6.18    Transition    45
Section 6.19    Termination of Related Party Contracts    45
Section 6.20    Lock-Up    46
Section 6.21    Officers & Directors    46
Section 6.22    Required Financial Statements    47
Section 6.23    Amendment to Schedules    49
ARTICLE 7 CONDITIONS TO CLOSING    49
Section 7.1    Seller’s Conditions to Closing    49
Section 7.2    Purchaser’s Conditions to Closing    50
ARTICLE 8 CLOSING    51
Section 8.1    Time and Place of Closing    51
Section 8.2    Obligations of Seller at Closing    52
Section 8.3    Obligations of Purchaser at Closing    53
ARTICLE 9 TERMINATION    54
Section 9.1    Termination    54
Section 9.2    Effect of Termination    55
ARTICLE 10 INDEMNIFICATION    57
Section 10.1    Survival    57
Section 10.2    Indemnification    58
Section 10.3    Third-Party Claims    59
Section 10.4    Indemnification Actions    60
Section 10.5    Indemnity Escrow Amount Release    62
Section 10.6    Limitation on Actions    62
Section 10.7    Exclusive Remedy; Consequential Damages; Release    64
Section 10.8    Fraud    65

ARTICLE 11 TAX MATTERS    65
Section 11.1    Proration of Taxes    65
Section 11.2    Taxes Included in Purchase Price Adjustments    65
Section 11.3    Tax Returns    66
Section 11.4    Tax Cooperation    66
Section 11.5    Transfer Taxes    67
Section 11.6    Tax Proceedings    67
Section 11.7    Purchase Price Allocation    67
Section 11.8    Post-Closing Actions    68
Section 11.9    Tax Refunds    68
Section 11.10    Tax Treatment of Payments from One Party to Another    68
Section 11.11    Survival    68
ARTICLE 12 TITLE AND ENVIRONMENTAL MATTERS    69
Section 12.1    Purchaser’s Title Rights    69
Section 12.2    Defensible Title    69
Section 12.3    Definition of Permitted Encumbrances    71
Section 12.4    Allocated Values    74
Section 12.5    Environmental Defects    74
Section 12.6    Notice of Title and Environmental Defects and Benefits; Adjustment    75
Section 12.7    Cure    76
Section 12.8    Adjustment for Title Defects and Benefits and Environmental Defects    77
Section 12.9    Calculation of Title Defect Amounts, Title Benefit Amounts, and Environmental Defect Amounts    77
Section 12.10    Dispute Resolution    81
Section 12.11    Special Warranty    83
Section 12.12    Casualty Losses.    83
ARTICLE 13 DISCLAIMERS    84
Section 13.1    General Disclaimer    84
Section 13.2    Purchaser’s Disclaimer    85
Section 13.3    Disclaimer Regarding Assumption Changes    86
ARTICLE 14 . MISCELLANEOUS    86
Section 14.1    Counterparts    86
Section 14.2    Notice    86
Section 14.3    Expenses    87
Section 14.4    Governing Law; Waiver of Jury Trial    88
Section 14.5    Waivers    89
Section 14.6    Assignment    89
Section 14.7    Entire Agreement    89
Section 14.8    Amendment    89
Section 14.9    Limited Third-Party Beneficiaries    89

Section 14.10    Construction    90
Section 14.11    Conspicuous    90
Section 14.12    No Nonparty Affiliate Liability    90
Section 14.13    Time of Essence    91
Section 14.14    Severability    91
Section 14.15    Specific Performance    91
Section 14.16    Relationship of the Parties    92
Section 14.17    Mutual Release    92
Section 14.18    Conflicts Waiver; Privilege    93

    v

APPENDICES:
Appendix A    Definitions
EXHIBITS:
Exhibit A-1    Leases
Exhibit A-2    Units
Exhibit A-3    Wells
Exhibit A-4    Mineral Interests
Exhibit A-5    Surface Rights and Rights of Way
Exhibit A-6    Midstream Assets
Exhibit B    Form of Assignment Agreement
Exhibit C    Form of Excluded Asset Assignment
Exhibit D    Form of Transition Services Agreement
Exhibit E    Form of Registration Rights Agreement
SCHEDULES:
Schedule 2.4(b)(xi)    Pre-Effective Time Hedging Contracts
Schedule 2.4(c)(i)(A)(1)    Pre-paid Property Costs
Schedule 2.4(c)(i)(A)(4)    Unpaid Proceeds
Schedule 3.3    No Conflicts of Seller
Schedule 3.6    Litigation of Seller
Schedule 4.2    No Conflicts of Company Group
Schedule 4.3    Consents and Preferential Rights
Schedule 4.4(a)    Company Group Interests
Schedule 4.5(b)    Financial Statements
Schedule 4.6    Liabilities
Schedule 4.7(a)    Indebtedness
Schedule 4.7(b)    Bonds and Credit Support
Schedule 4.8    Litigation of Company Group
Schedule 4.9    Taxes
Schedule 4.10    Compliance with Laws
Schedule 4.11    Permits
Schedule 4.12(a)    Material Contracts
Schedule 4.13    Capital Commitments
Schedule 4.14    Imbalances
Schedule 4.15    Environmental Matters
Schedule 4.17    Suspense Funds
Schedule 4.18    Bank Accounts; Powers of Attorney
Schedule 4.20(a)    Non-Consent Operations
Schedule 4.20(b)    Payout Status
Schedule 4.21    Payments for Production
Schedule 4.22    Wells
Schedule 4.23    Leases

Schedule 4.24    Burdens
Schedule 4.25    Condemnation
Schedule 4.26    Insurance
Schedule 4.27    Surface Rights
Schedule 4.30(a)    Real Property
Schedule 4.31(b)    Intellectual Property Violations
Schedule 4.36    Liability for Brokers’ Fees
Schedule 5.4    No Conflicts of Purchaser
Schedule 5.13(d)    Purchaser Liabilities
Schedule 6.4    Operation of Business
Schedule 6.10    Seismic Licenses
Schedule 6.12     Company Hedges
Schedule 6.15    Support Obligations
Schedule 6.19    Specified Related Party Contracts
Schedule 12.4    Allocated Values
Schedule EA    Excluded Assets
Schedule KI    Company Knowledge Individuals, Seller Knowledge Individuals and Purchaser Knowledge Individuals
Schedule PE    Permitted Encumbrances
Schedule WC    Example Effective Time Working Capital Schedule

ii

MEMBERSHIP INTEREST PURCHASE AGREEMENT
This Membership Interest Purchase Agreement (this “Agreement”) is dated as of August 7, 2025 (the “Execution Date”), by and between Bedrock Energy Partners, LLC, a Delaware limited liability company (“Seller”), and BKV Upstream Midstream, LLC, a Delaware limited liability company (“Purchaser”), solely for the limited purposes set forth in Section 2.2(c), Section 2.2(d) and Section 2.8, BKV Corporation, a Delaware corporation (“BKV Corporation”), and, solely for the limited purposes set forth in Section 14.17(b), Bedrock Production, LLC, a Texas limited liability company, Bedrock ABS I, LLC, a Delaware limited liability company, Bedrock Development Partners, LLC, a Texas limited liability company, and BEP ABS I Holdings, LLC, a Delaware limited liability company. Seller and Purchaser are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”
RECITALS:
WHEREAS, Seller owns one hundred percent (100%) of the issued and outstanding Equity Interests (the “Subject Interests”) of Bedrock Production, LLC, a Texas limited liability company (“Company”); and
WHEREAS, the Parties desire that, at the Closing, Seller shall sell and transfer to Purchaser, and Purchaser shall purchase from Seller, the Subject Interests, upon the terms, and subject to the conditions, set forth herein.
NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound by the terms hereof, agree as follows:
Article 1
DEFINITIONS AND INTERPRETATION
Section 1.1Defined Terms. In addition to the terms defined in the Preamble and the Recitals of this Agreement, for purposes hereof, the capitalized terms used herein and not otherwise defined shall have the meanings set forth in Appendix A. A defined term has its defined meaning throughout this Agreement regardless of whether it appears before or after the place where it is defined, and its other grammatical forms have corresponding meanings.
Section 1.2References and Rules of Construction. All references in this Agreement to Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses, and other subdivisions refer to the corresponding Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses, and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses, and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. All references to “$” shall be deemed references to U.S. Dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the Execution Date, and, as applicable, as consistently applied in the oil and gas industry. Unless the context requires otherwise, the word “or” is not exclusive. As used herein, the word (a) “day” means calendar day; (b) “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (c) “this

Agreement,” “herein,” “hereby,” “hereunder,” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection, clause, or other subdivision unless expressly so limited; (d) “this Article,” “this Section,” “this subsection,” “this clause,” and words of similar import, refer only to the Article, Section, subsection, and clause hereof in which such words occur; and (e) “including” (in its various forms) means including without limitation. Pronouns in masculine, feminine, or neuter genders shall be construed to state and include any other gender, and words, terms, and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Appendices, Exhibits, and Schedules referred to herein are attached to this Agreement and by this reference incorporated herein for all purposes. Reference herein to any federal, state, local, or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, and shall also be deemed to refer to such Laws as in effect as of the Execution Date or as hereafter amended. Examples are not to be construed to limit, expressly or by implication, the matter they illustrate. References to a specific time shall refer to prevailing Houston, Texas time, unless otherwise indicated. Except as otherwise specifically provided in this Agreement, any agreement, instrument, or writing defined or referred to herein means such agreement, instrument, or writing, as from time to time amended, supplemented, or modified. The use of the phrase “ordinary course of business” or other derivations thereof shall mean “ordinary course of business consistent with past practice.”
Article 2
PURCHASE AND SALE
Section 2.1Purchase and Sale. At the Closing, upon the terms and subject to the conditions of this Agreement, Seller shall sell, transfer, and assign to Purchaser, and Purchaser shall purchase and accept from Seller, the Subject Interests, free and clear of any Encumbrances other than restrictions on transfers (i) arising under state or federal securities Laws or (ii) arising pursuant to the Organizational Documents of the Company.
Section 2.2Purchase Price.
(a)The unadjusted total consideration paid by Purchaser for the Subject Interests will be $370,000,000 (the “Base Price”), which shall be adjusted as provided in this Article 2.
(b)At Closing, Purchaser and Seller shall jointly instruct the Escrow Agent to transfer the Deposit from the Deposit Escrow Account to a separate and distinct account which shall thereafter comprise, and be referred to as, the “Indemnity Escrow Amount”.
(c)At Closing, BKV Corporation shall or shall cause Purchaser to (i) pay the Closing Date Indebtedness in accordance with the ABS Termination Documents and (ii) issue to Seller the Stock Consideration.
(d)Following the Closing in accordance with Section 2.8, BKV Corporation shall or shall cause Purchaser to pay to Seller an amount equal to the Final Purchase Price, minus, each of the following: (i) the Closing Date Indebtedness, (ii) the Adjusted Stock Consideration Value, (iii) the Defect Escrow Amount, if any, and (iv) the Deposit (such amount, the “Deferred Cash Consideration”).
(e)Without limiting any other provisions in this Agreement, if at any time during the period between Execution Date and the Closing there are any changes in the outstanding number of shares of Common Stock by reason of any reclassification, recapitalization, stock split (including reverse stock split), subdivision, combination, exchange, or readjustment of shares or similar transaction, or any stock dividend thereon with a record date or ex dividend date during such period, the Stock Consideration and any other similarly dependent items related to the Common Stock shall be appropriately and equitably adjusted to provide the same economic effect as contemplated by this Agreement prior to such action;

provided that this Section 2.2(e) shall in no event be construed to permit Purchaser or any of its Affiliates to take any action with respect to the Common Stock that is prohibited by the terms of this Agreement.
Section 2.3Deposit. Within one (1) Business Day after the Execution Date, Purchaser shall cause to be deposited via wire transfer in immediately available funds an amount equal to ten percent (10%) of the Base Price (the “Deposit”) with the Escrow Agent into an escrow account (the “Deposit Escrow Account”, and if Closing occurs, upon transfer by the Escrow Agent of the Deposit to a separate and distinct account pursuant to Section 2.2(b), hereafter referred to as the “Indemnity Escrow Account”) established pursuant to the terms and conditions of the Escrow Agreement and to be held and distributed by the Escrow Agent pursuant to the terms of the Escrow Agreement and this Agreement. If the Closing occurs, then, on the Closing Date, the Escrow Agent shall transfer the Deposit to the Indemnity Escrow Account in accordance with Section 10.5(a). If this Agreement is terminated in accordance with Section 9.1, then the Deposit shall be disbursed as provided in Section 9.2. The Parties shall each be responsible for fifty percent (50%) of the fees of the Escrow Agent in connection with the Escrow Agreement.
Section 2.4Adjustment Amounts.
(a)The calculation of the Adjustment Amount shall be made (i) in accordance with the terms of this Agreement, (ii) to the extent not addressed in clause (i), in accordance with the accounting principles, practices, procedures and methodologies applied in the preparation of the Company Group Financial Statements, (iii) to the extent not addressed in clause (i) and not inconsistent with this Agreement and otherwise applicable, in accordance with GAAP, as consistently applied by the Company Group to the extent consistent with GAAP prior to Closing, and COPAS (provided, however, in the event of any conflict between GAAP and COPAS, GAAP shall control) and (iv) without duplication (the “Accounting Principles”).
(b)When available, but no event more than three (3) days prior to Closing, actual figures will be used for the adjustments to the Base Price at Closing. To the extent actual figures are unavailable at Closing, Seller’s good faith estimates will be used at Closing subject to final adjustments in accordance with the terms hereof. The Base Price shall be increased or decreased, as follows (the resulting net adjustment, the “Adjustment Amount”):
(i)increased by the aggregate amount, if any, of all Cash and Cash Equivalent capital contributions made after the Effective Time until immediately prior to Closing by Seller to any Company Group Member;
(ii)decreased by the aggregate amount of any Leakage;
(iii)increased by the aggregate amount of any Effective Time Cash;
(iv)decreased by the absolute value of any Working Capital Shortfall;
(v)increased by the absolute value of any Working Capital Surplus;
(vi)increased by an amount equal to the COPAS Charges;
(vii)increased by the amount of interest payments made by a Company Group Member in connection with the Seller ABS from and after the Effective Time;
(viii)increased by the amount of the ABS Break Fee paid by BKV Corporation or Purchaser pursuant to Section 2.2(c);

(ix)increased by the Novation Amount paid or payable by Seller, if applicable;
(x)decreased by the Defect Adjustment Amount, if applicable;
(xi)if applicable,
(A)increased by the aggregate amount of (i) Cash and Cash Equivalents actually received by a Company Group Member (and not distributed to Seller or its Affiliates (other than the Company Group Members)) during any period from and after the Effective Time to the extent attributable to or earned from any Excluded Assets and (ii) net revenue received by the Company Group from the settlement under Hedging Contracts listed on Schedule 2.4(b)(xi) during any period from and after the Effective Time to the extent attributable to production months prior to the Effective Time (for the avoidance of doubt, this clause (ii) shall not include any Hedge Gains); and
(B)decreased by (i) the amount of all Property Costs and other costs and expenses, including all prepaid costs and expenses, in each case, that are incurred or paid by any Company Group Member from and after the Effective Time in connection with the ownership or operation of the Excluded Assets (including, the disposition, assignment, distribution or other transfer from and after the Effective Time) and (ii) net losses incurred by the Company Group from the settlement under Hedging Contracts listed on Schedule 2.4(b)(xi) during any period from and after the Effective Time to the extent attributable to production months prior to the Effective Time (for the avoidance of doubt, this clause (ii) shall not include any Hedge Losses);
(xii)increased by (A) the sum of (1) of all Post-Effective Time Company Taxes that are paid or otherwise economically borne by Seller, its Affiliates (other than the Company Group Members) or Seller’s direct or indirect owners, and (2) all Post-Effective Time Company Taxes that are paid or otherwise economically borne by any Company Group Member prior to the Effective Time; and minus (B) the sum of (1) all Pre-Effective Time Company Taxes that are paid or otherwise economically borne by Purchaser, its Affiliates (other than the Company Group Members) or any of Purchaser’s direct or indirect owners, and (2) all Pre-Effective Time Company Taxes that are either (i) paid or otherwise economically borne by a Company Group Member after the Effective Time but prior to the Closing Date or (ii) unpaid as of the Closing Date;
(xiii)decreased by the Consent Adjustment Amount, as applicable;
(xiv)decreased by the Preferential Right Adjustment Amount, as applicable;
(xv)increased or decreased (as applicable), without duplication, by any other revenues not described in Section 2.4 above that are allocated to the Seller prior to the Effective Time and to the Purchaser or Company on and after the Effective Time; and
(xvi)increased or decreased (as applicable) by any other amount agreed upon in writing prior to Closing by Seller and Purchaser.

(c)Working Capital Matters.
(i)“Working Capital Assets” means, without duplication, the current assets of the Company Group as of the Effective Time (excluding any current assets included in Section 2.4(b) above and all Cash and Cash Equivalents and Excluded Cash), each determined in accordance with the Accounting Principles; provided, however, that:
(A)Working Capital Assets shall include each of the following (without duplication):
(1)the amount of all pre-paid or deposited Property Costs (including any prepaid royalties) paid by or on behalf of the Company Group prior to the Effective Time that are attributable to the ownership of the Assets after the Effective Time, to the extent listed on Schedule 2.4(c)(i)(A)(1);
(2)Company Group’s entitlement to any Hydrocarbons in tanks or storage facilities produced from or credited to the Assets (excluding linefill and tank bottoms) at the Effective Time based upon the quantities in tanks or storage facilities as of the Effective Time multiplied by the Contract price therefor, or, if there is no applicable Contract, the applicable Settlement Price (net of royalties and post-production costs);
(3)if any Company Group Member is the operator under an operating agreement or forced pooling order covering any of the Assets, an amount equal to the Property Costs and other costs and expenses paid before the Effective Time by Company Group, Seller or any of their Affiliates on behalf of the other joint interest owners that are attributable to periods after the Effective Time;
(4)all accounts receivable and amounts earned but unpaid as of the Effective Time from the pre-Effective Time sale of Hydrocarbons produced from or attributable to the Oil and Gas Properties net of any applicable expenses, Burdens, costs and fees associated with the sale of such Hydrocarbons or to the extent listed on Schedule 2.4(c)(i)(A)(4); and
(5)with respect to any Imbalances where Company Group is underproduced as to Hydrocarbons or has overdelivered Hydrocarbons, an amount equal to the aggregate amount owed by Third Parties to Company Group for such Imbalances as of the Effective Time on the basis of the applicable Settlement Price.
(B)Working Capital Assets shall exclude (1) current or deferred Tax assets (2) Excluded Assets and (3) any Hedge Gains or other assets related to Hedging Contracts.
(ii)“Working Capital Liabilities” means without duplication, (excluding any current liabilities included in Section 2.4(b) above) the current liabilities of the Company Group as of the Effective Time, each as determined in accordance with the Accounting Principles; provided, however, that:

(A)Working Capital Liabilities shall include each of the following as of the Effective Time:
(1)royalty and revenue payables and Suspense Funds;
(2)the amount of all Property Costs payable by Company Group that are unpaid as of the Effective Time that are attributable to the ownership or operations of the Assets prior to the Effective Time; and
(3)with respect to any Imbalances where Company Group is overproduced as to Hydrocarbons or has underdelivered Hydrocarbons, an amount equal to the aggregate amount owed by Company Group to Third Parties for such Imbalances as of the Effective Time on the basis of the applicable Settlement Price.
(B)Working Capital Liabilities shall exclude each of the following:
(1)current or deferred Tax liabilities;
(2)Company Transaction Expenses;
(3)any outstanding Indebtedness;
(4)any current liabilities arising out of the Excluded Assets assumed by Seller pursuant to the Excluded Asset Assignment; and
(5)any Hedge Losses or other liabilities related to Hedging Contracts.
(iii)For purposes of allocating Hydrocarbon production (and accounts receivable with respect thereto), (1) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Oil and Gas Properties when they are produced into the tank batteries related to each Well and (2) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Oil and Gas Properties when they pass through the delivery point sales meters or similar meters at the point of entry into the pipelines through which they are transported. The Parties shall use reasonable interpolative procedures to arrive at an allocation of Hydrocarbon production when exact meter readings, gauging or strapping data are not available.
(iv)Surface use or damage fees and other Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling on or before, or after, the Effective Time.
(v)In determining the amount of the Working Capital Assets, oil country tubular goods, spare parts, backup tangible inventory and other inventory that are booked under GAAP as property, plant and equipment, materials and supplies, other assets and current assets associated with discontinued operations shall be valued, in each case, based on the applicable fair market value of such assets and property as of the Effective Time. For purposes of this Section 2.4, “earned” and “incurred,” shall be interpreted in accordance with accounting recognition guidance under the Accounting Principles.

(d)Notwithstanding anything to the contrary in this Agreement, all adjustments to the Base Price described in this Section 2.4, for purposes of the Preliminary Settlement Statement and the Final Settlement Statement shall be made in connection with the calculation of the Deferred Cash Consideration.
(e)All adjustments and payments made pursuant to this Section 2.4 shall be without duplication of any other amounts paid or received under this Agreement.
Section 2.5Tax Treatment. For U.S. federal and applicable state or local Income Tax purposes, the Parties intend the acquisition of the issued and outstanding Equity Interests of the Company to be treated as a purchase by Purchaser from Seller of all of the assets of the Company Group Members. Purchaser and Seller shall, and shall cause their respective Affiliates to, report consistently with the foregoing for all Income Tax purposes unless otherwise required by a “determination” as defined in Section 1313(a) of the Code (or any corresponding or similar provision of applicable state or local Tax Law).
Section 2.6Preliminary Settlement Statement. Not later than five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser, using and based upon the best information available to Seller, a preliminary settlement statement (the “Preliminary Settlement Statement”) setting forth in reasonable detail Seller’s good faith calculation of (a) an estimate of the Purchase Price; (b) Closing Date Indebtedness and (c) an estimate of the Company Transaction Expenses (the “Estimated Transaction Expenses”) in each case, calculated in accordance with this Agreement. The Preliminary Settlement Statement shall contain the calculation of the adjustments used to determine the foregoing amounts, and reasonable backup data and information (and any related documentation or other evidence in Seller’s or the Company Group’s control or possession) supporting such calculations, together with a list of the names, amounts and wire instructions for Seller and the payees with respect to each payment required by Section 8.3, including with respect to Estimated Transaction Expenses and Closing Date Indebtedness. The Parties shall attempt in good faith to agree upon the Preliminary Settlement Statement and the Preliminary Settlement Statement, as agreed upon in writing by Seller and Purchaser, will be used to calculate the amounts set forth in subclauses (a)-(c) above; provided, however, in the event of a disagreement between the Parties, Seller’s good faith estimate set forth in the Preliminary Settlement Statement shall control for purposes of determining the amounts set forth in subclauses (a)-(c) above.
Section 2.7Post-Closing Purchase Price Adjustments; Dispute Resolution.
(a)No later than seventy-five (75) days after the Closing Date, Purchaser shall prepare and deliver to Seller a draft statement (the “Final Settlement Statement”) setting forth in reasonable detail Purchaser’s good faith calculation of the Purchase Price calculated in accordance with this Agreement based on the most recent actual figures for each item. Concurrently with the delivery of the Final Settlement Statement, Purchaser shall deliver to Seller all documentation reasonably necessary to support and verify the items for which adjustments are proposed or made in the Final Settlement Statement delivered by Purchaser. From and after the Closing Date, Seller shall reasonably cooperate with Purchaser in the preparation of the Final Settlement Statement and provide reasonable access during normal business hours with advance notice to such employees, Representatives, documents, books and accounting records (including work papers, schedules, memoranda and other documents) and supporting data of Seller and its Affiliates to the extent relating to the Company Group and necessary to enable Purchaser to obtain information relating to the preparation of the Final Settlement Statement and components thereof.
(b)Seller shall have thirty (30) days after the receipt of the Final Settlement Statement (the “Review Period”) within which to review Purchaser’s calculation of the Purchase Price. If Seller disputes any component of the proposed Purchase Price set forth in the Final Settlement Statement delivered under Section 2.7(a), including, for the avoidance of doubt, the Adjustment Amount and Transaction Expenses True-Up (as finally determined pursuant to this

Section 2.7, the “Final Purchase Price”), Seller shall notify Purchaser in writing of its objection to the amount of the Final Purchase Price prior to the expiration of the Review Period, together with a description of the basis for and dollar amount of such disputed components, together with reasonable documentation supporting such disputed components (a “Dispute Notice”). The amount of the Purchase Price set forth in the Final Settlement Statement shall become final, conclusive and binding on the Parties for all purposes of this Agreement, unless Seller delivers to Purchaser a Dispute Notice prior to the expiration of the Review Period. If Seller timely delivers a Dispute Notice, (i) any amounts in the Final Settlement Statement delivered by Purchaser that are not objected to by Seller in the Dispute Notice shall be final, conclusive and binding on the Parties and enforceable against the Parties in any court of competent jurisdiction, without right of appeal, and (ii) Seller and Purchaser shall, within fifteen (15) days following Purchaser’s receipt of such Dispute Notice (the “Resolution Period”), use commercially reasonable efforts to attempt to mutually resolve in writing their differences with respect to any remaining disputed items set forth in the Dispute Notice and any such mutual resolution shall be final, conclusive and binding on the Parties and enforceable against the Parties in any court of competent jurisdiction, without right of appeal.
(c)If, at the conclusion of the Resolution Period, any items set forth in the Dispute Notice remain in dispute, then each of Purchaser and Seller shall submit all such remaining disputed items (but no others) (the “Remaining Disputes”) to KPMG International Limited (or such other nationally recognized accounting firm the Parties may mutually select) (the “Accounting Arbiter”), for resolution; provided, however, if such Person has not confirmed that it will arbitrate such disputes and the Parties do not agree on another accounting firm within ten (10) days following the request from the Parties for the Accounting Arbiter to arbitrate such disputes, the Houston, Texas office of the American Arbitration Association shall select a nationally-recognized accounting firm not materially affiliated with Seller or Purchaser to arbitrate such disputes. Within ten (10) Business Days after appointment of the Accounting Arbiter, the Parties shall deliver to the Accounting Arbiter their written position with respect to such Remaining Disputes. The Accounting Arbiter, once appointed, shall have no ex parte communications with the Parties concerning the expert determination or the items of adjustment which are in dispute. The Accounting Arbiter shall make a final and binding determination as to all matters in dispute relating to the calculation of the Purchase Price, in accordance with the guidelines and procedures set forth in this Agreement; provided, that in resolving an item in dispute, the Accounting Arbiter may not assign a value to any particular item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party in the written reports presented to the Accounting Arbiter in accordance with this Section 2.7(c) The Accounting Arbiter may not award damages, interest or penalties to any Party with respect to any matter. The Parties shall request that the Accounting Arbiter make a decision with respect to all Remaining Disputes within forty-five (45) days after the submission of the Remaining Disputes to the Accounting Arbiter, as provided above, and in any event as promptly as practicable. The final determination with respect to all Remaining Disputes, including the Final Purchase Price calculated after giving effect to such final determination, shall be set forth in a written statement by the Accounting Arbiter delivered simultaneously to Seller and Purchaser and shall, absent manifest error, be final, conclusive and binding on the Parties and enforceable against the Parties in any court of competent jurisdiction, without right of appeal. Purchaser and Seller shall promptly execute any reasonable engagement letter requested by the Accounting Arbiter and shall each reasonably cooperate with the Accounting Arbiter, including, by providing the information, data and work papers used by each Party to prepare and/or calculate the amount of the Final Purchase Price, making its personnel and accountants reasonably available to explain any such information, data or work papers, so as to enable the Accounting Arbiter to make such determination as quickly and as accurately as practicable.

(d)All fees and expenses relating to the work, if any, to be performed by the Accounting Arbiter (including any retainer) shall be borne one-half (1/2) by Seller, on the one hand, and one-half (1/2) by Purchaser, on the other hand.
(e)The Parties acknowledge and agree that the foregoing provisions of this Section 2.7 shall not apply to the calculation of the Defect Adjustment Amount or any Defect Disputes, which matters shall be exclusively resolved pursuant to Section 12.10.
Section 2.8Deferred Cash Consideration. On or before December 31, 2025, BKV Corporation shall or shall cause Purchaser to wire an amount equal to the Deferred Cash Consideration to an account designated by Seller in writing; provided that BKV Corporation and Purchaser shall be entitled to retain a portion of the Deferred Cash Consideration equal to the amount (if any) set forth in the Final Settlement Statement that has not been finally determined pursuant to Section 2.7 as of December 31, 2025 (such amount, the “Disputed Amount”). Upon the final determination of the Final Purchase Price pursuant to Section 2.7, Seller shall pay to Purchaser the Disputed Amount minus any amounts finally determined pursuant to Section 2.7 to be owed to Purchaser.
Section 2.9Closing Distribution. At or immediately prior to Closing, Seller shall cause all Cash and Cash Equivalents in the Bank Accounts (as of the Business Day immediately prior to the Closing Date) to be transferred or otherwise distributed to account(s) of Seller or its designee, which transfer or other distribution shall, for the avoidance of doubt, (a) constitute Leakage and (b) not violate any provision of Section 6.4.
Section 2.10Withholding. Purchaser and its Affiliates shall be entitled to deduct or withhold from any amounts otherwise payable or deliverable to Seller or any Affiliate thereof such amounts as Purchaser or its Affiliates reasonably determine are required to be deducted or withheld therefrom under the Code or any other applicable Law in respect of Taxes; provided that, other than in connection with the failure of Seller to deliver the form described in Section 8.2(d), Purchaser will, prior to any deduction or withholding, notify Seller of any anticipated deduction or withholding as promptly as practicable, and the Parties shall reasonably cooperate to minimize the amount of any applicable deduction or withholding. To the extent such amounts are so deducted or withheld and remitted to the applicable Governmental Authority, such amounts shall be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid absent such deduction or withholding.
Article 3
REPRESENTATIONS AND WARRANTIES OF SELLER
Subject to the exceptions set forth on the Disclosure Schedules, Seller hereby represents and warrants to Purchaser as of the Execution Date and at Closing (except in instances when a representation is made as of a specific date, and then such representation shall be made as of such date only) the matters set out in this Article 3:
Section 3.1Existence and Qualification; Organizational Power.
(a)Seller is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Seller is duly licensed or qualified to do business as a foreign limited liability company and is in good standing (to the extent applicable) under the Laws of each state or other jurisdiction in which it carries on business or owns assets, except in those states or other jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or the other Transaction Documents to which it is, or will be, a party.
(b)Seller has all requisite limited liability company power to enter into, deliver and perform its obligations under this Agreement and each Transaction Document to which it is or will be a party and to consummate the transactions contemplated by this Agreement and such other Transaction Documents.
Section 3.2Authorization and Enforceability. The execution, delivery, and performance of this Agreement, all documents required to be executed and delivered by Seller at Closing and all other Transaction Documents to which Seller is or will be a party, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company action on the part of Seller. This Agreement has been duly executed and delivered by Seller (and all documents required hereunder to be executed and delivered by Seller at Closing and all other Transaction Documents will be at Closing duly executed and delivered by Seller) and this Agreement constitutes, and at the Closing such documents will constitute, the legal, valid and binding obligations of Seller, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at Law).
Section 3.3No Conflicts. Except as set forth on Schedule 3.3, the execution, delivery, and performance of this Agreement and the other Transaction Documents by Seller, and the consummation of the transactions contemplated hereby and thereby, will not (a) conflict with or violate any provision of the Organizational Documents of Seller, (b) result in a material default (with or without due notice or lapse of time or both) or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any material Contract, note, bond, mortgage, indenture, other financing instrument or Permit to which Seller is a party, (c) violate any judgment, order, writ, injunction, ruling, or decree in any material respect applicable to Seller or (d) violate any Laws in any material respect applicable to Seller.
Section 3.4Consents. No consent, approval, order, or authorization of, or declaration, filing, or registration with, any Governmental Authority or any Third Party is required to be obtained or made by Seller or any of its Affiliates in connection with the execution, delivery or performance by Seller of this Agreement or the other Transaction Documents to which it is, or will be, a party or the consummation by Seller of the transactions contemplated hereby and thereby (including the transfer of the Subject Interests to Purchaser as contemplated hereby).
Section 3.5Title. Seller is the direct owner, holder of record and beneficial owner of the Subject Interests, free and clear of all Encumbrances, restrictions on transfer or other encumbrances other than Permitted Equity Encumbrances. Without limiting the generality of the foregoing, the Subject Interests owned by Seller are not subject to any option, warrant, call, pledge, put, voting trust, member agreement, voting agreement, proxy or other agreement, right, instrument or understanding with respect to any purchase, sale, issuance, transfer, repurchase, redemption or voting of any Subject Interests, other than the Organizational Documents of the Company. At the Closing, the Purchaser shall acquire and be vested with good and valid title to, and all record and beneficial ownership of, all of the Subject Interests held by Seller free and clear of all Encumbrances, except for Permitted Equity Encumbrances.
Section 3.6Litigation. Except as set forth on Schedule 3.6, there are no Proceedings against Seller pending before any Governmental Authority or arbitrator, or, to Seller’s Knowledge, threatened in writing with respect to any Company Group Member or the Assets or seeking (or which could reasonably be expected to seek) to prevent, enjoin, or alter or delay the consummation of the transactions contemplated hereby or by the other Transaction Documents or which is reasonably likely to materially impair, hinder or delay Seller’s ability to perform its obligations under this Agreement or any other Transaction Document.
Section 3.7Bankruptcy. There are no bankruptcy, insolvency, reorganization, receivership or similar Proceedings pending against, being contemplated by, threatened in writing or, to Seller’s Knowledge, otherwise threatened against Seller or any of its Affiliates. No Proceeding is currently contemplated by Seller or any of its Affiliates in which Seller would be declared insolvent or subject to the protection of any bankruptcy or reorganization Laws or procedures. As of the date hereof, Seller is Solvent, and immediately following the Closing, and after giving effect to all of the transactions contemplated hereby, Seller will be Solvent. Seller is not making any transfer of property and is not incurring any liabilities in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Seller.
Section 3.8Liability for Brokers’ Fees. None of Purchaser or its Affiliates (including after the Closing, any Company Group Member) shall, directly or indirectly, have any responsibility, liability or expense, as a result of undertakings or agreements of Seller or its respective Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.
Section 3.9Investment Intent; Accredited Investor. Seller is acquiring the Common Stock to be issued to it at Closing for its own account for investment purposes and not with a view to its sale or distribution in violation of the Securities Act, any applicable state blue sky Laws or any other applicable securities Laws. Seller has made, independently and without reliance on Purchaser or BKV Corporation (except to the extent that Seller has relied on the representations and warranties in this Agreement), its own analysis of the Common Stock comprising the Stock Consideration and Seller has had reasonable and sufficient access to documents, other information and materials, and reasonable and sufficient opportunity to ask questions of Purchaser and BKV Corporation, as it considers appropriate to make its evaluations. Seller acknowledges that (i) the Common Stock comprising the Stock Consideration is not registered pursuant to the Securities Act, (ii) the Common Stock comprising the Stock Consideration will, upon its acquisition by Seller (or, if applicable, its transferees), be characterized as “restricted securities” under state and federal securities Laws and may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of, except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration under the Securities Act, and in compliance with applicable state blue sky Laws and any other applicable securities Laws. Seller understands that the Common Stock comprising the Stock Consideration shall contain the Transfer Legend. Seller is an “accredited investor” as defined under Rule 501(a) of Regulation D promulgated under the Securities Act. Seller represents that it is able to bear any loss associated with an investment in the Stock Consideration.
Section 3.10Independent Evaluation. Seller is a sophisticated, experienced and knowledgeable investor. In entering into this Agreement, Seller has relied solely upon Seller’s own expertise in legal, tax and other professional counsel concerning this transaction, the Common Stock issued to Seller as the Stock Consideration and the value thereof. Seller acknowledges and affirms that (a) it has completed such independent investigation, verification, analysis and evaluation of the Common Stock issued to Seller upon the issuance of the Stock Consideration as it has deemed necessary or appropriate to enter into this Agreement, and (b) at the time of the issuance of the Stock Consideration, Seller shall have completed, or caused to be completed, its independent investigation, verification, analysis and evaluation of the Common Stock issued to Seller as Seller has deemed necessary or appropriate to consummate the transaction. Seller confirms that it is not relying on any communication (written or oral) of BKV Corporation or any of its Affiliates, as investment or tax advice or as a recommendation to acquire the Stock Consideration. It is understood that information and explanations related to the terms and conditions of the securities provided in this Agreement or otherwise by Purchaser or any of its Affiliates will not be considered investment or tax advice or a recommendation to acquire BKV Corporation’s securities, and that neither BKV Corporation nor any of its Affiliates is acting or has acted as an advisor to Seller in deciding to invest in BKV Corporation’s securities. In accepting the Stock Consideration, Seller has made its own independent decision that an investment in the Stock Consideration is suitable and appropriate for Seller.

Article 4
REPRESENTATIONS AND WARRANTIES OF SELLER REGARDING THE COMPANY GROUP
Subject to the exceptions and matters set forth on the Disclosure Schedules, Seller hereby represents and warrants to Purchaser as of the Execution Date and at Closing (except in instances when a representation is made as of a specific date, and then such representation shall be made as of such date only), the matters set out in this Article 4:
Section 4.1Existence and Qualification; Organizational Power.
(a)Each Company Group Member is a limited liability company duly organized, validly existing, and in good standing under the Laws of the state in which it is organized and is duly qualified to do business in all jurisdictions in which its ownership of property or conduct of business requires such Company Group Member to be qualified except where the failure to be so qualified, licensed or in good standing has not been and would not reasonably be expected to have a Company Material Adverse Effect.
(b)Each Company Group Member has all requisite limited liability company power and authority to own, lease, and operate its properties (including the Assets that are owned or operated by such Company Group Member) and to carry on its business as now being conducted.
Section 4.2No Conflicts. Except as set forth on Schedule 4.2, the execution, delivery, and performance of this Agreement and the other Transaction Documents by Seller or the Company Group, and the consummation of the transactions contemplated hereby and thereby, will not (a) conflict with or violate any provision of the Organizational Documents of any Company Group Member, (b) result in a material default (with or without due notice or lapse of time or both) or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any Material Contract, note, bond, mortgage, indenture, other financing instrument, or Permit to which any Company Group Member is a party, (c) violate any judgment, order, writ, injunction, ruling, or decree applicable to any Company Group Member or any of the Assets, or (d) violate any Laws applicable to any Company Group Member or any of the Assets, except in the case of clauses (b), (c) and (d) as would not reasonably be expected to have a Company Material Adverse Effect.
Section 4.3Consents; Preferential Purchase Rights. Except as set forth on Schedule 4.3 and for Customary Post-Closing Consents, (a) no Consent, approval, authorization, or permit of, or filing with or notification to any Person is required for or in connection with the execution and delivery by Seller or a Company Group Member of this Agreement or the other Transaction Documents, or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby or thereby, including in connection with the transfer of the Subject Interests to Purchaser and (b) there are no Preferential Rights or other similar rights that are applicable to the transfer of the Subject Interests to Purchaser in connection with the transactions contemplated hereby.
Section 4.4Capitalization.
(a)Schedule 4.4(a) sets forth, for each Company Group Member, a true and complete list that accurately reflects all of the issued and outstanding Equity Interests of each Company Group Member (collectively, the “Company Group Interests”) and the record and beneficial owners thereof.
(b)Except as set forth on Schedule 4.4(a), no Company Group Member has issued or agreed to issue any: (i) Equity Interests; (ii) option, warrant, subscription, call or option, or any right or privilege capable of becoming an agreement or option, for the purchase, subscription, allotment or issue of any Equity Interests of any Company Group Member;

(iii) stock appreciation right, phantom stock, interest in the ownership or earnings of any Company Group Member or other equity equivalent or equity-based award or right; or (iv) bond, debenture or other Indebtedness having the right to vote any Equity Interests of any Company Group Member or convertible or exchangeable for Equity Interests of any Company Group Member.
(c)Without limiting the generality of the foregoing, none of the Company Group Interests is subject to any warrant, call, pledge, voting trust, proxy, member or partnership agreement or voting agreement or other agreement, right, instrument or understanding with respect to any purchase, sale, issuance, transfer, repurchase, redemption or voting of any Company Group Interests other than this Agreement. The Company Group Interests are duly authorized, validly issued, fully paid and nonassessable, and were not issued in violation of, and are not subject to, any preemptive rights, rights of first refusal, right of first offer, purchase option, call option, put option, or other similar rights of any Person.
(d)True, correct, and complete copies of the Organizational Documents of each Company Group Member have been provided to Purchaser and reflect all amendments and modifications made thereto at any time prior to the Execution Date. Neither any Company Group Member nor Seller is in breach in any material respect of such Organizational Documents.
(e)Except for the entities set forth on Schedule 4.4(a), no Company Group Member directly or indirectly owns, of record or beneficially, any Equity Interests in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such Equity Interests of any Person, or is under any current or prospective obligation to form or make any loan, capital contribution or other investment or purchase of any Equity Interests (whether from the issuer or another Person) in any other Person.
Section 4.5Financial Statements.
(a)Seller has delivered to Purchaser copies of (i) the audited consolidated balance sheets of Seller as of December 31, 2024, and December 31, 2023, and the related audited consolidated statements of income and cash flows for the fiscal years then ended (collectively, the “Year End Statements”) and (ii) the unaudited consolidated balance sheets of Seller as of June 30, 2025 (“Latest Balance Sheet”) and the related unaudited consolidated statements of income and cash flows for the six month periods then ended. The statements described in this Section 4.5(a) are collectively referred to as the “Company Group Financial Statements.”
(b)Except as set forth on Schedule 4.5(b), each of the Company Group Financial Statements (including any notes related thereto) (i) has been prepared in accordance with GAAP in all material respects (except in the case of the unaudited interim financial statements, for the absence of footnotes and any normal year-end audit adjustments, in each case which, if included, would not differ materially from those presented in the corresponding Year End Statements), (ii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company Group as of the indicated dates and for the periods indicated therein, and (iii) were prepared in accordance, in all material respects, with and derived from the Records of the Company Group (which Records are accurate and complete in all material respects).
Section 4.6No Undisclosed Liabilities. As of the date of the Latest Balance Sheet, there are no liabilities with respect to the Company Group that would be required by GAAP to be reserved, reflected or otherwise disclosed on a consolidated balance sheet of the Company Group, other than (i) as set forth in the Latest Balance Sheet included in the Company Group Financial Statements or on Schedule 4.6, (ii) liabilities incurred in connection with the transactions contemplated by this Agreement or are disclosed in this Agreement or expressly included in any of the Schedules as an existing liability, (iii) liabilities accrued, reserved, reflected, or otherwise disclosed in the Latest Balance Sheet, (iv) liabilities incurred in the ordinary course of business consistent with past practice after the date of the Latest Balance Sheet and obligations that would not reasonably be expected, individually or in the aggregate, to result in a Company Material Adverse Effect or (v) liabilities for Company Transaction Expenses.
Section 4.7Indebtedness; Bonds and Credit Support.
(a)Except as set forth on Schedule 4.7(a), the Company Group has no Indebtedness. No Company Group Member is in default in the payment of the principal of or interest or premium on any Indebtedness, and no event has occurred or is continuing under the provisions of any instrument, document or agreement evidencing or relating to any such Indebtedness which constitutes an event of default thereunder.
(b)Schedule 4.7(b) sets forth a complete and accurate list of all Bonds (i) of the Company Group, or (ii) of Seller and its Affiliates (other than the Company Group), in each case, that are posted or entered into with Governmental Authorities or Third Parties with respect to the ownership or operation of the Assets.
Section 4.8Litigation. Except as set forth on Schedule 4.8:
(a)There are no unresolved Proceedings by or against any Company Group Member or its Affiliates pending, or, to Company’s Knowledge, unresolved Proceedings threatened in writing, that relate to any Company Group Member, any Assets or any Company Group Interests or to which any Company Group Member, any Assets or any Company Group Interests are subject.
(b)There is no outstanding judgment, order, writ, injunction, ruling, or decree of a Governmental Authority to which any Company Group Member, any Company Group Interests, or any of the Assets is subject, and Company Group Member is subject to any order that in any manner challenges or seeks to prevent, enjoin, alter or delay the consummation of the transactions contemplated by this Agreement or the Transaction Documents.
Section 4.9Taxes. Except as set forth on Schedule 4.9:
(a)All income and other material Taxes that are required to have been paid by each Company Group Member (whether or not shown or required to be shown on any Tax Return) have been duly and timely paid in full.
(b)All income and other material Tax Returns required to be filed by each Company Group Member, in each case, have been duly and timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and correct in all material respects. There is not in force (i) any extension of time (other than automatic extensions obtained in the ordinary course of business) with respect to the due date for the filing of any Tax Return of any Company Group Member, or (ii) any waiver or agreement for any extension of time for the assessment or payment of any Taxes of any Company Group Member.
(c)All material Taxes which any Company Group Member has been obligated to withhold from amounts owing to any employee, independent contractor, creditor, equity holder or similar Person have been fully withheld and remitted to the appropriate Governmental Authority in compliance with applicable Law. Each Company Group Member has properly obtained and maintained any material certificates, forms and other documents required by Law for any exemption from withholding and remitting any material Taxes.
(d)Each Company Group Member has duly and timely collected, or has caused to be withheld and collected, and remitted all sales, use, value added, goods and services, excise and similar Taxes in accordance with all applicable Tax Laws in all material respects.

Each Company Group Member has registered and is otherwise in compliance with the registration requirements in all jurisdictions in which each such Company Group Member is subject to sales, use, excise and similar Taxes.
(e)No Company Group Member has been a party to a transaction that is a “listed transaction,” as described in Treasury Regulation Section 1.6011-4(b)(2) (or any comparable provisions of U.S. state or local or non-U.S. Law).
(f)No audits, examinations, investigations or Proceedings are (i) pending or in progress or (ii) have been threatened in writing, in each case, with respect to any Taxes or Tax Returns of any Company Group Member.
(g)Other than the limited liability company agreement of the Company’s regarded parent for U.S. federal income tax purposes, none of the Assets is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed or otherwise treated as a partnership under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state or local Law.
(h)No assessment, deficiency or adjustment for any Tax of any Company Group Member has been asserted or assessed in writing by any Governmental Authority, which deficiency has not been satisfied by payment, settled or withdrawn. No claim has been made in writing by a Governmental Authority in a jurisdiction where any Company Group Member does not file a Tax Return that such Company Group Member is or may be required to file a Tax Return or be subject to taxation in that jurisdiction.
(i)There are no Encumbrances for Taxes (other than Encumbrances described in Section 12.3(r)) on (i) any of the Assets or (ii) any of the Subject Interests.
(j)Other than any agreement entered into in the ordinary course of business the principal purpose of which does not relate to Taxes, no Company Group Member (i) is a party to or bound by any Tax sharing, allocation or indemnity agreement or arrangement, (ii) has any liability for the Taxes of another Person under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of U.S. state or local or non-U.S. Law), as a transferee or successor, by contract or otherwise, and (iii) has ever been a member of any group that files consolidated, combined or unitary Tax Returns.
(k)For U.S. federal income tax purposes, the Company Group Members have each been classified as an entity disregarded as separate from its owner at all times from its formation.
(l)All of the property of the Company Group Members which is subject to property Tax has been properly listed and described on the property Tax rolls of the appropriate Governmental Authority, and no portion of such property constitutes omitted property for property Tax purposes.
(m)No Company Group Member has claimed any “employee retention credit” pursuant to Section 2301 of the Coronavirus Aid, Relief and Economic Security Act of 2020, as amended, and the rules and regulations promulgated thereunder.
(n)No Company Group Member has entered into any contract or other arrangement with any Governmental Authority with respect to Taxes that requires any Company Group Member to take any action or position after the Closing Date.

(o)No Company Group Member will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting pursuant to Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), (ii) installment sale, open transaction or transaction governed by Section 460 of the Code made or entered into on or prior to the Closing Date, (iii) prepaid amount received or deferred revenue accrued on or prior to the Closing Date, (iv) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, or (v) use of an improper method of accounting for a Tax period ending on or prior to the Closing Date.
Notwithstanding any other provision in this Agreement, the representations and warranties in this Section 4.9 are the only representations and warranties of Seller in this Agreement with respect to Tax matters of the Company Group Members and/or Assets.
Section 4.10Compliance with Laws. Each Company Group Member (including with respect to its ownership and operation of the Assets) is in compliance with all applicable Laws in all material respects. As of the Execution Date, except as set forth on Schedule 4.10, neither Seller nor any Company Group Member or any of their respective officers, directors or employees has received any written notice of any unresolved audit or investigation, or actual or alleged unresolved material violation by any Company Group Member of, or material failure of a Company Group Member to comply in all material respects with, any Law.
Section 4.11Permits. Except as set forth on Schedule 4.11, each Company Group Member validly holds all material Permits (other than Environmental Permits) required to be obtained to own and, with respect to the Assets operated a Company Group Member, operate the Assets in accordance with all applicable Laws. To the Company’s Knowledge, each Permit (other than Environmental Permits) is in full force and effect and has been duly and validly issued. All fees, deposits and assessments due and payable in connection with any Permit have been paid by the applicable Company Group Member in all material respects. To the Company’s Knowledge, as of the Execution Date (i) no event has occurred which permits, or after the giving of notice or lapse of time or both would permit, and the execution and delivery of this Agreement or any other Transaction Document, and (ii) the consummation of the transactions contemplated hereby and thereby will not result in any revocation, cancellation, suspension, or material adverse modification of any Permit or the imposition of any restrictions of such a nature as may materially limit the ownership, use or operation of any of the Assets as historically conducted. To the Company’s Knowledge, as of the Execution Date there are no Proceedings that has had or would reasonably be expected to have a material impact on the ability of the applicable Company Group Member to use such Permit, conduct their operations in compliance with Law or that would result in the termination, revocation, suspension, withdrawal or restriction of any such Permit or the imposition of any material fine, penalty or other sanctions for violation of any requirements relating to any such Permit. Notwithstanding any other provision in this Agreement, the representations and warranties in this Section 4.11 are the only representations and warranties of Seller in this Agreement with respect to Permit matters of the Company Group Members and/or Assets.
Section 4.12Material Contracts.
(a)Schedule 4.12(a) sets forth, as of the Execution Date, a complete and correct list of all Contracts of the type described below to which any Company Group Member is a party, in each case, that will be binding on any Company Group Member or Purchaser after Closing (the “Material Contracts”):
(i)any Contract (excluding joint operating agreements, unit operating agreements, pooling agreements or similar Contracts for which the primary obligations have been satisfied) that can reasonably be expected to result in aggregate payments or obligations by the Company Group of more than $200,000 (net to the Company Group’s interest) during the current or any subsequent calendar year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);
(ii)any Contract (excluding joint operating agreements, unit operating agreements, pooling agreements or similar Contracts for which the primary obligations have been satisfied) that can reasonably be expected to result in aggregate revenues to the Company Group of more than $200,000 (net to the Company Group’s interest) during the current or any subsequent calendar year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);
(iii)any Hydrocarbon or water (produced/backflow or fresh) purchase and sale, supply, acreage, production or well dedication, volume commitment, storage, marketing, transportation, processing, gathering, stabilizing, treatment, separation, compression, balancing, fractionation, disposal, handling, or similar Contract with respect to Hydrocarbons or water (produced/backflow or fresh) produced from or attributable to the Company Group’s interest in the Assets, in each case, that is not terminable without penalty or other material payment upon sixty (60) days’ or less notice, and any Contract that constitutes a pipeline interconnect, transportation or facility operating agreement;
(iv)(A) any Contract providing for Indebtedness for borrowed money of the Company Group, and (B) any indenture, mortgage, deed of trust, loan, credit or note purchase agreements, or sale-leaseback agreements, guaranties, bonds, letters of credit, or similar financial agreements or other agreements or instruments governing Indebtedness affecting any Company Group Member or the Assets, in each case, which will not be released as of or prior to the Closing;
(v)any Contract that constitutes a lease under which any Company Group Member is the lessor or the lessee of personal property which lease (A) cannot be terminated by such Company Group Member without penalty or other payment upon ninety (90) days or less notice and (B) involves an annual base rental of more than $200,000 (without regard to any increase in price);
(vi)any farmout or farmin agreement, participation agreement, exploration agreement, development agreement, joint operating agreement, unit agreement, exchange, swap agreement, carried interest agreement, pooling agreement, or other similar Contract;
(vii)any Contract that (A) contains or constitutes an area of mutual interest agreement that imposes restrictions on a Company Group Member doing business, or (B) includes non-competition, non-solicitation or no-hire restrictions or other similar restrictions on a Company Group Member that purport to restrict, limit or prohibit the manner in which, the timing of, or the locations in which, any Company Group Member may conduct its business (or Seller or its Affiliate may conduct its business with respect to the Assets) or compete in any jurisdiction, or (C) includes any exclusivity, “most favored nation” or most favored customer provision (provided that a Contract shall not constitute a Material Contract pursuant to this subsection (vii) solely because such Contract contains provisions providing for maintenance of uniform interests, preferential purchase agreements or similar preferential agreements entered into in the oil and gas industry or because such Contract is a surface use agreement or similar Contract containing customary setback provisions);

(viii)any Contract that contains any unpaid “earn out” or other contingent payment obligations;
(ix)any Contract that contains any call upon, option to purchase, take-or-pay payment, advance payment, minimum volume commitment or other similar rights or obligations (other than Burdens) to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Company Group’s interest in the Oil and Gas Properties at some future time without receiving payment therefor at or after the time of delivery;
(x)any Contract to sell, lease, exchange, transfer, or otherwise dispose of all or any material part of the Assets (other than with respect to production of Hydrocarbons in the ordinary course) from and after the Execution Date, but excluding rights of reassignment upon intent to abandon or release a Well or a Lease;
(xi)the Hedging Contracts attributable to the Company Hedges;
(xii)any Contracts for the employment or engagement of any former (if containing any ongoing liability or obligations) or current employee or independent contractor on a full-time, part-time, consulting or other basis obligating any Company Group Member to pay potential compensation in any year in excess of $200,000 (assuming target performance for this purpose, if applicable) (other than any “at will” contract that may be terminated by any Company Group Member upon ninety (90) days or less advance notice without any financial liability or obligation other than potential general contractual indemnities entered in the ordinary course of business and not arising from any breach of contract by any Company Group Member);
(xiii)any Contract involving any bonus, equity, severance, retention, transaction or change of control bonus or payment, or other form of nonqualified deferred compensation plan or arrangement;
(xiv)any Contract regarding the licensing, ownership, development or use of any Intellectual Property Right, other than any licenses for commercially available, “off-the-shelf” Software or other licenses with aggregate annual payments of $200,000 or less;
(xv)any Contract that is a plant agreement, injection agreement, repressuring or recycling agreement, saltwater or other disposal agreement, or water purchase, sourcing or similar agreement that is not terminable without penalty upon ninety (90) days or less notice;
(xvi)any Contract that will be binding on the Company Group or the Assets after the Closing for which the primary purpose is (A) to indemnify another Person or (B) guaranteeing any payment or performance obligation of any Third Party;
(xvii)any Contract that would obligate any Company Group Member to drill additional wells after Closing;
(xviii)any Contract that is a settlement, conciliation or similar agreement or pursuant to which any Company Group Member or, with respect to the Assets, Seller or its Affiliates, will have any material outstanding obligation after the Closing Date;
(xix)any Contract that relates to the formation, creation, or operation of any material joint venture, partnership or other similar arrangement;

(xx)any Contract that grants to a Third Party and right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company Group;
(xxi)any Related Party Contracts;
(xxii)any Contract relating to the pending acquisition (by merger, purchase of equity or assets or otherwise) by any Company Group Member of any operating business or the capital stock of any other Person; and
(xxiii)any Contract to acquire all or a substantial portion of the business, property or assets of any other Person for an amount of cash (or value of non-cash consideration), in excess of $100,000.
(b)The Material Contracts are valid and binding obligations of the applicable Company Group Member (and if applicable, Seller or its Affiliates), and are in full force and effect and enforceable in accordance with their respective terms against such Company Group Member (and if applicable, Seller or its Affiliate) and, to the Company’s Knowledge, the other parties thereto (in each case, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar Laws, now or hereafter in effect, affecting the rights and remedies of creditors generally as well as by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at Law)). No Company Group Member (or if applicable, Seller or its Affiliates) is in material breach or default under any Material Contract, and to the Company’s Knowledge, no other Person that is a party thereto is in material breach or default under any Material Contract. No event has occurred, which after notice or lapse of time, or both, would constitute a material breach or default under any Material Contract by the applicable Company Group Member (or if applicable, Seller or its Affiliate) or, to the Company’s Knowledge, any other Person that is a party to such Material Contract. During the past twelve (12) months, no written notice of material default or breach has been received by or delivered to Seller or any Company Group Member under any Material Contract that remains unresolved, and there are no current notices received or delivered by Seller or any Company Group Member of the exercise of any termination, price redetermination, market-out, curtailment, amendment, renegotiation, modification, acceleration, or delay in the maturity or performance of any such Material Contract (in whole or in part).
(c)True, correct and complete copies of each Material Contract and any and all supplements, modifications and amendments thereto have been made available to Purchaser.
Section 4.13Capital Commitments. Except as set forth on Schedule 4.13 as of the Execution Date, there are no outstanding AFEs, outstanding drilling proposals or other capital commitments that are binding on the Assets or any Company Group Member that could reasonably be expected to require, after the Effective Time, expenditures in excess of $250,000 individually, net to the Company Group’s interest.
Section 4.14Imbalances. Except as set forth on Schedule 4.14, as of the date set forth therein, with respect to those Oil and Gas Properties operated by any Company Group Member, there are no Imbalances attributable to the Oil and Gas Properties or the Midstream Assets.
Section 4.15Environmental Matters. Except as set forth on Schedule 4.15:
(a)Neither Seller nor any Company Group Member has entered into or is otherwise subject to, any written agreement with, or order, decree or judgment of, any Governmental Authority issued pursuant to Environmental Laws that requires any material outstanding remediation of any of the Assets operated by any Company Group Member (except for any remediation that has been completed in accordance with all applicable Environmental Laws and to the satisfaction of the relevant Governmental Authority).

(b)As of the Execution Date, neither Seller nor any Company Group Member has received written notice that remains unresolved as of the Execution Date of any condition on or with respect to any Asset which, if true, would constitute a material violation of, or would require material remediation under, any Environmental Laws, in each case, by any Company Group Member.
(c)There are no Proceedings pending, or, to the Company’s Knowledge, threatened in writing against any Company Group Member, by any Person as to any alleged violation under Environmental Laws that would reasonably be expected to impose a material liability or material restriction on the Company Group Member or Assets.
(d)To the Company’s knowledge, no Company Group Member has contractually provided a material indemnity for any outstanding material liability or obligation of any other Person under Environmental Law other than general contractual indemnities entered in the ordinary course of business.
(e)This Section 4.15 sets forth the sole and exclusive representations and warranties of Seller regarding environmental, health and safety matters, including matters arising under Environmental Laws or relating to Hazardous Substances.
Section 4.16Labor and Employee Benefits.
(a)None of the Company Group Members (i) have (and have never had) any employees, (ii) have (and have not had) any individuals (or entities wholly owned by an individual) engaged as a consultant or an independent contractor or (iii) sponsor, maintain or contribute to (and have not sponsored, maintained or contributed to), or have, or have had, any liability or potential liability, including as a consequence of at any time being considered a single employer with any other Person under Section 414 of the Code, with respect to, any employee benefit plan within the meaning of Section 3(3) of ERISA or any other employee or service provider benefit or compensation plan, program, policy, practice, agreement or arrangement. Each individual who has provided services to any Company or any of its Affiliates with respect to any of the Oil and Gas Properties has been paid in full for such services. No Company is nor has been a party to any collective bargaining agreement or similar Contract with a labor union or similar representative of employees and there is no pending or, to Company’s Knowledge, activity or proceeding by any labor union or similar representative to organize, or threatened strike, slowdown, work stoppage or lockout, or employment- or labor-related claim (in each case) involving or affecting any of the Company Group Members. There has been no “mass layoff” or “plant closing” as defined by the WARN Act in respect to any of the Company Group Members of the Company, nor has any of the Company Group Members engaged in, or have plans to engage in, any layoffs or employment terminations that would trigger application of the WARN Act or any similar state or local law.
(b)Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in either Purchaser or any Company Group Member having, directly or indirectly, any responsibility for the payment or provision of any amount or benefit that could reasonably be expected to, individually or in combination with any other amount or benefit, constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code).
Section 4.17Suspense Funds. Except as set forth on Schedule 4.17 and as of the dates set forth therein, no Company Group Member holds any amounts of any Third-Party funds in suspense with respect to production of Hydrocarbons from any of the Assets. To the Company’s Knowledge, as of the Execution Date and except as set forth on Schedule 4.17, no share of Hydrocarbon proceeds attributable to any Company Group Member’s interests in the Assets to which any Company Group Member is entitled is currently being held in suspense by the applicable Third-Party operator or payor thereof. Each Company Group Member is in compliance in all material respects with all applicable Laws relating to escheat or unclaimed or abandoned property.
Section 4.18Bank Accounts; Powers of Attorney. Schedule 4.18 sets forth a true, complete, and correct list of (a) all Bank Accounts or safe deposit boxes that each Company Group Member maintains (including the names and addresses of the financial institutions maintaining each such account, and the purpose for which such account is established), and (b) the names of all persons authorized to draw on or that have access to such accounts and safe deposit boxes. Schedule 4.18 sets forth an accurate and complete list of all officers, directors and managers of each Company Group Member and a complete list of all Persons holding powers of attorney issued by any Company Group Member.
Section 4.19Midstream Assets.
(a)(i) no material part of the Midstream Assets or SWD Well are located on lands that are not subject to an agreement, easement, Lease, or other surface right held by a member of the Company Group permitting the location of such assets on the lands covered by such agreement, easement, Lease, or surface rights and (ii) the Midstream Assets and SWD Well are in an operable state of repair (excluding normal wear and tear) adequate in all respects to maintain operations as currently conducted by or on behalf of the Company Group except in the case of clause (ii) where the failure to comply would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.
(b)The Company Group has good and valid title to all of the material Midstream Assets and the SWD Well, in each case, free and clear of all Encumbrances, except for Permitted Encumbrances.
(c)The Midstream Assets and SWD Well are, in all material respects, free of defects and in good working order and the existing condition of the Midstream Assets and SWD Well make each suitable, in accordance with customary practices in the oil and gas industry and all applicable Laws, for the purposes for which it is currently being used.
Section 4.20Non-Consent Operations; Payout Status.
(a)As of the Execution Date, except as set forth on Schedule 4.20(a) and except as reflected on Exhibit A-3 for any Wells reflecting a before and after payout interest, no Company Group Member nor any of its Affiliates has elected not to participate in any operation or activity proposed with respect to the Assets (or has been deemed to have non-consented any such operation or activity) which has resulted in any of the Company Group’s interest in such Assets becoming subject to a penalty or forfeiture as a result of such election not to participate in such operation or activity where such interest has not yet reverted to the applicable Company Group Member.
(b)Schedule 4.20(b) contains, in all material respects, a complete and accurate list of the status of any “payout” balance for each Well listed on Exhibit A-3 operated by the applicable Company Group Member included within the Oil and Gas Properties that is subject to a reversion or other adjustment at any level of cost recovery or Hydrocarbon production from or attributable to such Oil and Gas Property, as of the dates shown on such Schedule with respect to each Oil and Gas Property.
Section 4.21Payments for Production. Except for any Imbalances or as otherwise set forth on Schedule 4.21:
(a)no Company Group Member nor any of its Affiliates is obligated by virtue of any take-or-pay payment, production payment, advance payment, or other similar payment (other than Burdens reflected in the Leases) to sell, gather, process or deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Company Group’s interest in the Assets at some future time without receiving payment therefor at or after the time of delivery; and
(b)no Company Group Member nor any of its Affiliates has received any written notice of deficiency payments under gas contracts for which any Person has a right to take deficiency gas from the Assets, nor has any Company Group Member received any payments for production which are subject to refund or recoupment out of future production.
Section 4.22Wells. Except as set forth on Schedule 4.22:
(a)all Wells drilled by the Company Group Members, or any Affiliate thereof, (or, to the Company’s Knowledge, any other Well) have, in all material respects, been drilled and completed, or are being drilled and completed, in accordance with, and within the limits permitted by, all applicable Laws, Leases, Contracts and Permits;
(b)no Well operated by the Company Group or any Affiliate thereof is subject to penalties on allowables after the Effective Time because of any overproduction or any other violation of Laws;
(c)as of the Execution Date, there is no Well operated by the Company Group Members or any Affiliates (i) with respect to which any Company Group Member has received any written notices or demands (whether formal or informal) from Governmental Authorities requiring that such well be currently plugged or abandoned and for which plugging and abandonment have not been completed which remain unresolved as of the Effective Time and (ii) that is neither in use for purposes of production or injection, nor suspended nor temporarily abandoned in accordance with applicable Law, Contract, Permit and the Leases. There is no Well operated by a Third Party that, to the Company’s Knowledge, such Third Party operator is currently obligated by applicable Law, Lease, Permit or Contract to plug, dismantle and abandon that have not been plugged, dismantled and abandoned, or suspended or temporarily abandoned, in accordance with all applicable Laws, Leases, Contracts and Permits;
(d)there are no Assets that have been plugged, dismantled or abandoned by the Company Group Members, or to the Company’s Knowledge, by any Third Parties, in a manner that does not comply in all material respects with applicable Law, Contracts and Leases;
(e)Exhibit A-3 lists, and clearly denotes, all injection water wells and disposal wells in which the Company Groups own an interest; and
(f)to Company’s Knowledge as of the Execution Date, no Company Group Member has received written notice of any Proceeding (pending or threatened) from any Person or Governmental Authority challenging its status as the operator of any Well.
Section 4.23Leases. Except as set forth on Schedule 4.23, as of the Execution Date:
(a)to Company’s Knowledge, all bonuses, rentals and other material similar maintenance payments due under the Leases operated by any Company Group Member or any of its Affiliates have, during the Company Group’s ownership of the Assets, been properly and timely paid in accordance with the terms of such Leases;
(b)neither any Company Group Member nor any of its Affiliates has received any unresolved written notices alleging any material default or breach under any Lease by any Company Group Member;
(c)neither any Company Group Member nor any of its Affiliates has received written notice from a lessor of any requirements or demands to drill additional wells which requirements or demands have not been resolved;

(d)neither any Company Group Member nor any of its Affiliates has received any unresolved written notice seeking to terminate any of the Leases; and
(e)to Company’s Knowledge, (i) no Lease operated by a Company Group Member is being maintained in full force and effect by the payment of shut-in royalties or other payments in lieu of operations or production and (ii) no Lease operated by a Company Group Member is being maintained by virtue of a well on the subject lands of such Lease that is capable of production but remains uncompleted.
Section 4.24Burdens. Except for Suspense Funds and except as set forth on Schedule 4.24, the Company Group has properly and timely paid, or caused to be paid, in all material respects all Burdens attributable to the Oil and Gas Properties due by the Company Group with respect to the Assets, to the extent and only to the extent related to periods in which the Company Group owned such Assets prior to the Effective Time.
Section 4.25Condemnation. Except as set forth on Schedule 4.25, as of the Execution Date there is no actual or threatened in writing, taking (whether permanent, temporary, whole, or partial) of any of the Assets (or portion thereof) owned or held by the Company Group by reason of condemnation or eminent domain, or by the threat of condemnation or eminent domain. None of the Company Group Members, has acquired any of the Assets through the use or threatened use of eminent domain or condemnation.
Section 4.26Insurance. Schedule 4.26 sets forth a true and complete list of all insurance policies and contracts of insurance (including any amendments thereto) with respect to the Assets and maintained by or for the benefit of any Company Group Member, Seller or Seller’s Affiliates, together with the carriers and liability limits for each such policy as of the Execution Date, other than any policy or contract maintained in connection with a benefit plan. A copy of each such policy and contract of insurance has been made available to Purchaser prior to the execution of this Agreement. All such policies and contracts of insurance are in full force and effect and are not subject to any lapse in coverage, and each Company Group Member, Seller or Seller’s Affiliate, as applicable, is in compliance in all material respects with the terms and provisions of its respective policies and contracts of insurance. All premiums with respect to such insurance policies and contracts of insurance have been timely paid to the extent due.
Section 4.27Surface Rights. Except as set forth on Schedule 4.27, to Company’s Knowledge no Company Group Member or other party to any Surface Rights and Rights of Way is, in breach in any material respect of the terms, provisions or conditions of such Surface Rights and Rights of Way.
Section 4.28Personal Property. As of the Execution Date, all of the Personal Property included in the Assets that is material to the Business (other than the Midstream Assets which are exclusively covered in Section 4.19) is in an operable state of repair adequate to maintain normal operations as currently operated and used by or on behalf of the Company Group in all material respects, ordinary wear and tear excepted.
Section 4.29Regulatory.
(a)No Company Group Member or Affiliate of a Company Group Member is subject to the jurisdiction of, or regulation by, FERC (w) as a natural gas company under the Natural Gas Act of 1938, 15 U.S.C. Section 717, et seq., as amended, and the regulations promulgated thereunder (other than pursuant to a certificate of limited jurisdiction as described below); (x) as an intrastate pipeline transporting gas in interstate commerce pursuant to the Natural Gas Policy Act of 1978, 15 U.S.C. Section 3301, et seq., as amended, and the regulations promulgated thereunder; (y) as a common carrier pipeline under the Interstate Commerce Act, as implemented by FERC pursuant to 49 U.S.C. Section 60502 and the regulations promulgated thereunder; or (z) pursuant to any general or limited jurisdiction certificate of public convenience and necessity issued by FERC other than a blanket sale for resale certificate issued by operation of Law or a blanket certificate issued to permit participation in capacity release transactions. No Company Group Member has operated or provided services using any of the Assets in a manner that subjects or would subject such Company Group Member, or Purchaser, to the jurisdiction of, or regulation by, FERC pursuant to any of the foregoing in (w) through (z).
(b)No Company Group Member is a gas utility, common carrier, public utility, or similarly regulated entity subject to the jurisdiction and regulation of any state public utility commission or similar Governmental Authority.
Section 4.30Real Property.
(a)Except with respect to any Wells, Leases, Mineral Interest or Hydrocarbons, Schedule 4.30(a) sets forth a list of (i) all real property owned in fee by any Company Group Member (each such property, a “Company Owned Real Property”) and (ii) all leases covering real property leased by any Company Group Member that is material to the business of the Company Group (each such property, a “Company Leased Real Property” and together with the Company Owned Real Property, the “Company Real Property”).
(b)A Company Group Member has good and valid title to all Company Owned Real Property, free and clear of all Encumbrances other than Permitted Encumbrances.
(c)(i) A Company Group Member has a valid leasehold interest in all material Company Leased Real Property, in each case as to such leasehold interest, free and clear of all Encumbrances other than Permitted Encumbrances and (ii) no Company Group Member has received any written notice of breach in the Company Leased Real Property that remains unresolved as of the Effective Time.
(d)Except for any Permitted Encumbrances and except as set forth in Schedule 4.30(a), to the Company’s Knowledge (i) there are no material contractual or legal restrictions that prevent any Company Group Member from using any Company Real Property for its current use and (ii) all structures and other buildings on the Company Real Property are in operating condition and none of such structures or buildings is in need of maintenance or repairs except for ordinary, routine maintenance and repairs, and except for ordinary wear and tear in all material respects.
Section 4.31Intellectual Property.
(a)The Company Group owns, or has valid licenses or other rights to use, all material Intellectual Property Rights (if any) necessary for the operation of the Company Group’s business as currently conducted (collectively, the “Company Intellectual Property”), subject to any limitations contained in the agreements governing the use of the same, free and clear of all Encumbrances (other than Permitted Encumbrances).
(b)Except as set forth on Schedule 4.31(b), as of the Execution Date, (i) neither any Company Group Member nor any Affiliate thereof has received any written notice alleging infringement, misappropriation or violation of the Intellectual Property Rights of any other Person or challenging the Company Group’s use or validity of any material Company Owned Intellectual Property Rights, (ii) to the Company’s Knowledge, no Third Party is infringing on, misappropriating or otherwise violating any material Company Owned Intellectual Property Rights, and (iii) as of the Execution Date, neither any Company Group Member nor any Affiliate thereof has received any unresolved written notice of any material default or any event that with notice or lapse of time or both, would constitute a material default under any agreement governing rights to material Company Intellectual Property.
Section 4.32Company Books and Records. The Records relating to the ownership and operation of the businesses of each Company Group Member are (will continue to be immediately following the Closing) in the possession or control of such Company Group

Member, as applicable, and have been maintained substantially in accordance with applicable Law.
Section 4.33Certain Transfers. With respect to any lands included in or burdened by the Oil and Gas Properties for which any of the Company Group Members or any of their Subsidiaries owned any depths other than the Target Formation(s), during the twelve (12) month-period prior to the Execution Date, no Company Group Member nor any of their respective Subsidiaries has intentionally transferred or sold any material interests in such lands included in or burdened by the Oil and Gas Properties as to such depths or formations not included in the Target Formation(s).
Section 4.34Operatorship. To the Company’s Knowledge, no Company Group Member nor any of its Affiliates has received written notice of any pending vote to have any Company Group Member or any of its Affiliates removed as the “operator” under the applicable joint operating agreement, unit agreement or pipeline agreement or operator of record (as registered with the applicable regulatory agency) of any of the Oil and Gas Properties for which any Company Group Member or any of its Affiliates is currently designated as the “operator” under the applicable joint operating agreement, unit agreement or pipeline agreement or operator of record (as registered with the applicable regulatory agency).
Section 4.35Bankruptcy. There are no bankruptcy, insolvency, reorganization, receivership or similar Proceedings pending against, being contemplated by, threatened in writing or, to the Company’s Knowledge, otherwise threatened against any Company Group Member. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement or the other Transaction Documents with the intent to hinder, delay or defraud either present or future creditors of Seller or any Company Group Member.
Section 4.36Liability for Brokers’ Fees. Except as set forth on Schedule 4.36, neither Purchaser nor any Company Group Member shall directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Seller, any Company Group Member or their respective Affiliates for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.
Article 5
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser represents and warrants to Seller as of the Execution Date and at Closing (except in instances when a representation is made as of a specific date, and then such representation shall be made as of such date only) the matters set out in this Article 5:
Section 5.1Existence and Qualification. Purchaser is an entity duly organized, validly existing, and in good standing under the Laws of Delaware. Purchaser is duly licensed or qualified to do business and is in good standing (to the extent applicable) under the Laws of each state or other jurisdiction in which it carries on business or owns assets and such qualification or licensing is required by Law, except where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or any other Transaction Document.
Section 5.2Organizational Power. Purchaser has the requisite organizational power and authority to own and operate its property, to carry on its business as now conducted and to enter into, deliver and perform its obligations under this Agreement and each Transaction Document to which it is or will be a party and to consummate the transactions contemplated by this Agreement and such other Transaction Documents, except where the failure to have such power, individually or in the aggregate, has not been and would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or any other Transaction Document.

Section 5.3Authorization and Enforceability. The execution, delivery and performance of this Agreement, all documents required to be executed and delivered by Purchaser at Closing and all other Transaction Documents to which Purchaser is or will be a party, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary organizational action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser (and all documents required hereunder to be executed and delivered by Purchaser at Closing and all other Transaction Documents will be duly executed and delivered by Purchaser) and this Agreement constitutes, and at the Closing such documents will constitute, the legal, valid and binding obligations of Purchaser, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at Law).
Section 5.4No Conflicts. Except as set forth on Schedule 5.4 the execution, delivery, and performance of this Agreement and the other Transaction Documents by Purchaser, and the consummation of the transactions contemplated hereby and thereby, will not (a) conflict with or violate any provision of the Organizational Documents of Purchaser, (b) result in a material default (with or without due notice or lapse of time or both) or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any material Contract, note, bond, mortgage, indenture, or other financing instrument to which Purchaser is a party, (c) violate any judgment, order, writ, injunction, ruling or decree in any material respect applicable to Purchaser, or (d) violate any Laws in any material respect applicable to Purchaser.
Section 5.5Consents, Approvals or Waivers. Purchaser’s execution, delivery, and performance of this Agreement (and the other Transaction Documents to be executed and delivered by Purchaser, and the transactions contemplated hereby and thereby) is not and will not be subject to any consent, approval, or waiver from any Governmental Authority or other Third Party, except for Customary Post-Closing Consents.
Section 5.6Litigation. There are no Proceedings against Purchaser pending with any Governmental Authority or arbitrator, or, to Purchaser’s Knowledge, threatened in writing seeking (or which would reasonably be expected to seek) to prevent, enjoin, alter or delay the consummation of the transactions contemplated hereby or by the other Transaction Documents or which is reasonably likely to materially impair, hinder, or delay Purchaser’s ability to perform its obligations under this Agreement or any other Transaction Documents or with respect to or affecting the assets of Purchaser or any of its Subsidiaries other than any Proceedings that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Purchaser Material Adverse Effect.
Section 5.7Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership Proceedings pending against, being contemplated by, or threatened in writing against Purchaser or any of its Affiliates.
Section 5.8Financing. Purchaser (i) has, as of the Execution Date, sufficient cash on hand to enable Purchaser to fund the Deposit on the Execution Date and (ii) will have as of the Closing Date, sufficient cash, available lines of credit or other sources of immediately available funds to enable Purchaser to pay the Closing Date Indebtedness at Closing and the Deferred Cash Consideration when due.
Section 5.9Independent Evaluation.
(a)Purchaser is knowledgeable of the oil and gas business and of the usual and customary practices of oil and gas producers and midstream companies, has retained and taken advice concerning the Assets and transactions herein from advisors and consultants which are knowledgeable about the oil and gas business and the midstream business, and is aware of the risks inherent in the oil and gas business and the midstream business.
(b)Purchaser is capable of making such investigation, inspection, review and evaluation of the Company Group and the Assets as a prudent purchaser would deem appropriate under the circumstances including with respect to all matters relating to the Assets, their value, operation and suitability.
(c)In making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser has relied solely on the basis of its own independent due diligence investigation of the Company Group and the Assets and the terms and conditions of this Agreement, and Purchaser has not relied on any representation or warranty, express, statutory or implied, oral or written, or any other statement, oral or written, other than the representations and warranties contained in Article 3 and Article 4, the certificates delivered by Seller at Closing or in the Transaction Documents.
Section 5.10Liability for Brokers’ Fees. Neither Seller nor its Affiliates (other than after the Closing, any Company Group Member) shall directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Purchaser or its Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.
Section 5.11Accredited Investor. Purchaser is an “accredited investor,” as such term is defined in Regulation D of the Securities Act and will acquire the Subject Interests for its own account and not with a view to a sale, transfer or distribution thereof in violation of the Securities Act, any state blue sky Laws or any other applicable securities Laws. Purchaser understands that the Subject Interests have not been registered under the Securities Act or under any state securities or blue sky Laws, and, as a result, are subject to restrictions on transfer under applicable securities Laws. Purchaser acknowledges that any sale or other disposition of the Subject Interests must be either registered under the Securities Act and any applicable state securities or blue sky Laws, or subject to exemptions from registration under the Securities Act or such Laws.
Section 5.12Valid Issuance. The shares of Common Stock constituting the Stock Consideration, when issued pursuant to the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, will have the rights, preferences and privileges specified in BKV Corporation’s Organizational Documents, will be free of any Encumbrances, other than restrictions on transfer pursuant to applicable securities Laws.
Section 5.13SEC Documents and Financial Statements
.
(a)BKV Corporation has timely filed or furnished with the SEC all reports, schedules, forms, statements, and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by it since its initial public offering in September 2024. All such documents, together with the exhibits and schedules thereto and all information incorporated therein by reference, are referred to herein as the “BKV SEC Documents.” The BKV SEC Documents, as of their respective dates, or if amended, corrected or superseded, as of the date of the last such amendment or corrective or superseding filing, (i) complied in all material respects with the applicable requirements of the Securities Act, as applicable, and (ii) did not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(b)The consolidated financial statements (including the notes thereto) contained in the BKV SEC Documents as of their respective dates of filing with the SEC (i) complied in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or the omission of notes to the extent permitted by Regulation S-K promulgated under the Securities Act or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and (iii) fairly presented in all material respects the consolidated financial position, results of operations, and cash flows of BKV Corporation and its consolidated subsidiaries as of the dates and for the periods indicated therein (except that the unaudited interim financial statements were or will be subject to normal and recurring year-end and quarter-end adjustments that are not in the aggregate material).
(c)BKV Corporation has established and maintains a system of internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 or Rule 15d-15, as applicable, under the Exchange Act); such disclosure controls and procedures are reasonably designed to ensure that material information relating to BKV Corporation, including its consolidated Subsidiaries, required to be disclosed by BKV Corporation in the reports that it files or furnishes under the Exchange Act is accumulated and communicated to BKV Corporation’s management as appropriate to allow timely decisions regarding required disclosure; and that such information is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. Based on BKV Corporation’s management’s most recently completed assessment of BKV Corporation’s internal controls over financial reporting, Purchaser has no Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in BKV Corporation’s internal controls.
(d)Except as set forth on Schedule 5.13(d), there are no liabilities of BKV Corporation that would be required by GAAP to be reserved, reflected or otherwise disclosed on a consolidated balance sheet of BKV Corporation other than (i) liabilities reserved, reflected or otherwise disclosed in the consolidated balance sheet of BKV Corporation as of March 31, 2025 (including the notes thereto) included in the BKV Corporation financial statements, (ii) liabilities incurred in the ordinary course of business since March 31, 2025, (iii) fees, expenses, indebtedness and liabilities incurred in connection with the transactions contemplated by this Agreement and the other Transaction Documents or (iv) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.
Section 5.14Listing Exchange. The Common Stock is registered under Section 12(b) of the Exchange Act and is listed on the NYSE, and BKV Corporation has not received any notification that the SEC is contemplating terminating such registration or any notice of delisting. No order of the SEC, FINRA or NYSE preventing or suspending trading in Common Stock on the NYSE has been issued, and to the Knowledge of Purchaser, no such order is threatened.
Section 5.15Investment Company. BKV Corporation is not now, and immediately after the consummation of the transactions contemplated by this Agreement, will not be, required to register as an “investment company” as defined in the Investment Company Act of 1940, as amended.
Section 5.16No Stockholder Approval. The issuance of the Stock Consideration pursuant to this Agreement does not require the approval of the holders of BKV Corporation’s outstanding Common Stock under applicable Law, the rules and regulations of the NYSE or the Organizational Documents of BKV Corporation.
Section 5.17Capitalization of BKV Corporation.
(a)As of August 5, 2025, 84,711,220 shares of Common Stock were issued and outstanding.
(b)Except for the stock options, restricted stock units, appreciation rights and other awards issued or issuable under BKV Corporation’s equity based incentive plans in effect as of the Execution Date, there are no (i) securities exchangeable into, convertible into or exercisable for capital stock of the BKV Corporation, that are issued, reserved for issuance or outstanding, (ii) warrants, calls, options or other rights to acquire from BKV Corporation, or other obligation of BKV Corporation to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for capital stock of BKV Corporation, (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by BKV Corporation that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of BKV Corporation or (iv) outstanding obligations of BKV Corporation or any of its subsidiaries to repurchase, redeem or otherwise acquire any Common Stock.
(c)BKV Corporation has, and at the Closing, will have, sufficient authorized but unissued Common Stock to enable it to issue the Common Stock comprising the Stock Consideration at the Closing.
Article 6
COVENANTS OF THE PARTIES
Section 6.1Access.
(a)Between the Execution Date and the Closing Date (or earlier termination of this Agreement), subject to the receipt of consent from any applicable Third Party operators of the Assets (which consent Seller shall use its, and shall cause the Company Group Members to use their, commercially reasonable efforts to obtain, but shall not be required to pay any monies or incur any obligations or liabilities to do so), Seller will, and will cause its Affiliates (including the Company Group Members) to, at Purchaser’s sole cost, risk, and expense, give Purchaser and its Representatives reasonable access to the Assets, each Company Group Member and its Affiliates’ personnel knowledgeable about the Assets and the Company Group, and access to the books and records of the Company Group in any Company Group Member or its Affiliates’ possession or reasonable control, in each case, for the purpose of conducting a reasonable due diligence review of the Assets, except to the extent that (i) any Company Group Member may not do so due to the requirements of any Law or any obligations to any Third Party after identifying the applicable restriction to Purchaser and using commercially reasonable efforts to have such obligations waived (but no Company Group Member shall be required to pay any monies or incur any liabilities to do so), and (ii) any such books and records are subject to any legal privilege (other than title opinions and reports) (provided that Seller shall use its, and shall cause the Company Group Members to use their, commercially reasonable efforts to provide all such books and records (or the information contained therein) that are subject to any legal privilege to Purchaser and/or its Representatives in a manner that preserves such legal privilege). Subject to the receipt of consent from any applicable Third Party operators of the Assets (which consent Seller shall use its, and shall cause the Company Group Members to use their, commercially reasonable efforts to obtain, but shall not be required to pay any monies or incur any obligations or liabilities to do so), Purchaser shall be entitled to conduct or cause H2E, Inc. (or other mutually agreeable environmental consultant) (the “Environmental Consultant”) to conduct, a Phase I Environmental Site Assessment of the Assets and similar visual inspections and record reviews; provided that Seller shall not be required to provide any of the aforementioned environmental records to the extent that (i) any Company Group Member may not do so due to the requirements of any Law or any obligations to any Third Party after identifying the applicable restriction to Purchaser and using commercially reasonable efforts to have such obligations waived (but no Company Group Member shall be required to pay any monies to do so), and (ii) any such records are subject to any legal privilege. If any Phase I Environmental Site Assessment identifies any “Recognized Environmental Condition,” as defined or described under the ASTM International Standard Practice for Environmental Site Assessments (Designation E1527-21 or any subsequent iteration) and recommends additional environmental property assessments on the affected Asset in order to determine whether such Recognized Environmental Condition constitutes an Environmental Defect (or the extent thereof), Purchaser (and its representatives) may request Seller’s prior written consent to conduct any testing or sampling of soil, groundwater or other materials or any other environmental media recommended by such Phase I Environmental Site Assessment as necessary to determine the extent of any potential Environmental Defect or the cost to Remediate any potential Environmental Defect (collectively, a “Phase II Environmental Site Assessment”) on or with respect to the Assets prior to the Closing Date, which such prior written consent Seller may withhold in Seller’s sole discretion; provided that if Seller withholds its consent to conduct such activities, in whole or in part, then Purchaser, in its sole discretion, may still deliver an Environmental Defect Notice with respect to such affected Asset(s) pursuant to Section 12.6 based on available information and Purchaser’s assumptions, and the lack of such Phase II Environmental Site Assessment shall not, in and of itself, invalidate such Environmental Defect Notice with respect to Section 12.6. Seller shall have the right to have one or more Representatives accompany Purchaser and the Environmental Consultant at all times in connection with the access provided pursuant to this Section 6.1.
(b)Purchaser shall use commercially reasonable efforts to conduct its investigation in a safe and workmanlike manner that, and shall coordinate its access with Seller and applicable Third Party operators of the Assets in a manner that, minimizes, to the extent reasonably practicable, interference or interruption with the operation of the Assets and the operations of the Company Group and all applicable Third Party operators of the Assets. Purchaser shall coordinate its access rights with Seller and applicable Third Party operators of the Assets to reasonably minimize any inconvenience to or interruption of the conduct of business by the Company Group and such Third Party operators of the Assets. Seller shall have the right to accompany Purchaser (and any Representative of Purchaser) in connection with any physical inspection of the Assets. Purchaser’s and its Representative’s access to the Assets and personal will be during normal business hours.
(c)Purchaser acknowledges that, pursuant to its right of access to the Assets, Purchaser will become privy to confidential and other information of the Company and its Affiliates and that such confidential information shall be held confidential by Purchaser in accordance with the terms of the Confidentiality Agreement and any applicable privacy Laws regarding personal information.
(d)Notwithstanding anything in this Section 6.1 to the contrary, Purchaser’s investigation of the Assets shall be conducted in a safe and workmanlike manner that minimizes interference with the operation of the Assets and the business of Seller and any applicable Third Parties with respect to the Assets. As soon as reasonably practicable, but in any event promptly upon completion of Purchaser’s due diligence review of the Assets, Purchaser shall at its sole cost and expense: (i) reasonably repair all physical damage done to the Company Group’s assets (including the Oil and Gas Properties and the Midstream Assets) to the extent such damage is caused by Purchaser’s and Purchaser’s Representatives’ due diligence review of the Assets, (ii) restore such assets to substantially similar condition as existed prior to commencement of Purchaser’s and Purchaser’s Representatives’ due diligence review of the Assets to the extent Purchaser’s or Purchaser’s Representatives’ due diligence caused any change to the condition of such assets, and (iii) remove all equipment, tools or other property brought onto such assets in connection with Purchaser’s and Purchaser’s Representatives’ due diligence review of the Assets.
(e)In connection with the rights of access, examination and inspection granted to Purchaser, Purchaser’s Representatives or the Environmental Consultant under this Section 6.1, (i) PURCHASER WAIVES AND RELEASES ALL CLAIMS AGAINST SELLER, THE COMPANY GROUP, THEIR AFFILIATES, AND EACH OF THEIR RESPECTIVE MEMBERS, MANAGERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS AND OTHER REPRESENTATIVES ARISING IN CONNECTION WITH PURCHASER’S, PURCHASER’S REPRESENTATIVES AND THE ENVIRONMENTAL CONSULTANT’S ACCESS, EXAMINATION AND

INSPECTION RIGHTS UNDER THIS SECTION 6.1 AND (ii) PURCHASER HEREBY AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS SELLER, THE COMPANY GROUP, THEIR AFFILIATES, AND EACH OF THEIR RESPECTIVE MEMBERS, MANAGERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS AND OTHER REPRESENTATIVES FROM AND AGAINST ANY AND ALL DAMAGES ATTRIBUTABLE TO SUCH ACCESS, EXAMINATION OR INSPECTION BY PURCHASER, PURCHASER’S REPRESENTATIVES OR THE ENVIRONMENTAL CONSULTANT, BUT IN EACH CASE OF CLAUSES (i) AND (ii), EXCEPT TO THE EXTENT ANY SUCH DAMAGES ARE ATTRIBUTABLE TO (X) THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE SELLER INDEMNIFIED PARTIES OR THEIR RESPECTIVE REPRESENTATIVES OR (Y) THE MERE DISCOVERY OF ANY PRE-EXISTING ENVIRONMENTAL CONDITION, INCLUDING ANY ENVIRONMENTAL DEFECT, AS A RESULT OF SUCH ACCESS, EXAMINATION OR INSPECTION BY PURCHASER, TO THE EXTENT ANY SUCH ENVIRONMENTAL CONDITION OR ENVIRONMENTAL DEFECT IS OR WAS NOT EXACERBATED BY SUCH ACCESS, EXAMINATION AND INSPECTION.
(f)During all periods that Purchaser, Purchaser’s Representatives or the Environmental Consultant are on location on the real property included in the Assets, Purchaser, Purchaser’s Representatives and the Environmental Consultant shall maintain, at their sole cost and expense, policies of insurance of the types and in the amounts as maintained by Purchaser as of the Execution Date, and with respect to Purchaser’s Representatives and the Environmental Consultant, of the types and in the amounts as customary for the industry. Upon request by Seller, Purchaser shall provide evidence of such insurance to Seller prior to entering onto the Assets.
Section 6.2Government Reviews. Each Party shall, and shall cause its Affiliates to, take or cause to be taken, all commercially reasonable actions and do, or cause to be done, all commercially reasonable things necessary, proper or advisable, so as to (a) obtain from Governmental Authorities all consents, clearances, approvals and authorizations required to be obtained by any Party or any of its respective Affiliates and (b) enable the Parties to consummate and make effective the transactions contemplated hereby as soon as possible, and in any event, prior to the Outside Date.
Section 6.3Public Announcements; Confidentiality.
(a)From and after the Execution Date and through the Closing Date, no Party shall make (or cause or allow any Affiliate or any Company Group Member to make) any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other Party (collectively, the “Public Announcement Restrictions”). The Public Announcement Restrictions shall not restrict disclosures to the extent (i) necessary for a Party to perform this Agreement (including disclosures to Governmental Authorities or Third Parties holding Preferential Rights, rights of consent or other rights that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or termination of such rights, or seek such consents), (ii) as Purchaser may determine, based upon the advice of counsel, is reasonably necessary for it to comply with applicable securities or other Laws or regulations or the applicable rules of any stock exchange, (iii) made to Representatives, including in the case of Seller, to Mountain Capital and its Affiliates and their respective owners, investors and limited partners, or (iv) consistent with prior press releases or other public announcements made in compliance with this Section 6.3(a) or any communication plan or strategy previously agreed to by the other Party. In the case of the disclosures described under clauses (i) and (ii) of this Section 6.3(a), each Party shall use commercially reasonable efforts to consult with the other Party regarding the contents of any such release or announcement prior to making such release or announcement and shall incorporate any reasonable comments requested by such other Party into any such release or announcement.
(b)The terms of the Confidentiality Agreement are hereby incorporated by reference, and the Confidentiality Agreement shall continue in full force and effect in accordance with its terms until the Closing, at which time the Confidentiality Agreement shall terminate.
Section 6.4Operation of Business. Except (i) as set forth on Schedule 6.4, (ii) as required in the event of an emergency to protect life, property or the environment, (iii) as required by Law or (iv)  as otherwise approved in writing by Purchaser, from the Execution Date until the Closing, Seller shall (and shall cause each Company Group Member to):
(a)own, operate (where applicable) and conduct their respective business (which business, in the case of Seller, is limited to the business of Seller related to the Assets) as a reasonably prudent operator and in accordance with their ordinary course of business;
(b)with respect to operations not set forth on Schedule 6.4, including operations proposed after the Execution Date by Third Parties under joint operating agreements or similar agreements, in each case, that are anticipated to cost more than $250,000 (net to Company Group’s interest) for any such operation, but Seller will reasonably consult with Purchaser regarding whether or not the applicable Company Group Member should elect to participate in such operation, (x) if Seller and Purchaser agree on the response to such proposal, Seller will cause the applicable Company Group Member to timely convey such election to the applicable Third Party and (y) if Seller and Purchaser do not agree on the response to such proposal, Seller’s decision shall control; provided that in each case of (i) or (ii), excluding any capital expenditures required on an emergency basis or for the safety of individuals, assets or the environment (provided that the Company Group shall notify Purchaser of any such emergency expenditure as soon as reasonably practicable);
(c)not take any affirmative action to (i) terminate or materially amend any Leases, (ii) terminate, materially amend, waive any rights under (or grant any material consents with respect to), modify, or extend any Material Contracts or (iii) enter into any new contract which would constitute a Material Contract if executed prior to the Execution Date;
(d)maintain all insurance policies held by the Company Group in the amounts and of the types presently in force with respect to the Assets and the operations and activities of the Company Group;
(e)maintain the books, accounts and records of each Company Group Member in the ordinary course of business and in material compliance with all applicable Laws and contractual obligations;
(f)promptly, but in any event within three (3) Business Days, notify Purchaser of (i) any actions, suits or Proceedings filed with any Governmental Authority, or threatened in writing against any Company Group Member, or any other Proceedings with respect to which Seller obtain knowledge that pertain to the Assets, any Company Group Member, or the transactions contemplated by this Agreement, (ii) any notices received from any Governmental Authority pertaining to the Assets or any Company Group Member or (iii) any actual or threatened Casualty Loss;
(g)not transfer, distribute, sell, swap, exchange, hypothecate, mortgage, pledge, encumber, abandon or otherwise dispose of any Assets except for (i) sales and dispositions of Hydrocarbons or obsolete or worn out equipment and materials made in the ordinary course of business or (ii) the Excluded Assets;

(h)not amend, waive any provision of or otherwise change the Organizational Documents of any Company Group Member;
(i)not issue, sell, pledge, transfer, dispose of or otherwise subject to any Encumbrance, directly or indirectly, any Subject Interests or Equity Interests of any Company Group Member, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares, or any other Equity Interests in any Company Group Member;
(j)subject to clause (b), not elect to be a non-consenting party as to any operation proposed by any Third Party with respect to the Assets;
(k)not (A) reclassify, combine, split or subdivide, directly or indirectly, any Company Group Interests, or make any other change with respect to the Company Group’s capital structure, (B) directly or indirectly purchase, repurchase, redeem, retire or otherwise acquire Equity Interests of any Person (including Equity Interests of any Company Group Member) or any outstanding options, warrants or rights of any kind to acquire any Company Group Interests or any outstanding Equity Interests that are convertible into or exchangeable for any Company Group Interests, or (C) form a subsidiary of any Company Group Member;
(l)not acquire any Equity Interests of any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets or properties, or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement other than the leasehold or surface interest acquisitions set forth on Schedule 6.4;
(m)not adopt any plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization or otherwise effect any transaction that would alter any Company Group Member’s corporate structure;
(n)not make any material change in any method of accounting or accounting practice or policy, except as required by GAAP;
(o)not voluntarily relinquish its position as operator to anyone other than Purchaser with respect to any of its Assets, or voluntarily abandon any of its Assets other than as required pursuant to the terms of a Lease, Contract or applicable Law;
(p)not grant or create any Preferential Right, Consent, overriding royalty or similar obligations with respect to the Assets;
(q)not enter into, commence, settle or compromise any Proceeding affecting the Assets or any Company Group Member for which the amount in controversy is reasonably expected to be in excess of $250,000 individually or $1,000,000 in the aggregate, net to the Company Group’s interest, unless such settlement includes an express unconditional release of the Company Group and does not include any admission or assumption of fault on the part of the Company Group, other than any settlement, release or compromise that involves only a payment from Seller or its Affiliates (other than the Company Group) to a Third Party and does not bind the Company Group;
(r)not (A) make any material election relating to Taxes (other than in the ordinary course of business and consistent with past practice) or change any material election relating to Taxes, (B) file any amended and material Tax Returns, (C) surrender any claim for a refund, credit or rebate of Taxes, (D) settle or compromise any Tax deficiency, assessment or other Proceeding with respect to Taxes, (E) adopt or change any Tax accounting method or period, (F) enter into any Tax sharing, Tax allocation, indemnification or similar agreement, (G) enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), (H) request any ruling or memorandum with respect to Taxes from any Governmental Authority, (I) prepare or file any material Tax Returns in a manner inconsistent with past practice, (J) incur any liability for Taxes other than in the ordinary course of business, or (K) consent to any extension or waiver of the statute of limitations period applicable to any Tax assessment, deficiency or other Proceeding with respect to Taxes, in each case of clauses (A) through (K), to the extent that such action would materially increase any Tax liability of any Company Group Member for a Tax period (or portion thereof) beginning after the Effective Time;
(s)not acquire any material assets except (A) supplies in the ordinary course of business or (B) fixed assets pursuant to any Material Contract or in an aggregate amount not to exceed $250,000; and
(t)not enter into an agreement or commitment that would cause any Company Group Member to violate any of the foregoing covenants.
Nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct the operations of any Company Group Member prior to the consummation of the transactions contemplated hereby. Prior thereto, the Company Group Members shall exercise, consistent with and subject to the terms and conditions of this Agreement, control and supervision over their business operations.
Purchaser’s approval of any action in this Section 6.4 shall be considered granted within five (5) Business Days after Seller’s notice to Purchaser requesting such consent in accordance with this Section 6.4 unless Purchaser notifies Seller to the contrary or requires additional time during that period. In the event of an emergency, Seller or its Affiliates (including the applicable Company Group Member) may take such action as a prudent owner or operator would take to protect imminent risk to life, property or the environment and shall notify Purchaser of such action promptly thereafter, but in any event within three (3) Business Days of the taking of such action. In no event will Seller have any liability to Purchaser for any Damages resulting from the Company Group’s (or its Affiliates’) performance of any covenant set forth in Section 6.4(a), or purported breach of any covenant set forth in Section 6.4(a), in each case, except to the extent resulting from the Company Group’s gross negligence or willful misconduct. In cases in which no Company Group Member is the operator of any portion of the Assets, to the extent that the actions described in this Section 6.4 may only be taken by (or are the primary responsibility of) the operator of such Assets, the provisions of this Section 6.4 shall be construed to require only that Seller use, or cause the applicable Company Group Member to use, commercially reasonable efforts to cause the operator(s) of such Assets to take such actions within the constraints of the applicable operating agreements, other applicable agreements and forced pooling orders. Seller will provide, or will cause the Company Group Members to (i)  provide Purchaser copies of any AFEs and any Preferential Right election notices (or similar notices) received by Seller or a Company Group Member, with respect to the Assets promptly after (but in any event within five (5) Business Days of) receipt thereof by Seller or a Company Group Member, and (ii) keep Purchaser reasonably apprised of any drilling, re-drilling, completion or other material field operations proposed or conducted with respect to the Assets.

Section 6.5Consents. Within five (5) Business Days after the Execution Date, Seller shall prepare and send, or cause the applicable Company Group Member to prepare and send, notices (in a form reasonably acceptable to Purchaser) to the holders of the Consents set forth on Schedule 4.3 requesting consent to the transactions contemplated by this Agreement. If any Party discovers a Consent that was not set forth on Schedule 4.3, then within three (3) Business Days after discovery of such Consent, Seller shall prepare and send, or cause the applicable Company Group Member to prepare and send, a notice (in a form reasonably acceptable to Purchaser) to the holder(s) of such Consent(s). Seller shall, and shall cause the Company to, use commercially reasonable efforts to cause such Consents to be obtained and delivered prior to Closing. Seller shall not permit or cause any Company Group Member to make any payments or undertake any obligation to or for the benefit of the holders of such rights in order to obtain any Consents, in any case, without the prior written consent of the Purchaser (which may be withheld in Purchaser’s sole discretion). The Parties shall cooperate in good faith in seeking to obtain such consents to assignment; provided that, in no event shall Purchaser be obligated to make any payments or undertake any obligation to or for the benefit of the holders of such rights in order to obtain any Consents. If a Required Consent is not obtained prior to Closing, then (i) the affected Asset shall be assigned from the applicable Company Group Member to an Affiliate of Seller and (ii) the Purchase Price shall be reduced by the Allocated Value of the affected Asset (the aggregate value of any such reductions, the “Consent Adjustment Amount”).
Section 6.6Preferential Rights. Within five (5) Business Days after the Execution Date, Seller shall prepare and send or cause the applicable Company Group Member to prepare and send, notices (in a form reasonably acceptable to Purchaser) to the holders of the Preferential Rights set forth on Schedule 4.3 seeking a waiver of such Preferential Rights. If any Party discovers a Preferential Right that was not set forth on Schedule 4.3, then within three (3) Business Days after discovery of such Preferential Right, Seller shall prepare and send or cause the applicable Company Group Member to prepare and send, a notice (in a form reasonably acceptable to Purchaser) to the holder(s) of such Preferential Right(s). If a party holding a Preferential Right exercises such Preferential Right prior to the Closing, (i) the affected Asset shall be excluded from the transactions contemplated by this Agreement and (ii) the Purchase Price shall be reduced by the Allocated Value of the affected Asset (the aggregate value of any such reductions, the “Preferential Right Adjustment Amount”). If the period for exercising a Preferential Right has not yet expired as of Closing and such holder has not waived such Preferential Right, (x) the affected Asset shall nevertheless remain with the Company Group pursuant to the transactions contemplated by this Agreement, (y) the Purchase Price shall not be reduced, and (z) the Company Group shall be entitled to any proceeds from any exercise of such Preferential Right, if exercised. In no event shall Purchaser be obligated to incur any costs or obligations with respect to a waiver of a Preferential Right.
Section 6.7Efforts. Each Party will use commercially reasonable efforts to take, or to cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents, including (a) cooperation in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement; (b) cooperation in seeking and obtaining any such actions, consents, approvals, or waivers (provided that neither Party shall be required to pay any monies or incur any obligations or liabilities in order to obtain any such actions, consents, approvals or waivers, unless otherwise expressly set forth in this Agreement); and (c) the execution of any additional instruments necessary to consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing in this Section 6.7 shall modify, reduce, increase or otherwise diminish any Party’s rights or obligations under Section 6.2.
Section 6.8Further Assurances. After Closing, the Parties agree to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other Party for carrying out the purposes of this Agreement or any other Transaction Document.
Section 6.9Records. At and after Closing, Purchaser shall cause each Company Group Member to preserve and keep a copy of all records in such Company Group Member’s possession relating to the Assets and operations of such Company Group Member for a period of at least seven (7) years after the Closing Date. From and after Closing, Purchaser shall provide to Seller reasonable access to such books and records (other than Excluded Records) as remain in each Company Group Member’s possession during normal business hours for review and copying at Seller’s sole cost, expense and risk solely to the extent necessary to respond to any claims or disputes (a) relating to this Agreement, (b) involving Flow-Through Income Taxes relating to the Assets and to the period of time prior to the Closing Date or (c) with any Third Parties relating to the Assets and to the period of time prior to the Effective Time. Seller shall have the right to retain copies of Company Group Financial Statements and other financial information of the Company Group Members pertaining to the preparation of the Company Group Financial Statements; provided that such copies are held in accordance with Section 6.9.
Section 6.10Seismic Licenses. Purchaser acknowledges that one or more Company Group Members holds the data and geophysical licenses and permits described on Schedule 6.10 (each a “Seismic License”). Pursuant to the terms of such Seismic Licenses, the consummation of the transactions contemplated hereunder may require the consent of the applicable licensor, or the payment of one or more transfer, assignment or change of control fees or payments unless the applicable Company Group Member cancels or terminates such Seismic License. If Purchaser and the applicable licensor to the Seismic License agree on terms that are acceptable to Purchaser to allow the transfer of such Seismic License, Seller shall reasonably cooperate with Purchaser to transfer such Seismic License to the Company Group at Purchaser’s cost, including any and all transfer, assignment or change of control fees or payments required under such Seismic License and will indemnify Seller for the same. With respect to any Seismic Licenses or other geophysical or geological information or data (whether owned or licensed) that covers the Assets that is not owned or licensed by a Company Group Member, but is owned or licensed by Seller or an Affiliate, Seller shall use commercially reasonable efforts to provide Purchaser with the information necessary for Purchaser to acquire, at its sole cost and expense, the applicable Seismic License or other geophysical or geological information or data.
Section 6.11Wrong Pockets.
(a)In the event that at any time after the Closing Date until the final determination of the Final Purchase Price pursuant to Section 2.7, (i) Seller or any of its Affiliates (other than any Company Group Member) receives any payment or any asset (including any funds, payments and insurance proceeds) related to any Assets that is attributable to the period after the Effective Time, Seller agrees to remit (or cause to be remitted) any such payment within five (5) Business Days of Seller obtaining Knowledge thereof to Purchaser or the applicable Company Group Member or promptly transfer (or cause to be transferred) such asset to the Purchaser or the applicable Company Group Member or deliver such, (ii) Seller or any of its Affiliates incurs any Property Costs or other costs and expenses with respect to the Subject Interests or Assets attributable to the period after the Effective Time, that if incurred prior to Closing would result in an upward adjustment (without duplication) to the Base Price pursuant to Section 2.4, Seller shall promptly deliver to Purchaser notice of such amounts within five (5) Business Days of Seller obtaining Knowledge thereof and such amounts incurred shall be included in the determination of the Final Purchase Price pursuant to Section 2.7 or (iii) Company incurs any Property Costs or other costs and expenses in respect of the Excluded Assets attributable to the period prior to the Effective Time, that if incurred after the Closing would result in a downward adjustment (without duplication) to the Base Price pursuant to Section 2.4, Seller shall promptly deliver to Purchaser notice of such amounts within five (5)

Business Days of Seller obtaining Knowledge thereof and such amounts incurred shall be included in the determination of the Final Purchase Price pursuant to Section 2.7. In the event that at any time after the Closing Date until the final determination of the Final Purchase Price pursuant to Section 2.7, Purchaser or any of its Affiliates receives any Excluded Asset that is attributable to the period after the Effective Time, Purchaser agrees to promptly transfer (or cause to be transferred) such asset to the Seller or its applicable Affiliate.
(b)In the event that at any time after the Closing Date until the final determination of the Final Purchase Price pursuant to Section 2.7, Purchaser or any of its Affiliates (including any Company Group Member) receives any payment (including any funds, payments and insurance proceeds) related to any (i) Assets that is attributable to the period before the Effective Time that if received by the Company after the Effective Time and prior to Closing would result in an upward adjustment (without duplication) to the Base Price pursuant to Section 2.4 or (ii) Excluded Assets, Purchaser shall promptly deliver to Seller notice of any such payment within five (5) Business Days of Purchaser or any Company Group Member obtaining actual knowledge thereof and such amounts received shall be included in the determination of the Final Purchase Price pursuant to Section 2.7.
Section 6.12Hedges. At Purchaser’s sole cost and expense, Seller shall (and shall cause its respective Affiliates to) use commercially reasonable efforts to cooperate with Purchaser to terminate (or cause to be terminated) or novate (or to cause to be novated) the Hedging Contracts set forth on Schedule 6.12 (each, a “Company Hedge”) effective as of the Closing Date from (i) Seller or its applicable Affiliate to Purchaser or its designated Affiliate, and (ii) the counterparties to such Company Hedges to Purchaser’s designated hedge counterparty pursuant to novation agreements in the form published by the International Swaps and Derivatives Association, Inc. (each, a “Novation Agreement”); provided, that no such novations shall cause Seller or any of its Affiliates to pay any amounts other than any reasonable out-of-pocket costs, legal and administrative costs and expenses incurred by Seller directly in connection with the documentation of such novations (the “Novation Amount”). Seller and Purchaser shall consult with each other regarding any Novation Amount. Purchaser shall be entitled to receive all Hedge Gains and other proceeds and be responsible for all Hedge Losses attributable to the Company Hedges (whether or not novated), and the Parties acknowledge and agree that no Hedge Gains or Hedge Losses shall increase or decrease the Base Price pursuant to Article 2.
Section 6.13Seller Marks. Notwithstanding anything to the contrary contained herein, the Parties acknowledge that upon the Closing, the names “Bedrock” and “Mountain Capital” and any variations thereof, together with any service marks, trademarks, trade names, identifying symbols, logos, emblems or signs containing, comprising or used in connection with such names, including any name or mark confusingly similar thereto and the goodwill associated therewith (collectively, the “Seller Marks”) are not included in the Assets and Seller shall retain all ownership of and the sole right to use the Seller Marks and hereby grants the Company Group a limited license to continue using such Seller Marks during the sixty (60) days following the Closing for transition purposes. Promptly following the Closing, but in any event no later than sixty (60) days following the Closing, Purchaser shall cause the Company Group to remove, strike over or otherwise obliterate, all Seller Marks from all materials owned by the Company Group and used or displayed publicly, including any displays, signs, promotional materials and other materials; and, further, promptly following the Closing, but in any event no later than ten (10) days following the Closing, Purchaser shall (i) take action, and provide evidence reasonably satisfactory to Seller thereof, to cause the names of any Company Group Member containing Seller Marks to be changed such that it no longer contains any Seller Marks, including by filing all necessary name change certificates and other documents with the applicable Secretary of State offices and (ii) provide written confirmation of the same to Seller. Notwithstanding any of the foregoing, Purchaser may use the names of any Company Group Member to make truthful and accurate historical references in connection with any required governmental filings or Proceedings.
Section 6.14Employee Matters.
(a)As soon as reasonably practicable and in any event prior to the date that is five (5) Business Days following the Execution Date, Seller will provide Purchaser with a list of employees employed by Seller or its Affiliates who will be made available for hire by Purchaser or its Affiliates (such individuals, the “Available Employees”) and each such Available Employee’s (i) name or employee identification number, (ii) job title, (iii) primary work location (city and state), (iv) compensation (including hourly wage or base annual salary (as applicable) and any cash incentive compensation) (v) active or inactive status (and as applicable, type of leave and anticipated return date), (vi) exempt or non-exempt classification status under the Fair Labor Standards Act (including for exempt employees, the exemption relied upon), (vii) visa status (if applicable), (viii) date of hire and service date (if different) and (ix) employing entity and (x) accrued but unused vacation.
(b)Seller will cooperate with Purchaser to provide Purchaser with access to the Available Employees, at reasonable times during working hours and on reasonable written notice, for the purpose of Purchaser or its Affiliate interviewing the Available Employees and choosing which Available Employees Purchaser or its Affiliate wishes to offer employment, if any. Not less than five (5) Business Days prior to the Closing Date, Purchaser or its Affiliate may make offers of employment to those Available Employees of Seller or its Affiliates at Purchaser’s discretion.
(c)Notwithstanding anything herein to the contrary, Purchaser’s or Purchaser’s Affiliate’s offer of employment with respect to any particular Available Employee shall be conditioned upon such individual satisfying reasonable pre-employment screening (e.g., background checks, drug testing, etc.) and agreeing to Purchaser’s customary terms of employment, including any onboarding documentation (“Employment Conditions”). Seller agrees that, notwithstanding the terms of any noncompetition, nonsolicitation, nondisclosure or other restrictive covenant obligation between Seller and Available Employees, such Available Employees shall be permitted to provide services to Purchaser or its Affiliate following the Closing Date, and Seller will not seek to enforce the terms of any such restrictive covenant following the Closing Date with respect to such Available Employees’ services, if any, to Purchaser or its Affiliate. Each Available Employee who accepts an offer of employment from Purchaser or its Affiliate shall be considered a “Transferred Employee” hereunder. For the avoidance of doubt, Purchaser shall not be required to make offers of employment to, and the Company Group shall not be required to continue the employment of, all or any of the Available Employees.
(d)Nothing contained herein, express or implied, is intended to confer any rights (including any third-party beneficiary rights), remedies or claims upon any Transferred Employee or any other Person, other than the Parties, or shall constitute an amendment to or any other modification of any benefit or compensation plan, program, policy, agreement or arrangement of Purchaser, Seller or their respective Affiliates. Nothing herein shall create any right of any employee or any other Person to any continued employment with Purchaser, Seller or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.
Section 6.15Support Obligations. Prior to Closing, Purchaser shall use commercially reasonably efforts to replace, effective as of the Closing Date (and shall use commercially reasonable efforts to effect the full and unconditional release, effective as of the Closing, of

Seller and its Affiliates (other than the Company Group), as applicable, from) each of the outstanding Support Obligations set forth on Schedule 6.15 (collectively, the “Outstanding Support Obligations”) by providing replacement guaranties, indemnification agreements, letters of credit, or cash collateral, as applicable and as expressly required by such Outstanding Support Obligations to cause the replacement thereof. To the extent any Outstanding Support Obligations have not been released at Closing, from and after the Closing until the applicable Outstanding Support Obligations have been so released, Purchaser shall (a) indemnify Seller and its Affiliates (other than the Company Group) from and against any Damages incurred by any of them arising out of such Outstanding Support Obligations, and (b) cause each Company Group Member not to amend or modify in any material respect, or renew, any Contract then subject to, or guaranteed or otherwise supported by, such Outstanding Support Obligations without the consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed).
Section 6.16Exclusivity. From the date of this Agreement until the earlier of the Outside Date or the termination of this Agreement in accordance with its terms, Seller shall not, and shall not permit any of its Affiliates or any of Seller’s or its Affiliates’ directors, officers, employees, stockholders, or representatives to, directly or indirectly, (a) initiate, solicit or knowingly facilitate or knowingly encourage the making of any proposal or offer from any Person or group of Persons that may constitute, or would reasonably be expected to lead to, the direct or indirect acquisition of all or any significant part of the business of the Company Group, the Assets, the Subject Interests or the Company Group, whether by merger, purchase of stock or equity interests, issuance of stock or equity interests, purchase of assets, tender offer or otherwise (each, an “Alternative Transaction”), (b) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any Person or group of Persons (other than Purchaser) with respect to, or provide any material non-public information or data concerning, the Business to any Person or group of Persons (other than Purchaser) relating to any Alternative Transaction, or (c) approve, endorse, recommend or enter into any acquisition agreement, purchase agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Alternative Transaction. Notwithstanding the foregoing, the Company may respond to any unsolicited proposal regarding an Alternative Transaction by indicating that the Company is subject to an exclusivity agreement and is unable to provide any information related to the Company Group or entertain any proposals or offers or engage in any negotiations or discussions concerning an Alternative Transaction.
Section 6.17Nonsolicitation. From the Execution Date until the first anniversary of the Closing Date, Seller and its Affiliates shall not, directly or indirectly, solicit for employment or engagement any Transferred Employees, or otherwise induce, encourage or solicit such Persons to leave the employ of the Company Group; provided, however, that this Section 6.17 shall not apply to (i) any general mass solicitations of employment not specifically directed toward employees of the Company Group, or (ii) the hiring of any Person who seeks employment with Seller or its Affiliates without direct or indirect solicitation by Seller or its Affiliates.
Section 6.18Transition. Between the Execution Date and Closing, Seller shall reasonably cooperate with Purchaser (including making executive officers of the Seller available to meet with Purchaser and its Representatives on Business Days between 9:00 A.M., Central Time, and 5:00 P.M., Central Standard Time at Seller’s offices or a location otherwise mutually acceptable to the Parties) to assist Purchaser in transitioning to take over the ownership and operation of the Assets and the Company Group at Closing. Seller shall not be required to incur any cost or liability in providing such cooperation.
Section 6.19Termination of Related Party Contracts. Except for the Related Party Contracts set forth on Schedule 6.19 (the “Specified Related Party Contracts”), at or immediately prior to the Closing, Seller shall (and shall cause each Company Group Member and each of its other Affiliates to) take all actions necessary to (a) terminate all Related Party Contracts effective as of the Effective Time in a manner such that no Company Group Member has any liability or obligation with respect thereto at or following the Effective Time and (b)

have the parties to such Related Party Contracts release and waive any and all claims that any of them may have under such arrangements as of the Effective Time; provided that, Purchaser may provide written notice to Seller prior to Closing that it desires for Seller to terminate any or all of the Specified Related Party Contracts in accordance with the terms of this Section 6.19.
Section 6.20Lock-Up. Until and through the date that is sixty (60) days following the date on which the Stock Consideration is delivered to Seller, Seller will not (and will cause its Affiliates not to) offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any Stock Consideration or securities convertible into or exchangeable or exercisable for any Stock Consideration, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Stock Consideration, whether any such aforementioned transaction is to be settled by delivery of the Stock Consideration or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement. Any certificates or book entry notation in respect of the Stock Consideration will contain a restrictive legend indicating the same, together with a customary restricted securities legend (collectively, the “Transfer Legend”).
Section 6.21Officers & Directors.

(a)Purchaser acknowledges that (i) each person that prior to the Closing served as a director, officer, manager, employee, agent, trustee, partnership representative or fiduciary of any Company Group Member or who, at the request of a Company Group Member, served as a director, officer, manager, member, employee, agent, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such person’s heirs, executors or administrators, the “D&O Indemnified Persons”) are entitled to indemnification, expense reimbursement and exculpation if and to the extent provided in the Organizational Documents of the Company Group in effect as of the Execution Date (“D&O Provisions”), (ii) such D&O Provisions are rights of contract if and to the extent applicable to the D&O Indemnified Persons and (iii) except as required by applicable Law, no amendment or modification to any such D&O Provisions shall affect in any manner the D&O Indemnified Persons’ rights, or the Company Group’s obligations, as applicable, with respect to claims arising from facts or events that occurred on or before the Closing.
(b)At or prior to the Closing Date, Seller shall cause the Company to purchase (at Seller’s sole cost and expense) and maintain in effect for a period of six (6) years thereafter, (i) a tail policy to the current policy of directors’ and officers’ liability insurance maintained by the Company Group, as applicable, which tail policy shall be effective for a period from the Closing through and including the date six (6) years after the Closing Date with respect to claims arising from facts or events that occurred on or before the Closing, and which tail policy shall contain substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by such current policy and (ii) “run-off” coverage as provided by the Company Group’s fiduciary and employee benefit policies, in each case, covering those Persons who are covered on the Execution Date by such policies and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under the Company Group’s existing policies (collectively, the “Tail Policy”).
(c)If a Company Group Member or any of their respective successor or assigns (i) consolidates with or merges into another Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer or conveys all or substantially all of its assets to any Person, then, and in each case, to the extent not assumed by operation of law, Purchaser shall use commercially reasonable efforts to make proper provision so that the successors and assigns of a Company Group Member, as the case may be, shall assume the obligations set forth in this Section 6.21. Purchaser shall not cancel the Tail Policy if such cancellation would have an adverse effect on D&O Indemnified Persons covered thereunder.
(d)The provisions of this Section 6.21 shall survive the Closing and each D&O Indemnified Person is expressly intended as a third-party beneficiary of this Section 6.21.
Section 6.22Required Financial Statements.
(a)Seller has delivered to Purchaser the audited consolidated balance sheet, statement of operations, statement of cash flows and statement of changes in member’s equity of Seller as of and for the year ended December 31, 2024, together with all related notes thereto and accompanied by reports thereon of BDO USA, P.C., the independent auditor for Seller, prepared in accordance with GAAP (the “2024 Audited Financials”). Seller shall use commercially reasonable efforts to deliver to Purchaser, on or prior to September 1, 2025, or, if not delivered by September 1, 2025, prior to September 29, 2025, (i) the unaudited oil and gas disclosures to accompany the 2024 Audited Financials required to be filed by publicly traded companies with the SEC, (ii) the estimated reserve reports of the Company Group as of December 31, 2024 prepared by Cawley, Gillespie and Associates, Inc., (iii) the unaudited consolidated balance sheet, statement of operations, statement of cash flows and statement of changes in member’s equity of Seller as of and for the six (6) month period ended June 30, 2025, together with all related notes thereto, which unaudited financial statements shall have been reviewed by the independent auditor for Seller, prepared in accordance with GAAP as applied in a manner consistent with the 2024 Audited Financials and (iv) the unaudited consolidated statement of operations of Seller for the six (6) month period ended June 30, 2024, which shall have been reviewed by the independent auditor for Seller, prepared in accordance with GAAP as applied in a manner consistent with the 2024 Audited Financials; provided, that Seller shall deliver the items described in each of the foregoing clauses (i) through (iv) to Purchaser prior to Closing. If Closing occurs after November 11, 2025, then at least three (3) Business Days prior to Closing, Seller shall deliver to Purchaser, (i) the unaudited oil and gas disclosures to accompany the 2024 Audited Financials required to be filed by publicly traded companies with the SEC, (ii) the estimated reserve reports of the Company Group as of December 31, 2024 prepared by Cawley, Gillespie and Associates, Inc., (iii) the unaudited consolidated balance sheet, statement of operations, statement of cash flows and statement of changes in member’s equity of Seller as of and for the nine (9) month period ended September 30, 2025, together with all related notes thereto, which unaudited financial statements shall have been reviewed by the independent auditor for Seller, and prepared in accordance with GAAP as applied in a manner consistent with the 2024 Audited Financials and (iv) the unaudited consolidated statement of operations of Seller for the nine (9) month period ended September 30, 2024, which shall have been reviewed by the independent auditor for Seller, prepared in accordance with GAAP as applied in a manner consistent with the 2024 Audited Financials. Any failure by Seller to deliver to Purchaser the financial and reserve report information described in this Section 6.22(a) shall not constitute a breach of this Agreement.
(b)From and after the date of this Agreement until December 31, 2026, upon written request from Purchaser, Seller shall use commercially reasonable efforts to (i) provide, and shall cause each of their Affiliates to use commercially reasonable efforts to provide, and shall use commercially reasonable efforts to direct their respective accountants, reserve engineers and other Representatives to use commercially reasonable efforts to provide all cooperation requested by Purchaser that is reasonably necessary for Purchaser (or an Affiliate of Purchaser) to prepare and file any historical or pro forma financial statements or other information required by the SEC (including, for the avoidance of doubt, those required to be included in the Current Report on Form 8-K to be filed in connection with the Closing and those required to be included in any registration statement or proxy statement), including providing independent accountants’ comfort letters and consents from such accountants and (ii) upon reasonable request of

Purchaser, Seller agrees to use commercially reasonable efforts, to cause the present and former independent accountants and reserve engineers for Seller or the Company Group to provide commercially reasonable assistance to Purchaser and its Affiliates in connection with any registration statement, report or other filing with the SEC or any offering of securities, in each case consistent with their customary practice (including providing independent accountants’ comfort letters and consents from such accountants). Each of Seller and the Company Group hereby consents to the use of the financial information described in Section 6.22(a) and the Company Group’s trademarks, service marks and logos by Purchaser and its Affiliates in connection with the arrangement of any debt financing it may pursue. Notwithstanding the foregoing, Seller shall not be required to (x) provide access to information to the extent prohibited by applicable Law or contractual obligation or (y) disclose any information that would result in the waiver of any attorney-client or other legal privilege.
(c)Purchaser shall promptly, upon written request by Seller, reimburse Seller, its Affiliates and their Representatives for (i) all documented out-of-pocket costs and expenses incurred by Seller or its Affiliates in connection with compliance with the terms of this Section 6.22 prior to Closing and (ii) in addition to such amounts set forth in subclause (i), all internal costs and expenses incurred by Seller or its Affiliates in connection with the compliance with terms of this Section 6.22 from and after the termination of the “Accounting Services” under the Transition Services Agreement; provided, that such post-Accounting Services internal costs and expenses described in this clause (ii) shall not exceed $10,000 for any such cooperation and assistance relating to the use and disclosure of the information provided in Section 6.22(a).
(d)PURCHASER SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS SELLER INDEMNIFIED PARTIES FROM AND AFTER THE CLOSING FROM AND AGAINST ANY AND ALL DAMAGES SUFFERED OR INCURRED BY THEM ARISING IN CONNECTION WITH ANY ACTION TAKEN BY THEM AT THE REQUEST OF PURCHASER PURSUANT TO SECTION 6.22, REGARDLESS OF CAUSE OR OF ANY NEGLIGENT ACTS OR OMISSIONS (INCLUDING ACTIVE OR PASSIVE, SOLE, CONCURRENT OR COMPARATIVE NEGLIGENCE), STRICT LIABILITY, BREACH OF DUTY (STATUTORY OR OTHERWISE), VIOLATION OF LAW, OR OTHER FAULT OF ANY SELLER INDEMNIFIED PARTIES, OR ANY PRE-EXISTING DEFECT (EXCEPT FOR DAMAGES ARISING FROM OR RELATED TO GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD).
(e)Notwithstanding anything contained in this Agreement to the contrary, in no event shall the receipt or availability of any funds or financing by Purchaser, any of its Affiliates or any other financing or other transactions be a condition to Purchaser’s obligations to consummate the transactions under this Agreement.
Section 6.23Amendment to Schedules. Purchaser agrees that, with respect to the representations and warranties of Seller or the Company Group contained in this Agreement, Seller or the Company Group, as applicable, shall have the continuing right until two (2) Business Days prior to the Closing to add, supplement or amend the Schedules to its representations and warranties with respect to any matter first arising after the Execution Date which, if existing on the Execution Date, would have been required to be set forth or described in such Schedules (including the addition of Schedules that are responsive to the representations and warranties contained herein but for which a Schedule is not contemplated as of the Execution Date). For purposes of determining whether the conditions set forth in Section 7.2(a) have been fulfilled, the Schedules to Seller’s and the Company Group’s representations and warranties contained in this Agreement shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto; provided, however, that if Closing shall occur, if the matters disclosed in such addition, supplement or amendment, individually or in the aggregate, cause

Purchaser’s conditions to Closing set forth in this Agreement to not be satisfied, but Purchaser nonetheless agrees to proceed with the Closing, then the matters disclosed pursuant to any such addition, supplement or amendment at or prior to the date that is two (2) Business Days prior to the Closing which caused Purchaser’s conditions to Closing set forth in this Agreement not to be satisfied shall be waived and Purchaser shall not be entitled to make a claim with respect thereto pursuant to the terms of this Agreement or otherwise; provided, further, that, for clarity, Purchaser shall not waive any rights or remedies with respect to any matters disclosed in such addition, supplement or amendment that do not cause a failure in Purchaser’s conditions to Closing set forth in this Agreement.
Article 7
CONDITIONS TO CLOSING
Section 7.1Seller’s Conditions to Closing. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Seller) on or prior to Closing of each of the following conditions precedent:
(a)Representations. The (i) Purchaser Fundamental Representations shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that refer to a specified date which need only be true and correct in all respects on and as of such specified date), and (ii) representations and warranties of Purchaser set forth in Article 5 (other than Purchaser Fundamental Representations) shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that refer to a specified date which need only be true and correct on and as of such specified date), except for breaches, if any, of such representations and warranties (other than Purchaser Fundamental Representations) as would not individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect (in the case of this clause (ii) without regard to whether such representation or warranty is qualified in terms of materiality, Purchaser Material Adverse Effect or other materiality qualifiers set forth therein).
(b)Performance. Purchaser shall have performed and complied with, in all material respects, all covenants and agreements to be performed or complied with by it under this Agreement prior to or on the Closing Date.
(c)No Order or Law. No injunction, order or other Law restraining, enjoining, or otherwise prohibiting or making unlawful the consummation of the transactions contemplated by this Agreement shall have been issued, entered, promulgated or enacted by any Governmental Authority having jurisdiction over any Party and remain in force.
(d)Deliveries. Purchaser shall have delivered (or be ready, willing, and able to deliver at Closing) to Seller the documents and certificates to be delivered by Purchaser under Section 8.3; and
(e)Aggregate Impacts. The sum of, without duplication, (i) all Title Defect Amounts asserted by Purchaser in good faith (or, if applicable, as determined under Section 12.9), plus (ii) all Environmental Defect Amounts asserted by Purchaser in good faith (or, if applicable, as determined under Section 12.9), plus (iii) the value of all Casualty Losses to the Assets between the Effective Time and Closing as asserted by Purchaser in good faith (in each case of clauses (i) through (iii) above, unless otherwise agreed in writing by the Parties), plus (iv) the Consent Adjustment Amount, shall, in the aggregate be less than ten percent (10%) of the Base Price (and, for the avoidance of doubt, the Title Defect Amounts and Environmental Defect Amounts under this Section 7.1(e) shall be determined without application of the Title Defect Threshold, the Environmental Defect Threshold, the Title Defect Deductible or the Environmental Defect Deductible, (as applicable)).

Section 7.2Purchaser’s Conditions to Closing. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Purchaser) on or prior to Closing of each of the following conditions precedent:
(a)Representations. The (i) Seller Fundamental Representations and Company Fundamental Representations shall be true and correct in all respects (except for any de minimis inaccuracies) as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that refer to a specified date which need only be true and correct in all respects on and as of such specified date) and (ii) representations and warranties of Seller set forth in Article 3 and Article 4 (other than the Seller Fundamental Representations and the Company Fundamental Representations) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that refer to a specified date which need only be true and correct on and as of such specified date), except for breaches, if any, of such representations and warranties (other than Seller Fundamental Representations and Company Fundamental Representations) as would not individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (in the case of this clause (ii) without regard to whether such representation or warranty is qualified in terms of materiality, Company Material Adverse Effect or other materiality qualifiers set forth therein).
(b)Performance. Seller shall have performed and complied with, in all material respects, all covenants and agreements to be performed or complied with by it under this Agreement prior to or on the Closing Date.
(c)No Order or Law. No injunction, order or other Law restraining, enjoining, or otherwise prohibiting or making unlawful the consummation of the transactions contemplated by this Agreement shall have been issued, entered, promulgated or enacted by any Governmental Authority having jurisdiction over any Party and remain in force.
(d)Deliveries. Seller shall have delivered (or be ready, willing, and able to deliver at Closing) to Purchaser the documents and certificates to be delivered by Seller and its Affiliates under Section 8.2.
(e)Aggregate Impacts. The sum of, without duplication, (i) all Title Defect Amounts asserted by Purchaser in good faith (or, if applicable, as determined under Section 12.9), plus (ii) all Environmental Defect Amounts asserted by Purchaser in good faith (or, if applicable, as determined under Section 12.9), plus (iii) the value of all Casualty Losses to the Assets between the Effective Time and Closing as asserted by Purchaser in good faith (in each case of clauses (i) through (iii) above, unless otherwise agreed in writing by the Parties), plus (iv) the Consent Adjustment Amount, plus (v) the Preferential Right Adjustment Amount, shall, in the aggregate, be less than ten percent (10%) of the Base Price (and, for the avoidance of doubt, the Title Defect Amounts and Environmental Defect Amounts under this Section 7.2(f) shall be determined without application of the Title Defect Threshold, the Environmental Defect Threshold, the Title Defect Deductible or the Environmental Defect Deductible, as applicable).
(f)Required Financial Information. Seller shall have delivered the financial and reserve report information required by Section 6.22(a).
Article 8
CLOSING
Section 8.1Time and Place of Closing. The consummation of the purchase and sale of the Subject Interests contemplated by this Agreement (“Closing”) shall, unless otherwise agreed to in writing by Purchaser and Seller, take place electronically (by email or other electronic means) at 10:00 a.m., Houston, Texas time, on (x) September 29, 2025, (y) if (i)

Purchaser shall not have received the financial and reserve report information required by Section 6.22(a) prior to September 29, 2025, (ii) at Seller’s sole election at least three (3) Business Days prior to September 29, 2025 in the event necessary to align Closing with the next available Payment Date (as defined in the Seller ABS) after giving the requisite prior notice required under the Seller ABS, or (iii) the conditions to the obligations of the Parties to consummate the transactions hereunder contained in Article 7 have not been satisfied or waived (other than any such conditions which by their terms are to be satisfied only at the Closing, but subject to the satisfaction of such conditions) at least three (3) Business Days prior to September 29, 2025, then in the case of (i), (ii) or (ii), on the next available Payment Date as defined under the Seller ABS or (z) on such other date as the Parties may mutually agree (the “Closing Date”). All actions to be taken and all documents and instruments to be executed and delivered at Closing shall be deemed to have been taken, executed, and delivered simultaneously and, except as permitted hereunder, no actions shall be deemed taken nor any document or instrument executed or delivered until all actions have been taken and all documents and instruments have been executed and delivered.
Section 8.2Obligations of Seller at Closing. At the Closing (or earlier if indicated below), upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Purchaser of its obligations pursuant to Section 8.3, Seller shall deliver or cause to be delivered to Purchaser (or, if another Person is specified below, to such other Person) the following:
(a)the Assignment Agreement transferring the Subject Interests to Purchaser, duly executed by Seller;
(b)the Transition Services Agreement, substantially in the form attached hereto as Exhibit D (the “Transition Services Agreement”), duly executed by Bedrock Production EmployeeCo, LLC;
(c)the Registration Rights Agreement, duly executed by Seller;
(d)a valid IRS Form W-9 properly completed and duly executed by Seller (or by Seller’s regarded owner if Seller is disregarded as an entity separate from such owner); provided that, for the avoidance of doubt, Purchaser’s sole recourse for Seller’s failure to deliver an IRS Form W-9 pursuant to this Section 8.2(d) shall be to withhold in accordance with applicable Law;
(e)a certificate duly executed by an authorized officer of Seller, dated as of Closing, certifying on behalf of Seller that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied;
(f)where approvals are received by Seller pursuant to a filing or application under Section 6.2, copies of those approvals;
(g)the Preliminary Settlement Statement, duly executed by Seller;
(h)(i) at least ten (10) Business Days prior to Closing, drafts of the ABS Termination Documents for Purchaser’s review and reasonable comment and (ii) at least two (2) Business Days prior to the Closing, (x) the ABS Termination Documents duly executed by the applicable parties subject to subsequent delivery on the Closing Date; and (y) applicable release documents in recordable form (including UCC-3 statements) necessary to evidence the release, discharge and termination of any deed of trust, mortgages, financing statements, pledges, fixture filings and security agreements securing obligations arising the Seller ABS, in each case, in form and substance reasonably acceptable to Purchaser in sufficient counterparts for recordation in each of the counties in which the Assets are located or other applicable jurisdiction;

(i)evidence of any terminations of then-outstanding Company Hedges;
(j)duly executed resignations, in form reasonably satisfactory to Purchaser, of each of the directors, managers and officers of each member of the Company Group Members;
(k)an Excluded Asset Assignment from any applicable Company Group Member to Seller or one or more of its designees, duly executed by such Company Group Member and Seller (or its designee);
(l)a joint direction to the Escrow Agent instructing the Escrow Agent to transfer the Deposit to the Indemnity Escrow Account in accordance with the Escrow Agreement, duly executed by Seller;
(m)all consents, bank signatory cards or other approvals necessary in order to (i) permit any Person specified by Purchaser in writing to Seller prior to Closing to control, immediately following the Closing, the Bank Accounts and (ii) remove authority or approval for all signatories thereto to control or access, immediately following the Closing and thereafter, the Bank Accounts; and
(n)all other instruments, documents and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Purchaser.
Section 8.3Obligations of Purchaser at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Seller of its obligations pursuant to Section 8.2, Purchaser shall deliver or cause to be delivered to Seller (or, if another Person is specified below, to such other Person) the following:
(a)payment by wire transfer of same-day funds in an amount equal to the Closing Date Indebtedness in accordance with the ABS Termination Documents;
(b)evidence reasonably satisfactory to Seller that irrevocable instructions have been given for the Stock Consideration to be deposited by book entry to the account of the Seller, such account designated in writing at least five (5) Business Days prior to Closing.
(c)payment by wire transfer of same-day funds to the Escrow Agent in an amount equal to the Defect Escrow Amount, if any, to be held, in the Defect Escrow Account;
(d)a certificate by an authorized officer of Purchaser, dated as of Closing, certifying on behalf of Purchaser that the conditions set forth in Section 7.1(a) and Section 7.1(b) have been satisfied;
(e)the Transition Services Agreement, duly executed by Purchaser;
(f)the Registration Rights Agreement, duly executed by BKV Corporation;
(g)a joint direction to the Escrow Agent instructing the Escrow Agent to transfer the Deposit to the Indemnity Escrow Account in accordance with the Escrow Agreement, duly executed by Purchaser; and
(h)where approvals are received by Purchaser pursuant to a filing or application under Section 6.2, copies of those approvals.

Article 9
TERMINATION
Section 9.1Termination. This Agreement may be terminated at any time prior to Closing:
(a)by the mutual prior written consent of Purchaser and Seller;
(b)by either Purchaser or Seller, by written notice to the other Party on or after the Outside Date, if Closing has not occurred on or before the Outside Date;
(c)by either Purchaser or Seller, by written notice to the other Party, if a Governmental Authority shall have issued, entered, promulgated or enacted any order or other Law or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits or makes unlawful the consummation of the transactions contemplated hereby;
(d)by Purchaser, by written notice to Seller, if there has been (i) a breach of a representation and warranty made by Seller or any Company Group Member in this Agreement where such breach would result in the failure of any of the conditions set forth in Section 7.2, or (ii) a breach of covenant set forth in this Agreement to be performed, complied with or satisfied by Seller or any Company Group Member (including a failure to close in accordance with the terms and subject to the conditions in this Agreement) where such breach would result in the failure of any of the conditions set forth in Section 7.2 to be capable of being satisfied by the Outside Date (provided that, Purchaser has provided written notice of such breach or failure to perform to Seller, and such breach or failure has not been cured by the earlier of (A) within ten (10) Business Days after the delivery of such notice and (B) one (1) Business Day prior to the Outside Date);
(e)by Seller, by written notice to Purchaser, if there has been (i) a breach of a representation and warranty made by Purchaser in this Agreement where such breach would result in the failure of any of the conditions set forth in Section 7.1, or (ii) a breach of covenant set forth in this Agreement to be performed, complied with or satisfied by Purchaser (including a failure to close in accordance with the terms and subject to the conditions in this Agreement) where such breach would result in the failure of any of the conditions set forth in Section 7.1 to be capable of being satisfied by the Outside Date (provided that Seller has provided written notice of such breach or failure to perform to Purchaser, and such breach or failure has not been cured by the earlier of (A) within ten (10) Business Days after the delivery of such notice and (B) one (1) Business Day prior to the Outside Date);
(f)by Seller, if Purchaser fails to fund the Deposit Escrow Account in accordance with Section 2.3; or
(g)on or after (x) September 30, 2025 or (y) if the target Closing Date is extended pursuant to Section 8.1(y) (except in the case due solely to a failure of the condition set forth in Section 7.1(e) or Section 7.2(e)), then the first Business Day following the new target Closing Date determined under Section 8.1(y), in each case, by either (i) Purchaser if the condition set forth in Section 7.2(e) has not been satisfied (or waived) or (ii) by Seller if the condition set forth in Section 7.1(e) has not been satisfied (or waived), in either case, by written notice to the other Party; provided, that, if either Party notifies the other Party of its intention to terminate this Agreement in accordance with this Section 9.1(g), the non-terminating Party may, prior to or after giving effect to such termination, elect by written notice to submit all unresolved disputes with respect to any Title Defects, Title Benefits, Title Defect Amounts, Title Benefit Amounts, Environmental Defects or Environmental Defect Amounts to expert arbitration in accordance with Section 12.10 for the sole purpose of determining whether the condition in

Section 7.1(e) or Section 7.2(e) has been satisfied; provided, that the Parties shall instruct the Title Arbitrator or Environmental Arbitrator, as applicable, to deliver a determination solely with respect to (A) the Environmental Defect Amount(s) attributable to all disputed Environmental Defects, (B) the Title Defect Amount(s) attributable to all disputed Title Defects or (C) the Title Benefit Amount(s) attributable to all disputed Title Benefits, as applicable, within fifteen (15) Business Days of the appointment of such Person; provided, that for the avoidance of doubt, if a Party elects to initiate arbitration as provided herein, unless otherwise agreed by the Parties, neither Party may terminate this Agreement pursuant to this Section 9.1(g) until final resolution of such arbitration; provided, further that nothing herein shall prevent Purchaser from electing to waive or withdraw any asserted Title Defect or Environmental Defect at any time prior to termination of (or Seller’s election to terminate under this Section 9.1(g)) this Agreement;
provided, however, that no Party shall be entitled to terminate this Agreement pursuant to Section 9.1(b), (d), (e), or (g) if such Party is then in material breach of any of its representations, warranties or covenants contained in this Agreement, which material breach is, individually or in the aggregate, the primary cause of the failure of a condition set forth in Section 7.1 or Section 7.2, as applicable.
Section 9.2 Effect of Termination.
(a)If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no further force or effect (except for the Confidentiality Agreement and the provisions of Section 3.8 (Liability for Brokers’ Fees), Section 4.36 (Liability for Brokers’ Fees), Section 5.10 (Liability for Brokers’ Fees), Section 6.3 (Public Announcements; Confidentiality), Article 9 (Termination), Article 14 (Miscellaneous), and Appendix A (Definitions), which shall continue in full force and effect).
(b)If Seller has the right to terminate this Agreement pursuant to Section 9.1(e) and (i) all conditions precedent to the obligations of Purchaser set forth in Section 7.2 have been satisfied or waived in writing by Purchaser, (ii) Seller has confirmed by irrevocable written notice to Purchaser acknowledging and agreeing that all conditions set forth in Section 7.1 have been satisfied or waived, and that Seller is ready, willing and able to perform its obligations under Section 8.2 (or would have been ready, willing and able to perform such obligations but for, the breach or failure of any of Purchaser’s representations, warranties, or covenants hereunder that give rise to a termination right under Section 9.1(e) and except for any such conditions that by their nature may only be satisfied at or in connection with the occurrence of Closing), and (iii) the Closing has not occurred as a result of the breach or failure of any of Purchaser’s representations, warranties, or covenants hereunder (including, if and when required, Purchaser’s obligations to consummate the transactions contemplated hereunder at Closing), then, in each case, Seller shall be entitled, as the sole and exclusive remedy of Seller against the Purchaser for failure to consummate the transactions contemplated hereunder, to terminate this Agreement pursuant to Section 9.1(e) and receive the entirety of the Deposit as liquidated damages hereunder and Purchaser and Seller shall then jointly instruct the Escrow Agent to release the Deposit to Seller within three (3) Business Days after the date on which this Agreement is terminated. Such termination and receipt of the Deposit shall be Seller’s sole and exclusive remedy for such breach and as liquidated damages hereunder, and the sole and exclusive remedy of Seller with respect to any rights, claims, liabilities or obligations arising from or related to this Agreement and the other Transaction Documents, whether known or unknown, including but not limited to any and all breaches by Purchaser of any covenant, representation or warranty contained in this Agreement, and none of Purchaser, nor any of its Representatives or Affiliates, as the case may be, shall have any liability or further obligation to Seller or any of its respective Representatives or Affiliates, as the case may be, and Purchaser (and its respective Representatives or Affiliates) shall upon such termination, without any further action or documentation by Seller or any of its Affiliates, be fully released and discharged from any and all claims, liabilities or obligations of any kind or nature whatsoever, whether legal, equitable or statutory, liquidated or unliquidated, known or unknown, present, past or continuing, fixed or contingent, or otherwise, that arise from of relate to this Agreement, and Seller (and its Representatives and Affiliates) shall not have any other remedy or cause of action under or relating to this Agreement or any Law. EACH OF SELLER AND PURCHASER ACKNOWLEDGES AND AGREES THAT IF SELLER RECEIVES THE DEPOSIT (AS LIQUIDATED DAMAGES) IN ACCORDANCE WITH THIS SECTION 9.2(B), THEN (I) ACTUAL DAMAGES UPON THE EVENT OF A TERMINATION ARE DIFFICULT TO ASCERTAIN WITH ANY CERTAINTY, (II) THE DEPOSIT IS A FAIR AND REASONABLE ESTIMATE BY THE PARTIES OF SUCH AGGREGATE ACTUAL DAMAGES, AND (III) THE PAYMENT OF THE DEPOSIT DOES NOT CONSTITUTE A PENALTY.
(c)If Purchaser has the right to terminate this Agreement pursuant to Section 9.1(d) and (i) all conditions precedent to the obligations of Seller set forth in Section 7.1 have been satisfied or waived in writing by Seller, (ii) Purchaser has confirmed by irrevocable written notice to Seller acknowledging and agreeing that all conditions set forth in Section 7.2 have been satisfied or waived, and that Purchaser is ready, willing and able to perform its obligations under Section 8.3 (or would have been ready, willing and able to perform such obligations but for, the breach or failure of any of Seller’s representations, warranties, or covenants hereunder and except for any such conditions that by their nature may only be satisfied at or in connection with the occurrence of Closing), and (iii) the Closing has not occurred as a result of the breach or failure of Seller’s representations, warranties, or covenants hereunder (including, if and when required, Seller’s obligations to consummate the transactions contemplated hereunder at Closing), then Purchaser shall be entitled to terminate this Agreement pursuant to Section 9.1(d) and receive a return of the Deposit (and Purchaser and Seller shall then jointly instruct the Escrow Agent to release the Deposit to Purchaser within three (3) Business Days after the date on which this Agreement is terminated), plus recover from Seller an amount equal to Purchaser’s actual, documented out of pocket costs and expenses up to the Deposit. Nothing herein shall limit Purchaser’s right to specific performance as described in Section 14.15. Notwithstanding anything herein to the contrary, if Purchaser seeks specific performance and does not successfully obtain specific performance, Purchaser shall still be entitled to the rights and remedies under this Section 9.2(c); provided that Purchaser may simultaneously pursue any (one or more) remedies set forth in this Agreement.
(d)If this Agreement is terminated pursuant to Article 9 for any reason other than by Seller pursuant to Section 9.1(e) as contemplated in Section 9.2(b), Purchaser and Seller shall jointly instruct the Escrow Agent to return the Deposit to Purchaser within three (3) Business Days of the date on which this Agreement is terminated. Notwithstanding anything to the contrary in this Agreement, except with respect to Purchaser’s remedies under Article 12 and without limiting Purchaser’s remedies under Section 9.2(c), each Party acknowledges and agrees that unless and until Closing occurs, such Party’s sole and exclusive remedy against the other Party under or relating to this Agreement or the transactions contemplated hereby (whether in contract, tort, law or otherwise) shall be to exercise an applicable remedy set forth in this Article 9.
(e)Subject to Section 9.2(b) and Section 9.2(c), upon the termination of this Agreement in accordance with the express terms of this Article 9, Seller and the Company Group shall be free immediately to enjoy all rights of ownership of the Company Group and the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any Person without any restriction under this Agreement. Following termination of this Agreement in accordance with Article 9, Purchaser shall promptly (but in any event no more than ten (10) Business Days after the termination of this Agreement) return or destroy all agreements, Contracts, instruments, books, records, materials and other information regarding Seller or its Affiliates (including the

Company Group and the Assets) provided to Purchaser or any of its Affiliates or any of their respective Representatives in connection with the transactions contemplated by this Agreement in accordance with the terms of the Confidentiality Agreement.
Article 10
INDEMNIFICATION
Section 10.1Survival.
(a)The representations and warranties, covenants and agreements of the parties set forth in this Agreement or in the certificates delivered at Closing, shall survive the Closing and shall terminate and be of no further force or effect on the date that is fourteen (14) months after the Closing Date; provided that (i) the Seller Fundamental Representations and the Company Fundamental Representations shall survive the Closing indefinitely, (ii) Seller’s representations and warranties in Section 4.9 (Taxes) shall survive the Closing for the applicable statute of limitations plus sixty (60) days, (iii) the covenants and agreements contained in Section 12.11 in defense of Special Warranty of Title (and the indemnification obligations contained in Section 10.2(a)(i)(B)) shall survive for a period of fourteen (14) months following the Closing and all other covenants and agreements that by their terms are to be performed in whole or in part subsequent to the Closing shall survive until fully satisfied or performed in accordance with the terms hereof. In addition, Seller’s indemnity obligations pursuant to Section 10.2(a)(iii) in respect of Specified Liabilities shall survive Closing for the following periods of time (subject to the last sentence of this paragraph): (x) indefinitely for all claims made in respect of clauses (e), (f) and (g) in the definition of “Specified Liabilities”, (y) until the expiry of the applicable statute of limitations plus sixty (60) days for claims made in respect of clause (c) in the definition of “Specified Liabilities” and (z) fourteen (14) months for all claims made other than in respect of clauses (c), (e), (f), and (g) in the definition of “Specified Liabilities”. No claim may be made for indemnification hereunder for breach of any representations, warranties, covenants or other agreements after the expiration of the applicable survival period set forth in this Section 10.1(a) (as applicable, the “Expiration Date”); provided, that if the Purchaser or the Seller, as applicable, delivers written notice to the other party of an indemnification claim in accordance with this Article 10 prior to the expiration of the applicable Expiration Date, such claim shall survive until resolved or judicially determined.
(b)The Parties acknowledge that the time periods set forth in this Section 10.1 for the assertion of certain claims under this Agreement are the result of arm’s-length negotiation among the Parties and that the Parties intend for the time periods to be enforced as agreed by the Parties.
(c)Each of Purchaser and Seller acknowledge and agree that each has relied, and shall have the right to rely, fully upon the representations, warranties, covenants and agreements of the other parties contained in this Agreement and in any other Transaction Document.
(d)An Indemnified Party's right to indemnification, based on any representation, warranty, covenant or obligation of another party contained in or made pursuant to this Agreement or any other Transaction Document shall not be affected by any investigation conducted by such Indemnified Party or its representatives or any knowledge acquired (or capable of being acquired) by any such Indemnified Party or its representatives, at any time.
Section 10.2Indemnification.
(a)From and after Closing, subject to the limitations set forth in Article 10, Seller shall indemnify, defend, and hold harmless the Purchaser Indemnified Parties from and against all Damages incurred by, suffered by, or asserted against such Persons caused by, arising out of, attributable to or resulting from:

(i)any breach of (A) any of Seller’s representations and warranties set forth in Article 3 or Article 4 or in the certificate(s) delivered by Seller at Closing pursuant to Section 8.2(e), or (B) the Special Warranty of Title;
(ii)(A) any breach of any covenants or agreements of Seller contained in this Agreement or (B) any breach of any of the Company Group’s covenants or agreements contained in this Agreement to be performed at or prior to Closing; or
(iii)any Specified Liabilities.
(b)From and after Closing, subject to the limitations set forth in Article 10, Purchaser and the Company Group shall be jointly and severally responsible for, and shall indemnify, defend, and hold harmless the Seller Indemnified Parties from and against all Damages incurred by, suffered by, or asserted against such Persons caused by, arising out of, attributable to or resulting from:
(i)any breach of any of Purchaser’s representations and warranties set forth in Article 5, or in the certificate delivered by Purchaser at Closing pursuant to Section 8.3(d);
(ii)any breach of any of Purchaser’s covenants or agreements contained in this Agreement; or
(iii)any breach of any of the Company Group’s covenants or agreements contained in this Agreement to be performed after Closing.
(c)Any claim for indemnification under this Article 10 by any Third Party must be brought and administered by a Party to this Agreement. No Indemnified Party (including any Person within the Seller Indemnified Parties and the Purchaser Indemnified Parties) other than the Parties shall have any rights against Seller, Purchaser or the Company Group under the terms of this Article 10 except as may be exercised on its behalf by Purchaser or Seller, as applicable, pursuant to Article 10. The Parties may elect to exercise or not exercise indemnification rights under this Article 10 on behalf of the other Indemnified Parties affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Party for any action or inaction under this Article 10.
Section 10.3Third-Party Claims.
(a)If any Third Party asserts a claim (a “Third-Party Claim”) against any Indemnified Party that could reasonably be expected to give rise to a right on the part of the Indemnified Party to indemnification under this Article 10, the Indemnified Party shall give notice of such Third-Party Claim to Seller (in the case of a Third-Party Claim asserted against a Purchaser Indemnified Parties) or Purchaser (in the case of a Third-Party Claim asserted against a Seller Indemnified Party) as soon as practicable (but in no event later than fifteen (15) Business Days after receiving notice of such Third-Party Claim), and the Indemnifying Party shall have the right to assume the defense of such Third-Party Claim; provided, however, that the failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that the Indemnifying Party may have hereunder with respect to such Third-Party Claim, except to the extent that the Indemnifying Party is actually and materially prejudiced as a result of such failure, including where the failure to so notify the Indemnifying Party results in Damages to the Indemnifying Party or the forfeiture of substantive rights or defenses that would otherwise be available in the defense of such Third-Party Claim.
(b)Notwithstanding anything to the contrary in this Section 10.3 or this Agreement to the contrary, the Indemnifying Party may not assume the defense of any Third-

Party Claim and the Indemnified Party will be entitled to assume and undertake the defense and settlement of such Third-Party Claim (at the sole cost and expense of the Indemnifying Party, subject to the limitations of Section 10.4) if (A) a conflict of interests exists between the Indemnifying Party and such Indemnified Party which has the potential of adversely affecting the interests of the Indemnified Party in the defense of such Proceeding, (B) in the case of an Indemnified Party that is a Purchaser Indemnified Party, the amount claimed exceeds funds available for indemnification in the Indemnity Escrow Account, (C) the Third-Party Claim asserts an injunction or other equitable relief against the Indemnified Party, (D) the Third-Party Claim relates to or involves any criminal or quasi criminal Proceeding or any material customer or supplier of the Company Group, or (E) an adverse determination with respect to the Third-Party Claim would be materially detrimental to or materially injure the Indemnified Party’s reputation or future business prospects (as determined by the Indemnified Party in its reasonable discretion). In addition, the Indemnifying Party shall not be entitled to continue to assume the defense of any Third-Party Claim if it fails to reasonably defend the Third-Party Claim (as determined by the Indemnified Party in its reasonable discretion).
(c)If the Indemnifying Party elects not to assume the defense or fails to assume the defense within thirty (30) days after the Indemnified Party provides notice to the Indemnifying Party of such Third-Party Claim, then the Indemnified Party may employ counsel reasonably satisfactory to the Indemnifying Party to represent or defend it against any such Third-Party Claim, and, subject to the limitations in this Article 10, the reasonable out of pocket attorneys’ fees incurred by the Indemnified Party for such counsel will be included in the Indemnified Party’s Damages; provided, however, that the Indemnified Party’s Damages shall not, in connection with any Proceeding or separate but substantially similar Proceedings arising out of the same general allegations, include the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Parties, except to the extent that local counsel, in addition to its regular counsel, is required in order to effectively defend against the Third-Party Claim. If the Indemnifying Party does assume the defense of a Third-Party Claim, the Indemnified Party shall have the right to participate in the defense of such Third-Party Claim at such Indemnified Party’s sole expense. If the Indemnified Party retains its own counsel, the Indemnifying Party shall reasonably cooperate in providing information to and consulting with the Indemnified Party about the Third-Party Claim.
(d)The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any settlement with respect to any Third-Party Claim it has assumed the defense of unless such settlement includes an unconditional release of the Indemnified Party for liability arising out of such claim. Notwithstanding anything to the contrary contained herein, in no event shall the Indemnified Party consent to the entry of judgment or enter into any settlement with respect to a Third-Party Claim for which it is seeking indemnification without the prior written consent of the Indemnifying Party.
(e)To the extent the provisions of this Section 10.3 are inconsistent with Section 11.6, Section 11.6 shall control.
Section 10.4Indemnification Actions.
(a)For purposes hereof, (i) the term “Indemnifying Party” when used in connection with particular Damages shall mean the Person or Persons having an obligation to indemnify another Person or Persons with respect to such Damages pursuant to this Article 10 and (ii) the term “Indemnified Party” when used in connection with particular Damages shall mean the Person or Persons having the right to be indemnified with respect to such Damages by another Person or Persons pursuant to this Article 10.
(b)In order to assert a claim for indemnification hereunder, the Indemnified Party shall deliver a written notice (a “Notice of Claim”) to the Indemnifying Party prior to the expiration of the applicable Expiration Date, setting forth: (i) a brief description of the circumstances giving rise to the claim and the specific basis for indemnification hereunder; (ii) a good faith estimate of the actual and reasonably expected potential Damages for which it is entitled to be indemnified hereunder (the “Claimed Amount”); and (iii) in the event of a Third-Party Claim, a copy of such Third-Party Claim (if available).
(c)The Indemnifying Party shall, within fifteen (15) days after the receipt of any such Notice of Claim, deliver to the Indemnified Party (i) a written notice that the Indemnifying Party accepts that such Indemnified Party is entitled to indemnification for all or any portion (which shall be specified in such written notice) of the amount of Damages specified in such Notice of Claim, or (ii) a written notice that the Indemnifying Party disputes in good faith that such Indemnified Party is entitled to indemnification for all or any portion (which shall be specified in such written notice along with reasonable supporting documentation or other explanation of the reasoning for such dispute) of the amount of Damages specified in such Notice of Claim, or (iii) a written notice reflecting any combination of the foregoing clauses (i) and (ii). Any failure by the Indemnifying Party to respond to such Notice of Claim shall be deemed to be an election under subsection (ii) above.
(d)With respect to claims made by any Purchaser Indemnified Party against Seller, delivery of the Seller’s written notice stating that Seller disputes any portion of the amount of Damages for which the Purchaser claims the Purchaser Indemnified Party is entitled to indemnification shall constitute notice that such amount in dispute shall not be released by the Escrow Agent to the Purchaser and that the Escrow Agent shall continue to hold such amount in accordance with the Escrow Agreement until the dispute has been fully resolved by final nonappealable court order, arbitrator’s decision, settlement or otherwise.
(e)If the Indemnifying Party and Indemnified Party are unable to resolve the dispute during the thirty (30)-day period commencing upon the receipt of the responding notice by the Indemnified Party, then such dispute (and any other disputes relating to the Claimed Amount or the related indemnification claim) shall be resolved pursuant to Section 11.8.
(f)Upon the final determination of any amount owed by Seller to Purchaser Indemnified Parties (whether by agreement or through dispute resolution), Purchaser may satisfy such amount by the following means (including a combination of them), subject to Section 10.5(c): (i) by satisfying such amount from the Indemnity Escrow Account, in which event Purchaser and Seller shall jointly instruct the Escrow Agent to release from the Indemnity Escrow Account such amount to Purchaser, (ii) if funds pursuant to clause (i) is not available or sufficient, then by setting off and withholding such amount against any Deferred Cash Consideration payable to Seller pursuant to Section 2.8, or (iii) if funds pursuant to clauses (i) and (ii) is not available or sufficient, then directly from Seller, in which case Seller shall within five (5) Business Days after such final determination pay such amount in cash by wire transfer of immediately available funds to the account designated by such Purchaser Indemnified Parties. Upon the final determination of any amount owed by Purchaser and the Company Group to Seller Indemnified Parties (whether by agreement or through dispute resolution), Purchaser or the Company Group shall within five (5) Business Days after such final determination pay such amount in cash by wire transfer of immediately available funds to the account designated by such Seller Indemnified Parties.
Section 10.5Indemnity Escrow Amount Release.
(a)At Closing, notwithstanding any other provision of this Agreement to the contrary, as security in support of the indemnification obligations of Seller pursuant to Section 10.2(a), the Escrow Agent shall transfer the Deposit from the Deposit Escrow Account to the Indemnity Escrow Account to comprise the Indemnity Escrow Amount in accordance with

Section 2.2(b). The Indemnity Escrow Amount shall be released in accordance with the provisions of this Section 10.5 and the Escrow Agreement.
(b)On the Business Day following the date that is six (6) months following the Closing Date, Seller and Purchaser shall jointly instruct the Escrow Agent to release an amount (if any) to Seller equal to (A) any amounts remaining of the Indemnity Escrow Amount, less and except for (B) an amount equal to the sum of (i) fifty percent (50%) of the Indemnity Escrow Amount, plus (ii) the aggregate amount of all outstanding claims for which Purchaser has provided a Notice of Claim in good faith to Seller and the Escrow Agent in accordance with Section 10.4(b) that have not been previously satisfied as of such date (which monies shall remain part of the Indemnity Escrow Account until final resolution of such outstanding claims).
(c)On the Business Day following the date that is fourteen (14) months following the Closing Date, Seller and Purchaser shall provide joint written instructions to the Escrow Agent to release to Seller any amount then-remaining of the Indemnity Escrow Amount (and any interest or income earned thereon), excluding those amounts attributable to any then-outstanding claims for which Purchaser has provided a Notice of Claim in good faith to Seller and the Escrow Agent in accordance with Section 10.4(b) that have not been previously satisfied, and, with respect to each such outstanding claim(s), the amount attributable thereto (to the extent a sufficient Indemnity Escrow Amount remains as of such date and if there are insufficient funds remaining as of such date, the entirety of the remaining Indemnity Escrow Amount as of such date) shall remain held by Escrow Agent until final resolution of such claim pursuant to the mutual written agreement of Section 10.4(b) and Seller or as determined by a final, non-appealable judgment of a court of competent jurisdiction in accordance with Section 14.4. With respect to any claims under this Article 10, Purchaser shall first pursue any such claims against the Indemnity Escrow Amount and next against Seller. Seller shall not have any liability for such claims under this Article 10 unless and until the Indemnity Escrow Amount is exhausted.
(d)Upon final resolution of Purchaser’s claim pursuant to this Article 10 pursuant to the mutual written agreement of Purchaser and Seller or as determined by a final, non-appealable judgment of a court of competent jurisdiction in accordance with Section 14.4, if Purchaser is entitled to a disbursement of all or any portion of the Indemnity Escrow Amount then-remaining, then Seller and Purchaser shall provide joint written instructions to the Escrow Agent to deliver to Purchaser such amount set forth in such joint written instruction that would satisfy such claim pursuant to this Article 10.
Section 10.6Limitation on Actions.
(a)Except with respect to the breach of any of the Seller Fundamental Representations or Company Fundamental Representations or Seller’s representations and warranties in Section 4.9 (Taxes), the Purchaser Indemnified Parties shall not be entitled to indemnification in respect of Damages of the type identified in Section 10.2(a)(i)(A) (collectively, “Purchaser Covered Claims”) for any individual Purchaser Covered Claim unless the amount of Damages related to such Purchaser Covered Claim, together with all related Purchaser Covered Claims, exceeds $[***] (the “Individual Indemnity Threshold”) (it being agreed that the Individual Indemnity Threshold represents a threshold and not a deductible) and unless and until the aggregate amount of all Damages arising out of Purchaser Covered Claims incurred by the Purchaser Indemnified Parties for which they are entitled to indemnification hereunder exceeds, on a cumulative basis, an amount equal to [***] percent ([***]%) of the Base Price (the “Deductible”), in which case indemnification shall be available (subject to the other limitations herein) under Section 10.2(a)(i)(A) for Purchaser Covered Claims only for Damages in excess of the Deductible.
(b)Except with respect to the breach of any of the Purchaser Fundamental Representations or Section 5.12, the Seller Indemnified Parties shall not be entitled to indemnification in respect of Damages of the type identified in Section 10.2(b) (collectively, “Seller Covered Claims”) for any individual Seller Covered Claim unless the amount of Damages related to such Seller Covered Claim, together with all related Seller Covered Claims, exceeds Individual Indemnity Threshold and unless and until the aggregate amount of all Damages arising out of Seller Covered Claims incurred by the Seller Indemnified Parties for which they are entitled to indemnification hereunder exceeds, on a cumulative basis, the Deductible, in which case indemnification shall be available (subject to the other limitations herein) under Section 10.2(b) for Seller Covered Claims only for Damages in excess of the Deductible.
(c)The right of the Purchaser Indemnified Parties to indemnification (i) for Purchaser Covered Claims under this Agreement shall be limited to and shall in no event exceed an amount equal to 10% of the Base Price and (ii) in the aggregate under this Agreement, including, for the avoidance of doubt, with respect to the breach of any of the Seller Fundamental Representations, Company Fundamental Representations, Seller’s representation and warranties in Section 4.9 (Taxes) and the Specified Liabilities, shall be limited to and shall in no event exceed the Base Price.
(d)The right of the Seller Indemnified Parties to indemnification (i) for Seller Covered Claims under this Agreement shall be limited to and shall in no event exceed an amount equal to 10% of the Base Price and (ii) in the aggregate under this Agreement, including, for the avoidance of doubt, with respect to the breach of any of the Purchaser Fundamental Representations, shall be limited to and shall in no event exceed the Base Price.
(e)The amount of any Damages for which an Indemnified Party is entitled to indemnification under this Article 10 shall be reduced by the amount of insurance proceeds actually received by the Indemnified Party or its Affiliates with respect to such Damages (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Party or its Affiliates).
(f)In no event shall any Indemnified Party be entitled to duplicate compensation with respect to the same Damage, liability, loss, cost, expense, claim, award, or judgment under more than one provision of this Agreement.
(g)Notwithstanding anything to the contrary contained elsewhere in this Agreement, Seller shall not be required to indemnify Purchaser under this Article 10 with respect to any breach of any representation or warranty set forth in Section 4.9 to the extent attributable to a Company Tax that is a Post-Effective Time Company Tax, except for any penalties, interest or additions to Tax imposed with respect to such Post-Effective Time Company Tax by a Governmental Authority as a result of such breach.
(h)For purposes of determining whether a Party is entitled to indemnification under this Article 10 for breaches of representations and warranties, and for determining the amount of damages recoverable by a Seller Indemnified Party or a Purchaser Indemnified Party resulting from breaches of representations and warranties by the other Party, any qualifications as to “material,” “materiality” or “Material Adverse Effect” and words of similar import (other than specific monetary thresholds) in the terms of such representation and warranty shall be disregarded, except, with respect to this Section 10.6(h), the use of the word “Material” as used in the defined term “Material Adverse Effect” or “Material Contract” shall not be disregarded.
Section 10.7Exclusive Remedy; Consequential Damages; Release.
(a)Notwithstanding anything to the contrary contained in this Agreement, and except for the specific remedies provided in Section 2.4, Section 2.7, Section 6.1(e), Section 6.8, Section 6.15, Article 9, Article 12, and Section 14.15, from and after the Closing (absent Fraud), this Article 10 contains the Parties’ sole and exclusive remedies for all matters covered or contemplated by this Agreement (including any breach of a representation, warranty or covenant) and the Parties irrevocably waive any and all rights they may have to make claims other than pursuant to this Article 10, including under statute, common law, tort or equity (and including under any Environmental Laws, including CERCLA), as a result of any Damages incurred by the Seller Indemnified Parties or Purchaser Indemnified Parties, as the case may be. Without limiting the generality of the foregoing, the Parties agree not to seek any indemnification, contribution repayment or other remedy or recourse directly or indirectly (through any director or officer of the other party or otherwise) from the other Party or its Affiliates with respect to the subject matter of this Agreement (whether on the basis of a claim sounding in tort, contract, statute or otherwise, including under any Environmental Laws, including CERCLA) outside of the provisions of this Article 10, except in the case of Fraud and for the specific remedies provided Section 2.4, Section 2.7, Section 6.8, Section 6.15, Article 9, Article 12, and Section 14.15.
(b)NONE OF THE PURCHASER GROUP NOR THE SELLER GROUP SHALL BE ENTITLED TO RECOVER FROM SELLER OR PURCHASER, AS APPLICABLE, OR THEIR RESPECTIVE AFFILIATES, ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, EXEMPLARY, REMOTE, SPECULATIVE (INCLUDING DAMAGES FOR LOST PROFITS OF ANY KIND OTHER THAN LOST PROFITS THAT CONSTITUTE DIRECT DAMAGES) OR PUNITIVE DAMAGES OF ANY CHARACTER, RESULTING FROM, ARISING OUT OF, IN CONNECTION WITH, OR IN ANY WAY INCIDENT TO ANY ACT OR OMISSION OF A PARTY RELATED TO THE PROVISIONS OF THIS AGREEMENT, IRRESPECTIVE OF WHETHER CLAIMS OR ACTIONS FOR SUCH LOSSES ARE BASED UPON CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY, OR ANY OTHER THEORY AT LAW OR EQUITY; PROVIDED, HOWEVER, THAT SUCH LIMITATION OF LIABILITY SHALL NOT APPLY TO (i) FRAUD OF A PARTY OR (ii) THE EXTENT SUCH DAMAGES ARE ACTUALLY AWARDED TO A THIRD PARTY IN CONNECTION WITH A THIRD-PARTY CLAIM.
(c)THE DEFENSE, INDEMNIFICATION, HOLD HARMLESS AND RELEASE PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY. THE PARTIES ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS “CONSPICUOUS.”
Section 10.8Fraud. Notwithstanding anything else in this Agreement to the contrary, nothing in this Agreement shall be construed to limit any claim for Fraud or any remedies that may be available to any Party in connection with any claim for Fraud.
Article 11
TAX MATTERS
Section 11.1Proration of Taxes. Seller shall be allocated and bear all Pre-Effective Time Company Taxes, and Purchaser shall be allocated and bear all Post-Effective Time Company Taxes. For purposes of this Agreement and determining the Pre-Effective Time Company Taxes and Post-Effective Time Company Taxes, (a) Company Taxes that are attributable to severance or production (other than such Company Taxes described in clause (c)) shall be allocated to the period in which the severance or production giving rise to such Company Taxes occurred, (b) Company Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Company Taxes described in clauses (a) or (c)) shall be allocated to the period in which the transaction giving rise to such Company

Taxes occurred, (c) Company Taxes that are ad valorem, property or other similar Company Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the Pre-Effective Time Tax Period and the Post-Effective Time Tax Period by prorating each such Company Tax based on the number of days in the applicable Straddle Period that occur before the day on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the day on which the Effective Time occurs, on the other hand, and (d) any other Company Taxes shall be allocated between the Pre-Effective Time Tax Period and the Post-Effective Time Tax Period by determining (i) the amount of such Company Taxes that would be payable if the Straddle Period ended and the books of the applicable Company Group Member were closed on the date immediately preceding the date on which the Effective Time occurs, which amount shall be a Pre-Effective Time Company Tax, and (ii) the amount of such Company Taxes that would be payable if the Straddle Period began on the date on which the Effective Time occurs, which amount shall be a Post-Effective Time Company Tax.
Section 11.2Taxes Included in Purchase Price Adjustments. To the extent the actual amount of a Company Tax is not known at the time an adjustment is to be made with respect to the Base Price pursuant to Section 2.4 or Section 2.7, the Parties shall utilize the most recent information available in estimating the amount of such Company Tax for purposes of such adjustment. To the extent the actual amount of a Company Tax (or the amount thereof paid or economically borne by a Party) is ultimately determined to be different than the amount (if any) that was taken into account in the calculation of the Final Purchase Price, as finally determined pursuant to Section 2.7, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Company Tax that is allocable to such Party under Section 11.1. For purposes of applying (i) this Section 11.2, Company Taxes paid by any Company Group Member prior to the Effective Time shall be treated as paid or economically borne by Seller, and Company Taxes paid by any Company Group Member after the Effective Time shall be treated as paid or economically borne by Purchaser, and (ii) Section 2.4, Section 2.7 and Section 11.1, Company Taxes described in clause (b) of the definition of Company Taxes paid by a member of a Seller Consolidated Group (other than a Company Group Member) shall be treated as paid or economically borne by Seller.
Section 11.3Tax Returns. Seller shall prepare and timely file or cause to be prepared and timely filed all Tax Returns required to be filed by or with respect to the Company Group Members which are due (taking into account applicable extensions) prior to the Closing Date and shall pay all Taxes shown as due and payable on such Tax Returns. All such Tax Returns shall be prepared in a manner consistent with practices followed in prior taxable periods except as required by applicable Law. Subject to the Transition Services Agreement, Purchaser shall prepare or cause to be prepared all Tax Returns required to be filed by any Company Group Member with respect to Company Taxes for all Pre-Effective Time Tax Periods and Straddle Periods, in each case, that are required to be filed after the Closing Date. Purchaser shall timely pay or cause to be timely paid all Taxes shown on such Tax Returns, and Seller shall reimburse Purchaser for the portion of such Taxes that constitute Pre-Effective Time Company Taxes (except to the extent previously economically borne by Seller (including, for the avoidance of doubt, any Pre-Effective Time Company Taxes (i) that were taken into account as an adjustment made with respect to the Base Price pursuant to Section 2.4 or Section 2.7, as applicable, or (ii) that were economically borne by Seller pursuant to Section 11.2)). With respect to each such Tax Return required to be filed (taking into account any applicable extensions of the due date of such Tax Return) after the Closing Date, (a) such Tax Return shall be prepared on a basis consistent with past practice of the applicable Company Group Member, (b) Purchaser shall, reasonably in advance of the due date of such Tax Return (taking into account any applicable extensions), deliver a draft of such Tax Return, together with all supporting documentation and workpapers, to Seller for its review and comment, and (c) Purchaser will cause such Tax Return (as revised to incorporate Seller’s reasonable comments) to be timely filed and provide a copy thereof to Seller. The Parties agree that (1) this Section 11.3 is intended to address the timing and manner in which certain Tax Returns are filed and (2) nothing in this Section 11.3 shall be interpreted as altering the manner in which Company Taxes are allocated to and economically borne by the Parties.
Section 11.4Tax Cooperation. Purchaser and Seller shall, and shall cause their respective Affiliates to, reasonably cooperate as and to the extent reasonably requested by the other Party, in connection with the preparation, filing and execution of Tax Returns and any audit, litigation or other Proceeding with respect to Taxes imposed on or with respect to the Assets, operations or activities of the Company Group. Such cooperation shall include the retention and (upon the other Party’s reasonable request) the provision of records and information which are reasonably relevant to any such Tax Return or audit, litigation, or other Proceeding with respect to Taxes and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
Section 11.5Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, any sales, use, transfer, real property transfer, registration, documentary, stamp, value added, or similar Taxes and related fees and costs imposed on or payable in connection with the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne fifty percent (50%) by Purchaser and fifty percent (50%) by Seller. Seller shall pay to Purchaser fifty percent (50%) of any such Transfer Taxes and Purchaser shall prepare and timely file any Tax Returns required to be filed with respect to any Transfer Taxes, promptly provide a copy of such Tax Returns to Seller and pay all Transfer Taxes to the applicable Governmental Authority. Seller and Purchaser shall, and shall cause their respective Affiliates to, cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes and timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes.
Section 11.6Tax Proceedings. If, after the Closing Date, Purchaser receives notice of an audit or administrative or other Proceeding with respect to any Company Taxes related to any taxable period ending prior to the Effective Time or any Straddle Period (in each case, a “Tax Proceeding”), Purchaser shall notify Seller within ten (10) Business Days of receipt of such notice. Purchaser shall control any Tax Proceeding; provided, however, that Seller shall have the option, at the Seller’s sole cost and expense, to assume control, in lieu of Purchaser, of any Tax Proceeding related to any taxable period ending prior to the Effective Time. Seller may exercise such option by providing written notice to Purchaser within ten (10) Business Days of receiving notice of such a Tax Proceeding from Purchaser. The Party that is in control of any Tax Proceeding pursuant to the terms of this Section 11.6 shall (i) keep the non-controlling Party reasonably informed of the progress of such Tax Proceeding, (ii) permit the non-controlling Party (or the non-controlling Party’s counsel) to participate, at the non-controlling Party’s sole cost and expense, in such Tax Proceeding, including in meetings with the applicable Governmental Authority, and (iii) not settle, compromise and/or concede any portion of such Tax Proceeding without the prior written consent of the non-controlling Party, which consent shall not be unreasonably withheld, conditioned or delayed. In the case of any conflict between this Section 11.6 and Section 10.3, this Section 11.6 shall control.
Section 11.7Purchase Price Allocation. Within sixty (60) days after the final determination of the Final Purchase Price under Section 2.7, Purchaser shall prepare and deliver to Seller a draft allocation of the Final Purchase Price (and any other amounts treated as consideration for Tax purposes) among the six categories of assets specified in Part II of the Internal Revenue Service Form 8594 in accordance with Section 1060 of the Code and the applicable Treasury Regulations promulgated thereunder (the “Tax Allocation”). If Purchaser does not receive any written notice of objection to the Tax Allocation within thirty (30) days of delivery of the Tax Allocation to Seller, the Tax Allocation shall be deemed agreed to in its entirety by the Parties. If a written notice of objection is timely delivered to Purchaser, the Parties shall negotiate in good faith for a period of twenty (20) days to resolve such dispute. If, during such period, the Parties resolve their differences in writing as to any disputed item, such resolved items shall be deemed agreed to by the Parties. In the event that the Parties do not resolve a disputed item in the Tax Allocation prior to the end of the period, then the Parties shall each be entitled to adopt their own positions regarding such disputed item. To the extent Seller and Purchaser reach an agreement or are deemed to have reached an agreement with respect to the Tax Allocation, Purchaser and Seller shall use commercially reasonable efforts to update the Tax Allocation in accordance with Section 1060 of the Code and the applicable Treasury Regulations promulgated thereunder following any subsequent adjustment to the Final Purchase Price (or any other items properly treated as consideration for U.S. federal income Tax purposes) pursuant to this Agreement, and Purchaser and Seller shall, and shall cause their respective Affiliates to, report consistently with the agreed portion of the Tax Allocation, as adjusted, on all Tax Returns, including IRS Form 8594 (Asset Acquisition Statement under Section 1060), and not take any position for Tax purposes (whether on any Tax Return, in any Proceeding with respect to Taxes or otherwise) that is inconsistent with the Tax Allocation, as adjusted; provided, however, that no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise or settle any audit, litigation or other Proceeding in connection with such Tax Allocation.
Section 11.8Post-Closing Actions. Following the Closing, without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed), Purchaser shall not, and shall not cause or permit any of its Affiliates (including any of the Company Group Members after the Closing Date) to, with respect to any Company Group Member or Assets for any taxable period beginning prior to the Effective Time, (i) amend or refile any Tax Return of any Company Group Member or relating to the Assets, (ii) make or change any material Tax election or accounting method or practice, (iii) file any voluntary disclosure agreement, participate in any arrangement similar to a voluntary disclosure agreement or voluntarily approach any Governmental Authority regarding any failure to file Tax Returns of any Company Group Member or pay Company Taxes, (iv) surrender any right to claim a refund of Taxes, (v) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency or (vi) effect or engage in any transaction or other action occurring on the Closing Date after the Closing outside the ordinary course of business, in each case, if the Seller or any of its Affiliates could reasonably be expected to be liable for any Taxes under this Agreement or applicable Law (including, for the avoidance of doubt, due to a decrease of any Tax asset or attribute that would otherwise be available to Seller or a decrease to the Base Price) as a result of such action.
Section 11.9Tax Refunds. Seller shall be entitled to any and all refunds (and credits in lieu thereof) attributable to Pre-Effective Time Company Taxes, and Purchaser shall be entitled to any and all refunds (and credits in lieu thereof) attributable to Post-Effective Time Company Taxes. If a Party or its Affiliate (i) receives a refund of Company Taxes or (ii) receives or realizes a Tax benefit attributable to any credit in lieu of refund, in each case, to which another Party is entitled pursuant to this Section 11.9, such recipient Party shall forward to the entitled Party the amount of such refund or Tax benefit within thirty (30) days after such refund is received or such Tax benefit is received or realized, as applicable, net of any reasonable costs or expenses incurred by such recipient Party in procuring such refund or Tax benefit.
Section 11.10Tax Treatment of Payments from One Party to Another. The Parties agree that any payments made by one Party to the other Party pursuant to Section 2.4, Section 2.7, Article 10, this Article 11, or Article 12 shall be treated for all Tax purposes as an adjustment to the Base Price unless otherwise required by Law.
Section 11.11Survival. Notwithstanding anything to the contrary herein, the agreements, covenants and representations of this Article 11 shall survive the Closing until the expiration of the applicable statute of limitations.
Article 12
TITLE AND ENVIRONMENTAL MATTERS
Section 12.1Purchaser’s Title Rights. Subject to Article 10 and except with respect to (x) the representations and warranties set forth in Section 4.10, Section 4.12, Section 4.15, Section 4.22, Section 4.23, or Section 4.27, the corresponding representations and warranties confirmed in the certificates delivered at Closing pursuant to Section 8.2(e), (y) the Special

Warranty of Title, and (z) Purchaser’s right to terminate this Agreement pursuant to Section 9.1 (including due to the failure of the closing condition set forth in Section 7.2(a)), (a) the provisions of this Article 12 provide Purchaser’s sole and exclusive remedy with respect to any Title Defects or other deficiencies or defects in the Company Group’s title to the Assets, and (b) Seller hereby expressly disclaims and negates all other representations and warranties of title whatsoever, whether express, implied, statutory, or otherwise.
Section 12.2Defensible Title.
(a)As used in this Agreement, the term “Defensible Title” means, subject to the Permitted Encumbrances, the aggregate title of the Company Group to the Leases and Wells that, as of the Effective Time through and including the Closing Date, is deducible of record or evidenced by unrecorded instruments or elections pursuant to a joint operating agreement, a pooling agreement, a unitization agreement, a farmout agreement, or any similar agreement which can be successfully defended if challenged and:
(i)as to the applicable Target Formation, entitles the Company Group to receive a Net Revenue Interest, in the case of any Well that is not less than the Net Revenue Interest percentage shown for each Target Formation as to such Well in Exhibit A-3; except, (A) any decreases in connection with those operations in which any Company Group Member may elect after the Execution Date to be a non-consenting co-owner in accordance with (and without breaching) Section 6.4, (B) any decreases resulting from reversion of interest to co-owners with respect to operations in which such co-owners elect, after the Execution Date, not to consent, (C) any decreases resulting from the establishment or amendment, after the Execution Date, of production sharing agreements, pools or units in accordance with Section 6.4, or (D) any decreases required to allow other Working Interest owners to make up or settle Imbalances or (E) as otherwise expressly stated in Exhibit A-3;
(ii)as to the applicable Target Formation, obligates the Company Group to bear a Working Interest, in the case of any Well, that is no greater than the Working Interest shown for each Target Formation as to such or Well in Exhibit A-3; except (A) as expressly stated in Exhibit A-3, (B) any increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements or forced pooling orders or applicable Law, or (C) increases that are accompanied by at least a proportionate increase in Company Group’s Net Revenue Interest in such Target Formation of the affected Well; and
(iii)as to the applicable Target Formation, entitles the Company Group to ownership of not less than the Net Acres set forth on Exhibit A-1 for such Lease, except for (A) any decreases in connection with those operations in which any Company Group Member may elect after the Execution Date to be a non-consenting co-owner in accordance with (and without breaching) the terms hereof, (B) any decreases resulting from reversion of interest to co-owners with respect to operations in which such co-owners elect, after the Execution Date, not to consent, (C) any decreases resulting from the establishment or amendment, after the Execution Date, of production sharing agreements, pools or units in accordance with the terms hereof, or (D) as otherwise expressly stated in Exhibit A-1; and
(iv)is free and clear of Encumbrances.
(b)As used in this Agreement, the term “Title Defect” means any Encumbrance, obligation or defect that causes the Company Group to collectively not have Defensible Title to any individual Lease or Well, in each case as to the applicable Target Formation; provided that, in no event shall any of the following be considered or constitute a “Title Defect”: (i) any defect arising out of lack of survey or lack of metes and bounds descriptions, unless a survey is expressly required by applicable Law; (ii) any defect in the chain of title consisting of the failure to recite marital status in a document, lack of spousal joinder or omissions of succession or heirship Proceedings, unless affirmative evidence shows that such failure or omission results in another party’s actual and superior claim of title to the Assets; (iii) any defect arising out of lack of corporate or entity authorization, unless affirmative evidence shows that such corporate or entity action results in another party’s actual and superior claim of title to the Assets; (iv) any defects or irregularities resulting from, arising out of or related to probate Proceedings or lack thereof, which defects or irregularities have existed since prior to August 7, 2015 and no affirmative evidence shows that another Person has a superior claim of title to the Assets; (v) any gap in the chain of title, unless (A) Purchaser provides affirmative evidence showing that another party has an actual and superior chain of title or (B) Purchaser affirmatively shows such gap to exist in such records by an abstract of title, title opinion or landman’s title chain or runsheet; (vi) any defect that is cured, released or waived by any Law of limitation or prescription, including adverse possession and the doctrine of laches or which has existed since prior to August 7, 2015 and no affirmative evidence shows that another Person has asserted a superior claim of title to the Assets; (vii) any burden or defect arising from prior leases relating to the Lands that are terminated (where the primary terms of such leases expired ten (10) years or more prior to the Execution Date) but are not surrendered or released of record; (viii) any defect arising from any change in applicable Law after the Execution Date; (ix) any Encumbrance, obligation, burden, defect, or loss of title resulting from Seller’s or a Company Group Member’s conduct of business after the Effective Time in compliance with this Agreement; (x) any Encumbrance, obligation, burden or defect that affects only which Person has the right to receive payment of any Burdens (rather than the amount of such Burden) and that does not affect the validity of the underlying Asset; (xi) except for the Special Warranty of Title, any Encumbrance, obligation, burden, or defect that Purchaser has not asserted in a valid Title Defect Notice prior to the Defect Claim Date; (xii) any defects or irregularities in acknowledgements; (xiii) any defects arising from lack of an affidavit of identity or the need for one if the relevant Person’s name is readily apparent; or (xiv) any defects arising from a lack of power of attorney unless Purchaser provides evidence of a Person’s competing claim of title to the Assets.
(c)As used in this Agreement, the term “Title Benefit” means any right, circumstance, or condition that operates to (i) increase the Net Revenue Interest of the Company Group in any Target Formation with respect to any Well above that shown on Exhibit A-3 without causing a greater than proportionate increase in the Company Group’s corresponding Working Interest as to the applicable Target Formations than that shown on Exhibit A-3; (ii) decrease the Working Interest of the Company Group in any Target Formation with respect to any Well below that shown on Exhibit A-3 to the extent there is no decrease in the Company Group’s Net Revenue Interest as to the Target Formations in such Well or (iii) increase the Net Acres of the Company Group in the Target Formation with respect to any Lease or Unit above that shown on Exhibit A-1; provided that any interest or asset acquired by the Company Group from and after the Effective Time shall only constitute or give rise to a Title Benefit to the extent Seller (and not the Company Group) has paid (or reimbursed the Company Group for) the acquisition costs of such interests or assets.
Section 12.3Definition of Permitted Encumbrances. As used in this Agreement, the term “Permitted Encumbrances” means any or all of the following:
(a)all Burdens if the net cumulative effect of such Burdens does not, individually or in the aggregate, (i) reduce the Company Group’s Net Revenue Interest in the applicable Target Formations as to each Well below that shown in Exhibit A-3 for such Well, (ii) obligate the Company Group to bear a Working Interest in the applicable Target Formations for any Well in any amount greater than the Working Interest set forth in Exhibit A-3 for such Well, (unless the Net Revenue Interest for such Well is greater than the Net Revenue Interest set forth in Exhibit A-3, in the same or greater proportion as any increase in such Working Interest)

or (iii) reduce the Company Group’s Net Acres in the applicable Target Formations as to each Lease below that shown in Exhibit A-1 for such Lease (clauses (i) ¸ (ii) and (iii) an “Interest Reduction”);
(b)the terms of any Contract, Lease, or Surface Rights and Rights of Way, in each case, to the extent (i) the aggregate effect thereof does not operate to cause an Interest Reduction and (ii) such terms do not materially detract from, impair or adversely affect in any material respect the use, ownership or operation of the Assets subject thereto or affected thereby (as used, owned and operated as of the Effective Time);
(c)all (i) rights of first refusal, preferential purchase rights, and similar rights with respect to the Assets (including Preferential Rights), (ii) Consents, consents, notice requirements and similar restrictions with respect to the Assets;
(d)Customary liens created under the terms of the Leases, Surface Rights and Rights of Way or the Contracts, materialman’s liens, warehouseman’s liens, workman’s liens, carrier’s liens, mechanic’s liens, vendor’s liens, repairman’s liens, employee’s liens, contractor’s liens, operator’s liens, construction liens, liens pursuant to any applicable federal or state securities Law, and other similar liens arising in the ordinary course of business that, in each case, secure amounts or obligations that are included as Working Capital Liabilities and not yet delinquent, or, if delinquent, are being contested in good faith by appropriate actions and are listed on Schedule PE;
(e)to the extent not yet triggered, conventional rights of reassignment arising upon the expiration or final intention to abandon or release any of the Assets;
(f)any easement, right of way, covenant, servitude, permit, surface lease, condition, restriction, and other rights included in or burdening the Assets for the purpose of surface or subsurface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, wind turbines and associated equipment, removal of timber, grazing, logging operations, canals, ditches, reservoirs, and other like purposes, or for the joint or common use of real estate, rights of way, facilities, and equipment, in each case, that does not (i) materially detract from, impair or adversely affect in any material respect the use, ownership or operation of the Assets subject thereto or affected thereby (as used, owned and operated as of the Effective Time), and (ii) result in any Interest Reduction;
(g)all applicable Laws and rights reserved to or vested in any Governmental Authorities (i) to control or regulate any of the Assets in any manner, (ii) by the terms of any right, power, franchise, grant, license, or permit, or by any provision of Law, to terminate such right, power, franchise, grant, license, or permit or to purchase, condemn, expropriate, or recapture or to designate a purchaser of any of the Assets, (iii) to use any property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated as of the Effective Time, or (iv) to enforce any obligations or duties affecting the Assets to any Governmental Authority with respect to any franchise, grant, license, or permit;
(h)rights of any (i) owner or lessee of any oil and gas interests in formations, strata, horizons or depths other than the Target Formation or (ii) common owner of any interest in Assets currently held by any Company Group Member and such common owner as tenants in common or through common ownership, in each case, to the extent that the same does not (A) materially detract from, impair or adversely affect in any material respect the use, ownership or operation of the Assets (as used, owned and operated as of the Effective Time) for purposes of existing oil and gas operations, and (B) result in any Interest Reduction;

(i)calls on production under existing Contracts to the extent listed on Schedule PE; provided that the holder of such right must pay an index-based price for any production purchased by virtue of such call on production;
(j)(i) failure of the records of any Governmental Authority to reflect any Company Group Member as the owner of any Asset, provided that the instruments evidencing the conveyance of such title to any Company Group Member from its immediate predecessor in title are recorded in the real property, conveyance, or other records of the applicable county, (ii) failure to record Leases or Surface Rights and Rights of Way issued by any Governmental Authority in the real property, conveyance, or other records of the county in which such Leases or Surface Rights and Rights of Way are located, provided that the instruments evidencing the conveyance of such title to any Company Group Member from its immediate predecessor in title are recorded with the Governmental Authority that issued any such Lease or Surface Rights and Rights of Way; or (iii) delay of any Governmental Authority to approve the assignment of any Oil and Gas Property to any Company Group Member or any predecessor in title to any Company Group Member unless such approval has been expressly denied or rejected in writing by such Governmental Authority;
(k)any other Encumbrances, defects, burdens or irregularities which are based solely on (i) a lack of information in any Company Group Member’s files or of record, or (ii) the inability to locate an unrecorded instrument of which Purchaser has constructive or inquiry notice by virtue of a reference to such unrecorded instrument in a recorded instrument (or a reference to a further unrecorded instrument in such unrecorded instrument), if, in the case of clause (ii), no claim has been made under such document or unrecorded instrument within the last ten (10) years;
(l)any Encumbrances, defects, irregularities, or other matters that are expressly (i) set forth or described on Exhibit A-1, Exhibit A-3, Schedule PE or Section 4.8 or (ii) waived in writing by Purchaser or cured (at Seller’s cost) at or prior to Closing;
(m)any Encumbrance, obligation, burden, or defect as a consequence of cessation of production, or failure to conduct operations on any of the Oil and Gas Properties held by production, or lands pooled, communitized, or unitized therewith occurring before August 7, 2015, except to the extent (i) the cessation of production, or failure to conduct operations has given rise to a right of the lessor or other Third Party to terminate the underlying Lease, evidence of which shall be included in a Title Defect Notice, or (ii) the applicable lessor has provided written notice to Seller or a Company Group Member that (A) it is seeking to terminate the lease in question or that Seller or a Company Group Member have forfeited such lease or (B) such Person has an obligation to release leasehold acreage as a result of such cessation of production, insufficient production or failure to conduct operations;
(n)any Encumbrances created under deeds of trust, mortgages, and similar instruments by the lessor or mineral owners under a Lease covering the lessor’s or mineral owner’s surface and mineral interests in the land covered thereby to the extent (i) not currently in default, (ii) such Encumbrances or obligations secured thereby have expired by their own terms or the enforcement of which are barred by applicable statutes of limitation (including any such Encumbrances that matured and expired more than ten (10) years ago, but which have not been released of record) or (iii) (A) such Encumbrances do not contain express language that prohibits the lessors from entering into an oil and gas lease or otherwise invalidates an oil and gas lease and (B) no mortgagee or lienholder of any such Encumbrances has, initiated foreclosure or similar Proceedings against the interest of lessor in such Lease nor has any Company Group Member received any written notice of default under any such Encumbrances;

(o)(i) lack of a division order or an operating agreement covering any Asset (including portions of an Asset that were formerly within a unit but which have been excluded from the unit as a result of a contraction of the unit) if such Asset is covered by a forced pooling order containing valid elections or (ii) failure to obtain waivers of maintenance of uniform interest or similar provisions in operating agreements with respect to assignments in the Company Group’s chain of title to the Asset unless there is an outstanding and pending unresolved claim from a Third Party with respect to the failure to obtain such waiver;
(p)defects based on or arising out of the failure of any Company Group Member to enter into, be party to, or be bound by, pooling provisions, a pooling agreement, production sharing agreement, production handling agreement, or other similar agreement with respect to any horizontal Well that crosses more than one Lease or tract, to the extent (i) such Well is located in the State of Texas, (ii) such Well has been permitted by the applicable Governmental Authority and (iii) the allocation of Hydrocarbons produced from such Well among such Lease or tracts is based upon the length of the “as drilled” horizontal wellbore open for production, the total length of the horizontal wellbore, or other methodology that is intended to reasonably attribute to each such Lease or leasehold tract its share of such production;
(q)customary plugging and abandoning or asset retirement obligations that are expressly provided for under Leases upon cessation of production in paying quantities of a well on such Lease and only to the extent not yet triggered as of Closing;
(r)defects based upon the failure to record any state Leases or any assignments of interests in such Leases in any applicable county records so long as such Leases are duly recorded in the records of the State of Texas land office records; or
(s)Encumbrances for Taxes that are not yet due or delinquent or, if delinquent, that are being contested in good faith by appropriate Proceedings, if so contested, are identified on Schedule 4.9.
Section 12.4Allocated Values. Schedule 12.4 sets forth the agreed allocation of the Base Price among the Assets (including the Midstream Assets), solely for the purposes of this Article 12. The “Allocated Value” for any Lease, any Well, the SWD Well, or any Midstream Assets equals the portion of the Base Price allocated on Schedule 12.4, in the case of Leases and Wells, with respect to each applicable Target Formation, for such Lease or Well.
Section 12.5Environmental Defects. As used in this Agreement, the term “Environmental Defect” means (a) any condition existing on or before the Defect Claim Date with respect to an Asset that constitutes a violation of Environmental Law, and (b) any Release of Hazardous Substances with respect to an Asset for which Remediation is presently required under Environmental Law; provided, however, that the term “Environmental Defect” shall not include (i) the fact that a Well is no longer capable of producing sufficient quantities of oil or gas to continue to be classified as a “producing well” or that such a Well should be temporarily abandoned or permanently plugged and abandoned; (ii) the failure to meet good or desirable operating practices or standards that may be employed or adopted by other oil and gas operators or that are recommended (but not required) by a Governmental Authority; (iii) any matter caused by, or relating to, without more, the presence of asbestos, asbestos-containing materials or NORM except to the extent such matter currently gives rise to a violation of or otherwise presently requires Remediation pursuant to Environmental Law; (iv) the mere presence, without more, of any endangered or threatened species on the Lands; (v) the fact that a pipe is temporarily not in use; (vi) the physical condition of any surface or subsurface personal property, including water or oil tanks, separators or other ancillary equipment, except to the extent such conditions currently give rise to a violation of or otherwise presently require Remediation pursuant to Environmental Law; (vii) any requirement arising out of a change in Law after the Execution Date that requires the owner or operator of the Assets to conduct any environmental assessment, environmental impact statement, or other study; (viii) the existence of any drilled and uncompleted Well, any Well that has been drilled, with conductor casing or surface casing set, but that has not been drilled to total depth, total lateral length, or has otherwise not been completed, and surface locations built for the drilling of a Well that has not been drilled, in each case, even if the underlying Well or location would have to be plugged and abandoned, dismantled, decommissioned, and remediated; (ix) the flaring of natural gas or other gaseous Hydrocarbons; (x) any matter disclosed on the Disclosure Schedules; (xi) any matter that has been fully cured or Remediated as required or allowed under applicable Environmental Laws as of the Closing Date and (xii) any matter set forth on Schedule 4.15.
Section 12.6Notice of Title and Environmental Defects and Benefits; Adjustment.
(a)To assert a claim arising out of a Title Defect, Purchaser must deliver a defect claim notice or notices to Seller on or before 5:00 p.m., Houston, Texas time on September 8, 2025 (the “Defect Claim Date”). Each such notice shall be in writing and shall include: (i) a reasonable description of the alleged Title Defect(s); (ii) the Leases or Wells affected; (iii) the Allocated Values of the Leases or Wells subject to the alleged Title Defect(s); (iv) copies of (or access to) all supporting documents in Purchaser’s possession or control supporting the existence of the alleged Title Defect(s); and (v) the amount by which Purchaser reasonably believes the Allocated Values of those Leases or Wells are reduced by the alleged Title Defect(s) and the computations upon which Purchaser’s belief is based (each such notice with respect to alleged Title Defects, a “Title Defect Notice”). To give Seller an opportunity to commence reviewing and curing Title Defects, Purchaser agrees to use commercially reasonable efforts to give Seller, on or before the end of each calendar week prior to the Defect Claim Date, written notice of all Title Defects discovered by Purchaser during the preceding calendar week, which notice may be preliminary in nature and may be supplemented prior to the Defect Claim Date; provided that the failure to provide such preliminary notices shall not result in any liability to Purchaser nor shall Purchaser surrender or waive any rights due to the failure to deliver such preliminary notices, including with respect to Purchaser’s right to deliver a Title Defect Notice prior to the Defect Claim Date. Without limiting the Special Warranty of Title, PURCHASER SHALL BE DEEMED TO HAVE WAIVED ALL TITLE DEFECTS OF WHICH SELLER HAS NOT BEEN GIVEN NOTICE IN COMPLIANCE WITH THIS SECTION 12.6(A) BY THE DEFECT CLAIM DATE.
(b)Should Seller discover any Title Benefit on or before the Defect Claim Date, Seller may, as soon as practicable, but in any case on or before the Defect Claim Date, deliver to Purchaser a notice including (i) a reasonable description of the Title Benefit; (ii) the Leases or Wells affected; (iii) the Allocated Values of the Leases or Wells subject to such Title Benefit; and (iv) the amount by which Seller reasonably believes the Allocated Values of those Lease(s) or Well(s) are increased by the Title Benefit, and the computations and information upon which Seller’s belief is based (each such notice with respect to alleged Title Benefits, a “Title Benefit Notice”). SELLER SHALL BE DEEMED TO HAVE WAIVED ALL TITLE BENEFITS OF WHICH PURCHASER HAS NOT BEEN GIVEN NOTICE IN COMPLIANCE WITH THIS SECTION 12.6(B) BY THE DEFECT CLAIM DATE.
(c)To assert a claim for an Environmental Defect, Purchaser must, on or before the Defect Claim Date, deliver to Seller one or more notices relating to Environmental Defects, which notices shall be in writing and shall include: (i) a detailed description of the Environmental Defect (including the applicable provisions of the Environmental Laws supporting the existence of the alleged Environmental Defect, if applicable, and the basis for such assertion under the terms of this Agreement); (ii) the Assets affected by such Environmental Defect; (iii) such supporting documentation and environmental information relied on by Purchaser to describe the existence of the alleged Environmental Defects or reasonably necessary for Seller to substantiate Purchaser’s claim and calculation of the Environmental Defect Amount; and (iv) an estimate of the Environmental Defect Amount (as calculated pursuant to Section 12.9(c)) associated with the alleged Environmental Defect, and the information and computations on which such estimate is based (each such notice with respect to alleged Environmental Defects, an “Environmental Defect Notice”). To give Seller an opportunity to commence reviewing and curing Environmental Defects, Purchaser agrees to use its commercially reasonable efforts to give Seller, on or before the end of each calendar week prior to the Defect Claim Date, written notice of all Environmental Defects discovered by Purchaser or the Environmental Consultant during the preceding calendar week, which notice may be preliminary in nature and may be supplemented prior to the Defect Claim Date; provided that the failure to provide such preliminary notices shall not result in any liability to Purchaser, nor shall Purchaser surrender or waive any rights due to the failure to deliver such preliminary notices, including with respect to Purchaser’s right to deliver an Environmental Defect Notice prior to the Defect Claim Date. PURCHASER SHALL BE DEEMED TO HAVE WAIVED ALL ENVIRONMENTAL MATTERS, ENVIRONMENTAL CONDITIONS AND ENVIRONMENTAL DEFECTS NOT ASSERTED BY AN ENVIRONMENTAL DEFECT NOTICE MEETING ALL OF THE REQUIREMENTS SET FORTH IN THIS SECTION 12.6(C) ON OR BEFORE THE DEFECT CLAIM DATE.
Section 12.7Cure.
(a)Seller shall have the right, but not the obligation, to attempt, at Seller’s sole cost, risk, and expense, to (i) cure, on or before the date that is one hundred twenty (120) days after the Closing Date (“Cure Period”), any alleged Title Defects of which Seller has been advised by Purchaser pursuant to Section 12.6(a) by giving written notice to Purchaser of its election to cure the same prior to the Closing Date, and (ii) cure or Remediate, on or before the Closing Date, any Environmental Defects of which Seller has been advised by Purchaser pursuant to Section 12.6(c). Seller’s election to cure an alleged Title Defect or Remediate an alleged Environmental Defect shall not constitute a waiver of any of Seller’s rights pursuant to this Article 12, including Seller’s right to dispute the existence, nature, or value of such Title Defect or Environmental Defect.
(b)If Seller cures any Title Defect that it has elected to cure pursuant to Section 12.7(a), or cures or Remediates, any Environmental Defect, in each case, prior to the Closing, then the Asset(s) affected by such Title Defect or Environmental Defect shall be conveyed to Purchaser at the Closing, and no adjustment will be made to the Deferred Cash Consideration for such Title Defect or Environmental Defect.
(c)If Seller does not cure any Title Defect that it has elected to cure pursuant to Section 12.7(a) prior to the Closing, then Seller shall convey the affected Asset to Purchaser and an amount equal to the Title Defect Amount for the affected Asset (subject to Section 12.9(d)) shall be placed into the Defect Escrow Account at Closing; provided that, if Seller cures such Title Defect in full prior to the expiration of the Cure Period, within two (2) Business Days after Seller cures such Title Defect, Seller and Purchaser shall submit joint written instructions to the Escrow Agent directing the Escrow Agent to disburse such amount to Seller; provided, however, if Seller is unable to cure such Title Defect in full within the Cure Period, then, subject to Seller’s right to dispute the existence or amount of such Title Defect under Section 12.10, within two (2) Business Days after the expiration of the Cure Period, Seller and Purchaser shall submit joint written instructions to the Escrow Agent to release such amount to Purchaser.
(d)Any dispute relating to whether and to what extent a Title Defect or Environmental Defect has been cured or Remediated shall be resolved as set forth in Section 12.10.
Section 12.8Adjustment for Title Defects and Benefits and Environmental Defects.
(a)With respect to (i) each Lease or Well affected by Title Defects reported under Section 12.6(a) or Title Benefits reported under Section 12.6(b), as applicable, at Closing, subject to the limitations contained in Section 12.9(d) and except for those Defect Disputes under

Section 12.10 and Title Defects that Seller has elected to cure pursuant to Section 12.7(a) but fails to cure prior to the Closing, and (ii) each Asset affected by Environmental Defects reported under Section 12.6(c) at Closing, subject to the limitations contained in Section 12.9(d) and except for those Defect Disputes under Section 12.10, an amount (the “Defect Adjustment Amount”) equal to (x) all Title Defect Amounts (as offset by any Title Benefit Amounts), plus (y) all Environmental Defect Amounts shall be included as a deduction to the Base Price.
(b)Subject to Article 10 and except with respect to (x) the representations and warranties set forth in Section 4.10, Section 4.12, Section 4.15, Section 4.22, Section 4.23, or Section 4.27, or the corresponding representations and warranties confirmed in the certificates delivered at Closing pursuant to Section 8.2(e), (y) the Special Warranty of Title and (z) Purchaser’s right to terminate this Agreement pursuant to Section 9.1 (including due to the failure of the closing condition set forth in Section 7.2(f)), as qualified by the terms of this Article 12, SHALL, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BE THE EXCLUSIVE RIGHT AND REMEDY OF PURCHASER WITH RESPECT TO TITLE DEFECTS AND ENVIRONMENTAL DEFECTS, AND PURCHASER RELEASES, REMISES, AND FOREVER DISCHARGES SELLER, ITS AFFILIATES, AND EACH OF THEIR RESPECTIVE MEMBERS, UNITHOLDERS, INTEREST OWNERS, OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS, ADVISORS, AND REPRESENTATIVES FROM ANY AND ALL CLAIMS, KNOWN OR UNKNOWN, WHICH PURCHASER (OR, FROM AND AFTER CLOSING, THE COMPANY GROUP) MIGHT NOW OR SUBSEQUENTLY MAY HAVE, BASED ON, RELATING TO, OR ARISING OUT OF, ANY TITLE DEFECT, ENVIRONMENTAL LIABILITY, ENVIRONMENTAL DEFECT, OR OTHER DEFICIENCY IN TITLE TO OR THE ENVIRONMENTAL CONDITION OF ANY ASSET OF COMPANY GROUP.
Section 12.9Calculation of Title Defect Amounts, Title Benefit Amounts, and Environmental Defect Amounts.
(a)The amount by which the Base Price (by way of the Defect Adjustment Amount) should be adjusted downward resulting from an individual Title Defect shall be determined as follows, subject to Section 12.9(d) (such amount, as applicable, the “Title Defect Amount”):
(i)if Purchaser and Seller agree in writing upon the Title Defect Amount, that amount shall be the Title Defect Amount;
(ii)if the Title Defect is an Encumbrance which is liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to fully discharge the Title Defect from Company Group’s interest in the affected Asset;
(iii)if the Title Defect represents a negative discrepancy between (A) Company Group’s Net Revenue Interest in the Target Formation for any Well, and (B) the Net Revenue Interest stated for such Well (and there is no change in the Working Interest in the applicable Well, or the Working Interest is decreased proportionately as to the applicable Target Formation), then the Title Defect Amount shall be the product of (x) the Allocated Value of such Well, multiplied by (y) a fraction, the (1) numerator of which is the decrease in Company Group’s Net Revenue Interest, and (2) denominator of which is Company Group’s Net Revenue Interest stated on Exhibit A-3;
(iv)if the Title Defect represents a negative discrepancy between (A) Company Group’s aggregate ownership of Net Acres as to a Target Formation for any Lease, and (B) the amount of Net Acres as to such Target Formation for such Lease in Exhibit A-1, then the Title Defect Amount shall be the product of the Allocated Value of such Target Formation as to such Lease, multiplied by a fraction, the numerator of which is the difference between the number of Net Acres owned by Company Group in such Target Formation as to such Lease, and the number of Net Acres set forth for such Target Formation as to such Lease in Exhibit A-1, and the denominator of which is the Net Acres set forth for such Target Formation as to such Lease in Exhibit A-1;
(v)if the Title Defect represents an obligation, Encumbrance, Burden, or charge upon, or other defect in title to, the affected Lease or Well of a type not described in Sections 12.9(a)(i) through Section 12.9(a)(iv), the Title Defect Amount shall be determined by taking into account the Allocated Value of the Lease or Well so affected, the portion of Company Group’s interest in the relevant Lease or Well affected by the Title Defect, the legal effect of the Title Defect, the potential discounted economic effect of the Title Defect over the productive life of the affected Lease or Well, the values placed upon the Title Defect by Purchaser and Seller, the age of the factual matters causing or constituting the alleged Title Defect, the probability that title failure will occur with respect to any Title Defect that represents only a possibility of title failure, and such other factors as are necessary to make a proper evaluation;
(vi)if the Title Defect does not affect the affected Lease or Well throughout its entire productive life, the Title Defect Amount shall be reduced to take into account the applicable time period only;
(vii)notwithstanding anything to the contrary in this Article 12, except for liens that are liquidated in amount, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Lease(s) or Well(s) shall not exceed the Allocated Value of such Lease(s), or Well(s); and
(viii)the Title Defect Amount with respect to a Title Defect shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder or for which Purchaser otherwise receives credit in the calculation of the Defect Adjustment Amount.
(b)The Title Benefit Amount resulting from a Title Benefit shall be determined as follows:
(i)if Purchaser and Seller agree in writing upon the Title Benefit Amount, that amount shall be the Title Benefit Amount;
(ii)if the Title Benefit represents a positive discrepancy between (A) Company Group’s Net Revenue Interest in the Target Formation for any Well, and (B) the Net Revenue Interest stated on Exhibit A-3, for such Target Formation and Well (and the Working Interest in the applicable Well is increased proportionately as to the applicable Target Formation) then the Title Benefit Amount shall be the product of (x) the Allocated Value of such Well, multiplied by (y) a fraction, the (1) numerator of which is the Net Revenue Interest increase, and (2) denominator of which is the Net Revenue Interest stated on Exhibit A-3;
(iii)if a Title Benefit represents a right, circumstance, or condition of a type not described in Section 12.9(b)(i) or (ii), the Title Benefit Amount shall be determined by taking into account the Allocated Value of the Lease or Well so affected, the portion of Company Group’s interest in the Lease or Well so affected, the legal effect of the Title Benefit, the potential discounted economic effect of the Title Benefit over the productive life of any affected Lease or Well, the values placed upon the Title Benefit by Purchaser and Seller, and such other factors as are necessary to make a proper evaluation; and

(iv)if a Title Benefit does not affect a Lease or Well throughout the entire productive life of the Lease or Well, the Title Benefit Amount shall be reduced to take into account the applicable time period only.
(c)The amount by which the Base Price through the Defect Adjustment Amount should be adjusted downward resulting from an individual Environmental Defect shall be determined as follows (such amount, as applicable, the “Environmental Defect Amount”):
(i)if Purchaser and Seller agree on the Environmental Defect Amount, that amount shall be the Environmental Defect Amount;
(ii)the Environmental Defect Amount shall include, but shall not exceed, the estimated present value of the reasonable costs and expenses chargeable to the Company Group’s Working Interest to Remediate the Assets subject to such Environmental Defect that addresses and resolves the applicable Environmental Defect in the most cost-effective manner reasonably available as compared to any other response that is allowed under Environmental Laws and by the relevant Governmental Authority; provided that, the most cost-effective response or Remediation may include taking no action, leaving the condition unaddressed, periodic monitoring or the recording of notices in lieu of Remediation, to the extent such responses are permitted under Environmental Laws and by the relevant Governmental Authority; and
(iii)the Environmental Defect Amount shall not include: the costs of Purchaser’s and its Affiliates’ (including, from and after Closing, the Company Group’s) employees, project managers or attorneys; expenses for matters that are ordinary costs of doing business regardless of the presence of an Environmental Defect (e.g., those costs that would ordinarily be incurred in the day-to-day operations of the Assets or in connection with Permit renewal/amendment activities); overhead, general and administrative, and similar costs of Purchaser or any of its Affiliates (including, from and after Closing, the Company Group);  any costs or expenses relating to the assessment, Remediation, removal, abatement, transportation and disposal of any asbestos, asbestos-containing materials or NORM except to the extent required to resolve a current violation of Environmental Law; or duplicative costs or losses included in another Environmental Defect Amount or adjustment to the Base Price through the Defect Adjustment Amount hereunder.
(d)Notwithstanding anything to the contrary in this Article 12:
(i)an individual Title Defect affecting a Lease or Well shall only be considered in determining the aggregate Title Defect Amount under this Article 12 if the Title Defect Amount as to such affected individual Lease or Well exceeds $[***] (the “Title Defect Threshold”) and an individual Environmental Defect affecting an Asset shall only be considered in determining the aggregate Environmental Defect Amount under this Article 12 if the Environmental Defect Amount with respect thereto exceeds $[***] (the “Environmental Defect Threshold”), and otherwise, the relevant Title Defect or Environmental Defect shall be deemed not to exist; provided, however, that for purposes of meeting the Title Defect Threshold, if a single Title Defect affects or burdens multiple Leases or Wells, or more than one Target Formation within a single Asset, such Title Defect shall be subject to a single Title Defect Threshold as to all Leases or Wells affected or burdened by such Title Defect (e.g., Purchaser shall be permitted to aggregate Title Defects that arise from the same facts, circumstances, or conditions); provided, further, that for the purposes of meeting the Environmental Defect Threshold, if an Environmental Defect constitutes the same non-physical regulatory deficiency and affects multiple properties or Assets, then the Environmental Defect Amounts associated with such Environmental Defect that is common across multiple Assets may be aggregated for purposes of meeting the Environmental Defect Threshold;
(ii)there shall be no downward adjustment to the Base Price through the Defect Adjustment Amount or other remedies under this Agreement for Title Defects unless and until, (A) the sum of all Title Defect Amounts that exceed the Title Defect Threshold in the aggregate (excluding any Title Defect Amounts attributable to Title Defects cured by Seller or waived in writing by Purchaser), minus (B) the aggregate amount of all Title Benefit Amounts to the extent such Title Benefit Amounts do not exceed such Title Defect Amounts, exceeds [***] percent ([***]%) of the Base Price (the “Title Defect Deductible”), and then only to the extent such amount exceeds the Title Defect Deductible;
(iii)there shall be no downward adjustment to the Base Price through the Defect Adjustment Amount or other remedies under this Agreement for Environmental Defects unless and until the sum of all Environmental Defect Amounts that exceed the Environmental Defect Threshold in the aggregate (excluding any Environmental Defect Amounts attributable to Environmental Defects cured by Seller or waived in writing by Purchaser), exceeds [***] percent ([***]%) of the Base Price (the “Environmental Defect Deductible”), and then only to the extent that such amount exceeds the Environmental Defect Deductible; and
(iv)for the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, in the event that Purchaser asserts a Title Defect in accordance with this Agreement that would also constitute a breach of the Special Warranty of Title, then the Title Defect Threshold and Title Defect Deductible shall not apply with respect to such Title Defect under this Agreement.
Section 12.10Dispute Resolution.
(a)Seller and Purchaser shall attempt to agree upon all Title Defects, Title Defect Amounts, Title Benefits, Title Benefit Amounts, Environmental Defects, and Environmental Defect Amounts, on or before the Closing Date (each, a “Defect Dispute”). If Seller and Purchaser are unable to agree on any Defect Dispute by the Closing Date, then the Parties shall proceed with the Closing and (x) at Closing, Purchaser shall be required to pay into an escrow account (the “Defect Escrow Account”) established pursuant to the terms of the Escrow Agreement (i) in the case of a Defect Dispute in respect of title matters, Purchaser’s good faith determination of the Title Defect Amount with respect thereto, and (ii) in the case of a Defect Dispute in respect of Environmental Defects, Purchaser’s good faith determination of the Environmental Defect Amount with respect thereto (such amounts, plus any interest accrued thereon, collectively, the “Defect Escrow Amount”), and (y) following Closing, all Defect Disputes shall be exclusively and finally resolved by arbitration pursuant to Section 12.10(b) with respect to Title Defect Amounts and Title Benefit Amounts and Section 12.10(c) with respect to Environmental Defect Amounts.
(b)With respect to disputed Title Defects, Title Defect Amounts, Title Benefits, and Title Benefit Amounts, at any time after the date that is ten (10) Business Days following the Closing Date, any Party may submit Title Defects, Title Defect Amounts, Title Benefits, and Title Benefit Amounts in dispute to a title attorney with at least ten (10) years’ experience in oil and gas titles in the state where the Assets are located, as selected by mutual agreement of the Parties (the “Title Arbitrator”). If the Parties have not agreed upon a Person to serve as Title Arbitrator within ten (10) Business Days following such submission, either Party may formally apply to the Houston, Texas, office of the American Arbitration Association to choose the Title Arbitrator. The Title Arbitrator shall not have worked as an employee or outside counsel for any Party or its Affiliates (including, with respect to Seller, any Company Group

Member) during the five (5)-year period preceding the arbitration or have any financial interest in the dispute.
(c)With respect to disputed Environmental Defects or Environmental Defect Amounts, at any time after the date that is ten (10) Business Days following the Closing Date, any Party may submit Environmental Defects and Environmental Defect Amounts in dispute to a reputable environmental consultant or engineer with at least ten (10) years’ experience in corrective environmental action regarding oil and gas properties in the state where the Assets are located, as selected by mutual agreement of the Parties (the “Environmental Arbitrator”). If the Parties have not agreed upon a Person to serve as Environmental Arbitrator within ten (10) Business Days following such submission, either Party may formally apply to the Houston, Texas office of the American Arbitration Association to choose the Environmental Arbitrator. The Environmental Arbitrator shall not have worked as an employee or outside consultant or engineer for any Party or its Affiliates (including, with respect to Seller, any Company Group Member) during the five (5)-year period preceding the arbitration or have any financial interest in the dispute.
(d)In each case above, the arbitration proceeding shall be held in Houston, Texas, and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 12.10. The Title Arbitrator’s or Environmental Arbitrator’s determination, as applicable, shall be made within thirty (30) days after submission of the matters in dispute and shall be final and binding upon the Parties, without right of appeal (absent manifest error). Within ten (10) Business Days after the selection of the applicable Title Arbitrator or Environmental Arbitrator, the Parties shall provide to such Title Arbitrator or Environmental Arbitrator, as applicable, only the documents and materials described in this Section 12.10(d), as applicable (it being the intention of the Parties that any Party submitting a Title Defect Notice, Title Benefit Notice or Environmental Defect Notice shall only be able to submit to the applicable Title Arbitrator or Environmental Arbitrator the information, reports, opinions and materials included with or provided as part of such Title Defect Notice, Title Benefit Notice or Environmental Defect Notice): (A) each Title Defect Notice and all documentation provided therewith with respect to each disputed Title Defect; (B) each Title Benefit Notice and all documentation provided therewith with respect to each disputed Title Benefit; (C) each Environmental Defect Notice and all documentation provided therewith with respect to each disputed Environmental Defect; (D) such evidence as Seller deems appropriate to explain and dispute the existence, waiver and cure of each disputed Title Defect or the Title Defect Amount assigned thereto by Purchaser in any Title Defect Notice, together with Seller’s good faith estimate of the Title Defect Amount, if any, with respect to each such disputed Title Defect; (E) such evidence as Seller deems appropriate to explain and dispute the existence, waiver and cure of each disputed Environmental Defect or the Environmental Defect Amount assigned thereto by Purchaser in any Environmental Defect Notice, together with Seller’s good faith estimate of the Environmental Defect Amount, if any, with respect to each such disputed Environmental Defect; and (F) such evidence as the disputing Party deems appropriate to dispute the existence of any disputed Title Benefit or the Title Benefit Amount assigned thereto in any Title Benefit Notice with respect any such disputed Title Benefit, together with such Party’s good faith estimate of the disputed Title Benefit Amount, if any, with respect to each such disputed Title Benefit. The Title Arbitrator and Environmental Arbitrator may consult with and engage disinterested Third Parties to advise the arbitrator, including petroleum engineers. The Title Arbitrator and Environmental Arbitrator shall act as experts for the limited purpose of determining the specific disputed Title Defects, Title Defect Amounts, Title Benefits, Title Benefit Amounts, Environmental Defects, and Environmental Defect Amounts submitted by any Party and may not (i) award damages, interest, or penalties to any Party with respect to any matter; or (ii) increase or decrease the Base Price through the Defect Adjustment Amount with respect to any individual Title Defect, Title Benefit, or Environmental Defect, as applicable, more or less than the amount claimed by Seller or

Purchaser in the relevant notice delivered in accordance with Section 12.6. Seller and Purchaser shall each bear their own legal fees and other costs of presenting their respective cases. The fees, costs and expenses of the Title Arbitrator or Environmental Arbitrator shall be borne one-half (1/2) by Seller, on the one hand, and one-half (1/2) by Purchaser, on the other hand.
(e)Once the decision of the Title Arbitrator or Environmental Arbitrator, as applicable, has been received with respect to any Defect Dispute: (i) the Parties will promptly submit joint written instructions to the Escrow Agent directing the Escrow Agent to disburse the applicable portion of the Defect Escrow Amount in accordance with the applicable decision of the Title Arbitrator or Environmental Arbitrator, as applicable, and (ii) in the event that (A) a Title Arbitrator or Environmental Arbitrator decides in favor of Purchaser with respect to a Defect Dispute and (B) the Defect Escrow Amount on account of such Defect Dispute is less than the Title Defect Amount or Environmental Defect Amount, as applicable, asserted by Purchaser in the corresponding Title Defect Notice or Environmental Defect Notice, then Seller shall pay to Purchaser any remaining amount determined by the Title Arbitrator or Environmental Arbitrator, as applicable; provided that, in no event shall Purchaser be entitled to receive from the Defect Escrow Amount and Seller more than such Title Defect Amount or Environmental Defect Amount, as applicable.
Section 12.11Special Warranty. If the Closing occurs, Seller shall warrant and defend Defensible Title to the Leases and Wells, solely to the extent that such Leases and Wells have a positive Allocated Value, in each case, from and against the lawful claims of any Person arising by, through or under any Seller, any Company Group Member or their respective Affiliates, but not otherwise, subject however, to the Permitted Encumbrances (the warranty set forth in this Section 12.11, the “Special Warranty of Title”). The Special Warranty of Title shall be subject to the provisions set forth in this Article 12, mutatis mutandis, excluding, however the Defect Claim Date, the Title Defect Threshold and the Title Defect Deductible. As a condition to asserting a valid claim for breach of the Special Warranty of Title, no later than the date that is fourteen (14) months after the Closing Date, Purchaser may furnish Seller a Title Defect Notice that materially satisfies the requirements of Section 12.7(a) setting forth any matters that Purchaser asserts as a breach of the Special Warranty of Title. Seller shall have a reasonable opportunity, but not the obligation, to cure any Title Defect asserted by Purchaser pursuant to this Section 12.11 by providing written notice to Purchaser within thirty (30) days after Seller’s receipt of such Title Defect Notice of Seller’s election to cure the applicable Title Defect. Purchaser agrees to reasonably cooperate with any attempt by Seller to cure any such Title Defect delivered pursuant to this Section 12.11. Purchaser shall be deemed to have waived all breaches of the Special Warranty of Title for which Seller have not received on or before 5:00 p.m. Central Time on the date that is fourteen (14) months after the Closing Date a Title Defect Notice that satisfies the requirements set forth in Section 12.7(a). Seller shall be deemed to elect not to cure any such Title Defect for which Seller has not delivered written notice to Purchaser of the election to cure by the date that is thirty (30) days after Seller’s receipt of the applicable Title Defect Notice. For purposes of the Special Warranty of Title, the value of the Leases and Wells shall be deemed to be the Allocated Value thereof, as adjusted herein. Recovery on the Special Warranty of Title shall be equal to the applicable Title Defect Amount as calculated in accordance with the terms of this Agreement, mutatis mutandis, but shall not take into account the Title Defect Threshold or the Title Defect Deductible.
Section 12.12Casualty Losses. If, after the Execution Date but prior to or on the Closing Date, any portion of the Assets are subject to a Casualty Loss, (a) Purchaser and Sellers shall, subject to the satisfaction (or waiver) of the conditions to the Closing set forth in Section 7.1(e) and Section 7.2(e), nevertheless be required to proceed with Closing and (b) the Company Groups shall be entitled to retain or receive (or be subrogated to all of Sellers’ and their Affiliates’, but excluding the Company Groups’ right, title and interest in) any and all insurance proceeds and proceeds and rights as to any Third Party claims of the Sellers or the Company Groups arising out of any and all such Casualty Losses.

Article 13
DISCLAIMERS
Section 13.1General Disclaimer. OTHER THAN THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 3 OR ARTICLE 4 OR IN THE CERTIFICATES OR THE SPECIAL WARRANTY OF TITLE, DOCUMENTS AND INSTRUMENTS TO BE DELIVERED BY SELLER AT THE CLOSING, SELLER EXPRESSLY DISCLAIMS, AND PURCHASER ACKNOWLEDGES AND AGREES THAT NONE OF SELLER OR ANY OF ITS AFFILIATES HAS MADE, SHALL BE DEEMED TO HAVE MADE, OR IS MAKING ANY REPRESENTATIONS AND WARRANTIES REGARDING THE SUBJECT INTERESTS, THE COMPANY GROUP OR THEIR BUSINESS, OPERATIONS, ASSETS OR LIABILITIES, EXPRESS, STATUTORY OR IMPLIED, INCLUDING ANY (A) EXPRESS OR IMPLIED WARRANTIES AS TO ANY FINANCIAL PROJECTIONS OR OTHER FORWARD-LOOKING INFORMATION WITH RESPECT TO THE COMPANY GROUP OR ITS BUSINESS, INCLUDING THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (B) WARRANTIES REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL DEFECTS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF HAZARDOUS SUBSTANCES, HYDROCARBONS OR NORM INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, (C) IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE OR (D) EXPRESS OR IMPLIED WARRANTIES AS TO ANY OTHER MATTER WHICH, UNDER APPLICABLE LAW, WOULD BE DEEMED TO GIVE RISE TO ANY EXPRESS OR IMPLIED WARRANTY UNLESS SUCH WARRANTIES ARE EXPRESSLY DISCLAIMED BY SELLER OR THE COMPANY GROUP, AND SELLER, ON BEHALF OF ITSELF AND THE COMPANY GROUP, HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES THAT WOULD OTHERWISE BE DEEMED TO BE MADE BY IT, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, IN CONNECTION WITH THIS AGREEMENT OR TRANSACTIONS CONTEMPLATED HEREBY; PROVIDED, THAT, FOR PURPOSES OF CLARITY, THE FOREGOING SHALL NOT IN ANY WAY RESTRICT ANY REPRESENTATIONS OR WARRANTIES MADE BY SELLER IN THE TRANSITION SERVICES AGREEMENT. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT IT HAS NOT RELIED AND IS NOT RELYING UPON ANY REPRESENTATIONS OR WARRANTIES OF SELLER OR THE COMPANY OTHER THAN THOSE CONTAINED IN ARTICLE 3 OR ARTICLE 4 OR IN THE CERTIFICATES OR THE SPECIAL WARRANTY, DOCUMENTS AND INSTRUMENTS TO BE DELIVERED BY SELLER AT THE CLOSING. SUBJECT TO THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER HEREIN AND THE REMEDIES OF PURCHASER EXPRESSLY PROVIDED HEREIN (INCLUDING IN ARTICLES 2, 10 AND 12), PURCHASER ACKNOWLEDGES THAT: (I) THE ASSETS HAVE BEEN USED IN CONNECTION WITH THE EXPLORATION FOR AND THE DEVELOPMENT, PRODUCTION TREATMENT AND TRANSPORTATION OF HYDROCARBONS AND PHYSICAL CHANGES IN SUCH ASSETS MAY HAVE OCCURRED AS A RESULT OF SUCH USES; (II) THE ASSETS INCLUDE ABOVE-GROUND AND BURIED PIPELINES AND OTHER EQUIPMENT, THE LOCATIONS OF WHICH MAY NOT BE READILY APPARENT BY THE PHYSICAL INSPECTION OF SUCH ASSETS; (III) HYDROCARBONS, PETROLEUM, NORM, ASBESTOS, WASTES OR OTHER SUBSTANCES OR MATERIALS, INCLUDING HAZARDOUS SUBSTANCES, MAY BE LOCATED IN, ON OR UNDER OR ASSOCIATED WITH THE ASSETS; (IV) NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF PIPE, MATERIALS AND EQUIPMENT AS SCALE OR IN OTHER FORMS; (V) THE EQUIPMENT LOCATED ON THE ASSETS MAY CONTAIN ASBESTOS, NORM AND OTHER WASTES OR SUBSTANCES, INCLUDING HAZARDOUS SUBSTANCES; (VI) NORM-CONTAINING

MATERIAL OR OTHER WASTES OR SUBSTANCES MAY HAVE COME IN CONTACT WITH VARIOUS ENVIRONMENTAL MEDIA AT THE ASSETS, INCLUDING WATER, SOILS OR SEDIMENT; AND (VII) SPECIAL PROCEDURES MAY BE REQUIRED FOR THE ASSESSMENT, REMEDIATION, REMOVAL, TRANSPORTATION OR DISPOSAL OF ENVIRONMENTAL MEDIA, WASTES, ASBESTOS, NORM AND OTHER SUBSTANCES, INCLUDING HAZARDOUS SUBSTANCES FROM THE ASSETS.
Section 13.2Purchaser’s Disclaimer. OTHER THAN THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 5 OR IN THE CERTIFICATES, DOCUMENTS AND INSTRUMENTS TO BE DELIVERED BY PURCHASER AT THE CLOSING, PURCHASER EXPRESSLY DISCLAIMS, AND SELLER ACKNOWLEDGES AND AGREES THAT NONE OF PURCHASER OR ANY OF ITS AFFILIATES HAS MADE, SHALL BE DEEMED TO HAVE MADE, OR IS MAKING ANY REPRESENTATIONS AND WARRANTIES REGARDING ANY SHARES OF BKV CORPORATION COMMON STOCK ISSUED IN CONNECTION WITH THE STOCK CONSIDERATION, PURCHASER’S OR BKV CORPORATION’S OR ANY OF THEIR RESPECTIVE AFFILIATES’ BUSINESS, OPERATIONS, ASSETS OR LIABILITIES, EXPRESS, STATUTORY OR IMPLIED, INCLUDING ANY (A) EXPRESS OR IMPLIED WARRANTIES AS TO ANY FINANCIAL PROJECTIONS OR OTHER FORWARD-LOOKING INFORMATION WITH RESPECT TO BKV CORPORATION OR ITS BUSINESS, INCLUDING THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THEIR ASSETS, (B) WARRANTIES REGARDING ANY MATTER OR CIRCUMSTANCES RELATED TO ENVIRONMENTAL LAWS, ENVIRONMENTAL DEFECTS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF HAZARDOUS SUBSTANCES, HYDROCARBONS OR NORM INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, OR (C) EXPRESS OR IMPLIED WARRANTIES AS TO ANY OTHER MATTER WHICH, UNDER APPLICABLE LAW, WOULD BE DEEMED TO GIVE RISE TO ANY EXPRESS OR IMPLIED WARRANTY UNLESS SUCH WARRANTIES ARE EXPRESSLY DISCLAIMED BY SELLER OR THE COMPANY GROUP, AND SELLER, ON BEHALF OF ITSELF AND THE COMPANY GROUP, HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES THAT WOULD OTHERWISE BE DEEMED TO BE MADE BY IT, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, IN CONNECTION WITH THIS AGREEMENT OR TRANSACTIONS CONTEMPLATED HEREBY; PROVIDED, THAT, FOR PURPOSES OF CLARITY, THE FOREGOING SHALL NOT IN ANY WAY RESTRICT ANY REPRESENTATIONS OR WARRANTIES MADE BY PURCHASER IN THE TRANSITION SERVICES AGREEMENT. SELLER FURTHER ACKNOWLEDGES AND AGREES THAT IT HAS NOT RELIED AND IS NOT RELYING UPON ANY REPRESENTATIONS OR WARRANTIES OF PURCHASER OR BKV CORPORATION OTHER THAN THOSE CONTAINED IN ARTICLE 5 OR IN THE CERTIFICATES, DOCUMENTS AND INSTRUMENTS TO BE DELIVERED BY PURCHASER AT THE CLOSING.
Section 13.3Disclaimer Regarding Assumption Changes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

OF ANY ASSETS THAT CONSTITUTE PERSONAL PROPERTY THROUGH ORDINARY WEAR AND TEAR.

Article 14.
MISCELLANEOUS
Section 14.1Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement. Either Party’s delivery of an executed counterpart signature page by email is as effective as executing and delivering this Agreement in the presence of the other Party. No Party shall be bound until such time as all of the Parties have executed counterparts of this Agreement. Facsimile, .pdf or other electronic transmission of copies of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement hereof.
Section 14.2Notice. All notices and other communications that are required or may be given pursuant to this Agreement must be given in writing, in English, and shall be deemed to have been given (a) when delivered personally, by courier, to the addressee, (b) when received by the addressee if sent by registered or certified mail, postage prepaid, or (c) on the date sent by email (absent an automated reply by email indicating that such email was not received) if sent during normal business hours of the recipient or on the next Business Day if sent after normal business hours of the recipient. Such notices and other communications must be sent to the following addresses or email addresses:
If to Seller:
Bedrock Energy Partners, LLC
811 Louisiana Street, Suite 2600
Houston, Texas 77002
Attn:     Sam Oh
    Nate Grady
Email:    [***]
    [***]
With copies (which shall not constitute notice) to:
Kirkland & Ellis LLP
609 Main Street, Suite 4700
Houston, Texas 77002
Attn:     Chad M. Smith, P.C.
Jonathan Strom
Email:    [***]
    [***]
If to Purchaser:
BKV Upstream Midstream, LLC
c/o BKV Corporation
1200 17th St Suite 2100
Denver, CO 80202
Attn:     Legal Department
Email:    [***]

With copies (which shall not constitute notice) to:
Baker Botts L.L.P.
2001 Ross Avenue, Suite 900
Dallas, TX 75201
Attn:     Samantha Crispin
Email:    [***]
Baker Botts L.L.P.
910 Louisiana Street, Suite 3200
Houston, TX 77002
Attn:     Alia Y. Heintz
Email:    [***]
Either Party may change its address or email address for notice purposes by written notice to the other Party in the manner set forth above.
Section 14.3Expenses. Except as otherwise set forth in Section 6.12 and Section 6.22, all Company Transaction Expenses shall be borne by Seller (and not the Company Group or Purchaser), regardless of whether payable prior to or on the Closing Date or thereafter, and all expenses incurred by Purchaser in connection with the or related to the authorization, preparation, or execution of this Agreement, and all other matters related to the Closing, including all fees and expenses of counsel, accountants and financial advisors employed by Purchaser, shall be borne solely and entirely by Purchaser.
Section 14.4Governing Law; Waiver of Jury Trial.
(a)THIS AGREEMENT AND THE DOCUMENTS DELIVERED PURSUANT HERETO, TOGETHER WITH ANY DISPUTE ARISING THEREFROM AND THE LEGAL RELATIONS BETWEEN THE PARTIES, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS (EXCEPT THAT, WITH RESPECT TO ISSUES RELATED TO REAL PROPERTY FOR ASSETS LOCATED IN A SPECIFIC STATE, THE LAWS OF SUCH STATE SHALL GOVERN), WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
(b)EXCEPT AS TO ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR IN RELATION (I) TO THE ADJUSTMENTS TO THE BASE PRICE PURSUANT TO SECTION 2.4 (WHICH SHALL BE RESOLVED EXCLUSIVELY IN ACCORDANCE WITH SECTION 2.7(B)), OR (II) ANY DEFECT DISPUTE (WHICH SHALL BE RESOLVED EXCLUSIVELY IN ACCORDANCE WITH SECTION 12.10), THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE FIRST BUSINESS COURT DIVISION OF THE STATE OF TEXAS IN HOUSTON (OR, IF SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, ANY OTHER STATE OR FEDERAL COURT LOCATED IN HOUSTON, TEXAS) AND APPROPRIATE APPELLATE COURTS THEREFROM FOR THE RESOLUTION OF ANY DISPUTE, CONTROVERSY, OR CLAIM ARISING OUT, IN CONNECTION WITH, OF OR IN RELATION TO THIS AGREEMENT THAT CANNOT BE RESOLVED AMONG THE PARTIES, AND EACH PARTY HEREBY IRREVOCABLY AGREES THAT ALL ACTIONS, SUITS, AND PROCEEDINGS IN RESPECT OF SUCH DISPUTE, CONTROVERSY, OR CLAIM MAY BE HEARD AND DETERMINED IN SUCH COURTS.  ANY CLAIM RELATED TO A CASE OR CONTROVERSY PENDING WITHIN THE JURISDICTION OF THE FIRST BUSINESS COURT DIVISION OF THE STATE OF TEXAS THAT FORMS

PART OF THE SAME CASE OR CONTROVERSY SHALL BE EXCLUSIVELY BROUGHT AND DETERMINED IN SUCH COURT. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, (i) ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION, SUIT, OR PROCEEDING IN ANY OF THE AFORESAID COURTS, (ii) ANY CLAIM IT MAY NOW OR HEREAFTER HAVE THAT ANY SUCH ACTION, SUIT, OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, AND (iii) THE RIGHT TO OBJECT, IN CONNECTION WITH SUCH ACTION, SUIT, OR PROCEEDING, THAT ANY SUCH COURT DOES NOT HAVE ANY JURISDICTION OVER SUCH PARTY. EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF ANY PAPERS, NOTICES, OR PROCESS AT THE ADDRESS SET OUT IN SECTION 14.2 IN CONNECTION WITH ANY ACTION, SUIT, OR PROCEEDING AND AGREES THAT NOTHING HEREIN WILL AFFECT THE RIGHT OF THE OTHER PARTY TO SERVE ANY SUCH PAPERS, NOTICES, OR PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE, CONTROVERSY, OR CLAIM MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW.
(c)EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.
Section 14.5Waivers. Any failure by either Party to comply with any of its obligations, agreements or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by such Party and expressly identified as a waiver, but not in any other manner. No waiver of, consent to a change in, or any delay in timely exercising any rights arising from, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. The rights of each Party under this Agreement shall be cumulative and the exercise or partial exercise of any such right shall not preclude the exercise by such Party of any other right.
Section 14.6Assignment. No Party shall assign or otherwise transfer all or any part of this Agreement, nor shall any Party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other Party (which consent may be withheld for any reason) and any transfer or delegation made without such consent shall be void; provided that Purchaser may (a) assign all or any portion of its interest in this Agreement to an Affiliate of Purchaser; or (b) collaterally assign all or any portion of its interest in this Agreement to a lender of Purchaser, in each case, with the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed); provided, further that, in the case of clause (a), notwithstanding any such consent, Purchaser shall remain jointly and severally liable with such Affiliate for any obligations under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns; provided that no consent shall be required in the case of a collateral assignment for security purposes to Purchaser’s lenders.
Section 14.7Entire Agreement. This Agreement (including, for purposes of certainty, the Appendices, Exhibits and Schedules attached hereto) and the other Transaction Documents constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

Section 14.8Amendment. This Agreement may be amended or modified only by an agreement in writing executed by Purchaser and Seller and expressly identified as an amendment or modification.
Section 14.9Limited Third-Party Beneficiaries. Except for the rights expressly provided to (a)  the Nonparty Affiliates (solely with respect to Section 14.12), and Company Released Parties (solely with respect to Section 14.17), and (b) the Persons described in Section 14.12, and Section 14.17, in each case, only to the extent such rights are exercised or pursued, if at all, by a Party to this Agreement acting on behalf of such Person (which rights may be exercised in the sole discretion of the applicable Party hereunder), nothing expressed or referred to in this Agreement shall be construed to give any Person other than Purchaser and Seller any legal or equitable right, cause of action, remedy, claim or right of any kind under or with respect to this Agreement or any provision of this Agreement (except as expressly set forth in this Section 14.9), this Agreement, any other Transaction Document, and all provisions and conditions in this agreement or any other agreement contemplated in this Agreement, are for the sole and exclusive benefit of the Parties and the parties to such other agreements, and their respective successors and permitted assigns.
Section 14.10Construction. The Parties acknowledge that (a) the Parties have had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby, (b) this Agreement is the result of arms-length negotiations from equal bargaining positions, and (c) the Parties and their respective counsel participated in the preparation and negotiation of this Agreement. Any rule of construction that a contract be construed against the drafter shall not apply to the interpretation or construction of this Agreement.
Section 14.11Conspicuous. THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE OR ENFORCEABLE, THE PROVISIONS IN THIS AGREEMENT IN BOLD-TYPE OR ALL-CAPS FONT ARE “CONSPICUOUS” FOR THE PURPOSE OF ANY APPLICABLE LAW.
Section 14.12No Nonparty Affiliate Liability. All obligations or other liabilities (whether in contract or in tort, in law or in equity, granted by statute or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, the Transaction Documents, or the negotiation, execution, or performance of this Agreement or the Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or any Transaction Document), may be enforced or incurred only against or by (and are expressly limited to) the entities that are expressly identified as Parties in the Preamble to this Agreement (or any successor or permitted assign of any of the Parties) or, with respect to any Transaction Document, the entities and individuals (if applicable) identified as parties to such Transaction Document (each, a “Contracting Party”). Notwithstanding anything to the contrary in this Agreement, any Transaction Document or otherwise, no Person who is not a Contracting Party (including Mountain Capital and its affiliated funds and portfolio companies), including any director, officer, employee, incorporator, member, partner, manager, direct or indirect equityholder, Affiliate, agent, attorney, or other Representative of, and any financial advisor or lender to, any Contracting Party, or any director, officer, employee, incorporator, member, partner, manager, direct or indirect equityholder, Affiliate, agent, attorney, or other Representative of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or any of the Transaction Documents or based on, in respect of, or by reason of this Agreement or any of the Transaction Documents or the negotiation, execution, performance, or breach of this Agreement or any Transaction Document; and, to the maximum extent permitted by Law, each Contracting Party, on behalf of itself and all other Persons, hereby waives and releases all such liabilities against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, each Contracting Party, on behalf of itself and all other Persons, hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available (including at law or in equity, or granted by statute or otherwise) to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the corporate or other veil, distributions, unfairness, undercapitalization, or otherwise. Each Nonparty Affiliate is expressly intended to be a Third Party beneficiary of this Section 14.12.
Section 14.13Time of Essence. This Agreement contains a number of dates and times by which performance, or the exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as agreed. For this reason each Party hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date applicable to it on the basis that its late action constitutes substantial performance, to require the other Party to show prejudice, or on any equitable grounds. Without limiting the foregoing, time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day that is a Business Day.
Section 14.14Severability. The invalidity or unenforceability of any term or provision of this Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction and the remaining terms and provisions shall remain in full force and effect, unless doing so would result in an interpretation of this Agreement that is manifestly unjust. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
Section 14.15Specific Performance. The Parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine. If Seller, or after Closing, Purchaser violates or fails or refuses to perform any covenant or agreement made by such Party herein, the non-breaching Party, subject to the terms hereof and in addition to any remedy at law for damages or other relief permitted under this Agreement, shall (at any time prior to the valid termination of this Agreement pursuant to Section 9.1) be entitled to institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief, without the necessity of proving the inadequacy of money damages as a remedy. Neither Party shall be required to provide any bond or other security in connection with seeking any specific performance or other equitable remedy to enforce specifically the terms and provisions of this Agreement in accordance with this Section 14.15. For clarity, Seller shall only have the right to seek or be granted specific performance of Purchaser’s covenants and agreements contained herein following the Closing.
Section 14.16Relationship of the Parties. This Agreement shall not create, and it is not the purpose or intention of the Parties to create any partnership, mining partnership, joint venture, general partnership, or other partnership relationship and none shall be inferred, and nothing in this Agreement shall be construed to establish a fiduciary relationship between the Parties for any purpose.
Section 14.17Mutual Release.
(a)Effective as of Closing, Seller, on behalf of itself and each of its Affiliates, partners, stockholders, directors, officers, beneficiaries and their respective successors and assigns (the “Seller Releasing Parties”), hereby irrevocably and unconditionally, fully and forever, releases, acquits and discharges and agrees to hold harmless each Company Group

Member and each of its respective current and former officers, directors, employees, partners, managers, members, advisors, successors and assigns (in their capacity as such, the “Company Released Parties”) from any and all claims, actions, causes of action, Proceedings, liabilities, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and claims and demands whatsoever which any of the Seller Releasing Parties may have against any of the Company Released Parties, of every kind, nature or description whatsoever, in law, equity, or as a result of arbitration, whether or not apparent or yet to be discovered, or which may hereafter develop, foreseen or unforeseen, known or unknown, fixed or contingent, direct or indirect, liquidated or unliquidated, asserted or unasserted (collectively, “Released Claims”), whether in law or in equity, known or unknown, suspected or unsuspected, matured or unmatured, contingent or vested, in each case in respect of, arising out of or relating in any way to any cause, matter or thing or any actions taken or failed to be taken occurring or arising on or prior to the Closing; provided that, the foregoing will not affect or amend the rights of Seller under this Agreement or the Transaction Documents. Seller irrevocably covenants that it will, and that will cause each other Seller Releasing Party to, refrain from, directly or indirectly, commencing, causing to be asserted or participating in any Proceeding against any Company Released Party based upon any matter released hereby and that it will, and will cause each Seller Releasing Party to, indemnify, compensate, reimburse and hold harmless each Company Released Party and the from and against all Damages arising directly or indirectly from any Released Claim. Seller acknowledges and covenants that (a) the Seller Releasing Parties have not heretofore made or filed any Proceeding against any of the Company Released Parties in connection with, based upon or arising out of any claim released and discharged as described above, and (b) the Seller Releasing Parties cannot and will not assign to any Person any claim or rights including any claim (or any part thereof) released or discharged above.
(b)Effective as of Closing, except for any claim under this Agreement or the other Transaction Documents, each Company Group Member, on behalf of itself and each of its Affiliates and their respective successors and assigns (the “Company Group Releasing Parties”), hereby irrevocably and unconditionally, fully and forever, releases, acquits and discharges and agrees to hold harmless Seller and its Affiliates (including Mountain Capital and its affiliated funds and portfolio companies) and each of their respective current and former officers, directors, employees, partners, managers, members, advisors, successors and assigns (in their capacity as such, the “Seller Released Parties”) of and from any and all Released Claims, whether in law or in equity, known or unknown, suspected or unsuspected, matured or unmatured, contingent or vested, in each case in respect of, arising out of or relating in any way to any cause, matter or thing or any actions taken or failed to be taken occurring or arising on or prior to the Closing; provided that, the foregoing will not affect or amend the rights of Purchaser or the Company Group Members under this Agreement or the Transaction Documents. Each Company Group Member irrevocably covenants that it will, and that will cause each other Company Group Releasing Party to, refrain from, directly or indirectly, commencing, causing to be asserted or participating in any Proceeding against any Seller Released Party based upon any matter released hereby and that it will, and will cause each Company Group Releasing Party to, indemnify, compensate, reimburse and hold harmless each Seller Released Party and the from and against all Damages arising directly or indirectly from any Released Claim. Each Company Group Member acknowledges and covenants that (a) the Company Group Releasing Parties have not heretofore made or filed any Proceeding against any of the Seller Released Parties in connection with, based upon or arising out of any claim released and discharged as described above, and (b) the Company Group Releasing Parties cannot and will not assign to any Person any claim or rights including any claim (or any part thereof) released or discharged above.
(c)Subject to the limitations set forth in Section 14.9, the provisions of this Section 14.17 are intended to be for the benefit of, and enforceable by the Purchaser and each of the Company Released Parties and each Company Released Party shall be a Third Party beneficiary of this Section 14.17.
Section 14.18Conflicts Waiver; Privilege. Purchaser, on behalf of itself and its Affiliates, including, for all periods from and after the Closing, the Company Group (collectively, the “Purchaser Related Parties”), hereby waives, and agrees not to allege, any claim that either of Kirkland & Ellis LLP (“Seller’s Counsel”) has a conflict of interest or is otherwise prohibited from representing Seller or any of its Affiliates (other than the Purchaser Related Parties) or Representatives (“Seller Related Parties”) in any post-Closing matter or dispute with any of the Purchaser Related Parties related to or involving this Agreement (including the negotiation hereof) or the transactions contemplated hereby, even though the interests of one or more of the Seller Related Parties in such matter or dispute may be directly adverse to the interests of one or more of the Purchaser Related Parties. Purchaser, on behalf of itself and all other Purchaser Related Parties, acknowledges and agrees that Seller’s, and its Affiliates’ (including, for the pre-Closing period, the Company Group), attorney-client privilege, attorney work-product protection and expectation of client confidence involving the actual and any proposed sale of the Company or any other transaction contemplated by this Agreement and arising prior to Closing, and all information and documents covered by such privilege, protection or expectation shall be retained and controlled by Seller and its Affiliates, and may be waived only by Seller. Purchaser and Seller acknowledge and agree that the (i) foregoing attorney-client privilege, work product protection and expectation of client confidence shall not be controlled, owned, used, waived or claimed by any of the Purchaser Related Parties and (ii) in the event of a dispute between any of the Purchaser Related Parties, on the one hand, and a Third Party, on the other hand, or any other circumstance in which a Third Party requests or demands that any of the Purchaser Related Parties produce privileged materials or attorney work-product of Seller or its Affiliates, Purchaser shall cause the applicable Purchaser Related Parties to assert such attorney-client privilege on behalf of Seller or its Affiliates and use commercially reasonable efforts to prevent disclosure of privileged materials or attorney work-product to such Third Party. To the extent a Governmental Authority orders production of information or documents for which Purchaser Related Parties have asserted privilege on behalf of Seller or its Affiliates, Purchaser will to the extent permitted inform Seller or its Affiliates of the order as a courtesy and this Agreement shall not limit the ability to produce as ordered. Purchaser and Seller acknowledge and agree that the attorney-client privilege, attorney-work product protection and expectation of client confidence involving general business matters related to the Company Group and arising prior to the Closing to the extent such matters are the subject of a claim that Seller is obligated to indemnify the Purchaser Indemnified Parties for, shall be subject to a joint privilege and protection between such parties, which parties shall have equal right to assert all such joint privilege and protection and no such joint privilege or protection may be waived by (i) Seller or its Affiliates without the prior written consent of Purchaser, or (ii) any of the Purchaser Related Parties without the prior written consent of Seller; provided, however, that any such privileged materials or protected attorney-work product information involving general business matters. Parties retain an equal right to assert joint privilege and protection, but need not obtain written consent prior to waiver as described in this Section 14.18, when (i) an order by a Governmental Authority requires the production of privileged materials or protected attorney-work product information, or (ii) such privileged materials or protected attorney-work product information is to be offered, produced, or filed in a dispute where Purchaser Related Parties are adverse to Seller Related Parties. This Section 14.18 is for the benefit of Seller, the Seller Related Parties and Seller’s Counsel, and Seller Related Parties, Purchaser Related Parties and Seller’s Counsel are express Third Party beneficiaries of this Section 14.18. This Section 14.18 shall be irrevocable, and no term of this Section 14.18 may be amended, waived or modified, except in accordance with Section 14.8, and with the prior written consent of the Seller Related Party affected thereby. This Section 14.18 shall survive the Closing and shall remain in effect indefinitely.
[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties on the Execution Date.
Seller
Bedrock Energy Partners, LLC

By:     /s/ Nate Grady
Name:     Nate Grady
Title:     Authorized Signatory

Bedrock Production, LLC, solely for the limited purposes of Section 14.17(b)

By:     /s/ Nate Grady
Name:     Nate Grady
Title:     Authorized Signatory

BEP ABS I Holdings, LLC, solely for the limited purposes of Section 14.17(b)

By:     /s/ Nate Grady
Name:     Nate Grady
Title:     Authorized Signatory

Bedrock ABS I, LLC, solely for the limited purposes of Section 14.17(b)

By:     /s/ Nate Grady
Name:     Nate Grady
Title:     Authorized Signatory

Signature Page to
Membership Interest Purchase Agreement

Bedrock Development Partners, LLC, solely for the limited purposes of Section 14.17(b)

By:     /s/ Nate Grady
Name:     Nate Grady
Title:     Authorized Signatory

Signature Page to
Membership Interest Purchase Agreement

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties and BKV Corporation on the Execution Date.
Purchaser
BKV Upstream Midstream, LLC

By:     /s/ Chris Kalnin
Name:     Chris Kalnin
Title:     Chief Executive Officer

BKV Corporation, solely for the limited purposes of Section 2.2(c), Section 2.2(d) and Section 2.8

By:     /s/ Chris Kalnin
Name:     Chris Kalnin
Title:     Chief Executive Officer

Signature Page to
Membership Interest Purchase Agreement

APPENDIX A

DEFINITIONS
“2024 Audited Financials” has the meaning set forth in Section 6.22.
“ABS Break Fee” means all redemption, breakage costs, or prepayment premiums or penalties, make-whole premiums, termination costs that become due in connection with the redemption, breakage, prepayment or termination of the Seller ABS in connection with the consummation of the transactions contemplated hereby.
“ABS Termination Documents” means the notice of redemption for the Seller ABS to be discharged at Closing, the Indenture, together with appropriate wire instructions, officer’s certificate and opinion of counsel and upon payment in full of all such amounts owed, Seller ABS indenture trustee acknowledgment of satisfaction and discharge of the indenture under the Seller ABS and authority to release and terminate all liens on the Company Group and their respective assets and equity interests securing such Seller ABS.
“Accounting Arbiter” has the meaning set forth in Section 2.7(c).
“Accounting Principles” has the meaning set forth in Section 2.4(a).
“Adjusted Stock Consideration Value” means the amount equal to (i) $110,000,000 minus (ii) the Estimated Transaction Expenses minus (iii) if applicable, any Closing Date Indebtedness not paid pursuant to the ABS Termination Documents.
“Adjustment Amount” has the meaning set forth in Section 2.4(b).
“AFE” means authority for expenditure.
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls or is Controlled by, or is under common Control with, such Person; provided, however, that, in each case, except with respect to Section 2.7(c), Section 6.1(e), Section 6.3, Section 6.16, Section 12.10(b), Section 12.10(c), Section 14.12, Section 14.17 and the definitions of “Leakage” and “Related Party Contract”, no Person managed by Mountain Capital, including any of its investment funds, and any portfolio company of any such investment fund or Subsidiary of any portfolio company other than Seller and the Company Group and their respective Subsidiaries, shall be considered or otherwise deemed to be an “Affiliate” of Seller.
“Agreement” has the meaning set forth in the Preamble of this Agreement.
“Allocated Value” has the meaning set forth in Section 12.4.
“Alternative Transaction” has the meaning set forth in Section 6.16.
Appendix A Page 1

“Asset Taxes” means ad valorem, property, excise, severance, production, sales, use or similar Taxes based upon or measured by the acquisition, operation or ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, Income Taxes and Transfer Taxes.
“Assets” means all of Company Group’s individual or collective right, title, and interest in and to the following:
(a)all Hydrocarbon leases and subleases including those interests set forth on Exhibit A-1 (collectively, the “Leases”), together with all pooled, communitized, or unitized acreage which includes all or part of any Leases or any Wells (including acreage subject to forced pooling orders) (the “Units”), together with all tenements, hereditaments, and appurtenances arising out of or derived from any of the Leases or the Units or the lands covered by the Leases or the Units (collectively, the “Lands”);
(b)any and all Hydrocarbon, water, CO2, injection, disposal or other wells, including those described on Exhibit A-3 (the “Wells”, and together with the Leases, the Units, the Mineral Interests and the Lands, the “Oil and Gas Properties”), in each case whether producing, non-producing, permanently or temporarily plugged and abandoned;
(c)all fee mineral interests, lessor royalties, overriding royalties, non-participating royalty interests, production payments, net profits interests, carried interests, reversionary interests, record title interests and all other royalties and interests of any kind or character in Hydrocarbons in place and, as applicable, the leasehold estates created thereby, in each case, including those described in Exhibit A-4 (collectively, the “Mineral Interests”);
(d)all surface fee interests, easements, permits, licenses, servitudes, rights of way, surface leases and other rights to use the surface, including the property described on Exhibit A-5 (the “Surface Rights and Rights of Way”);
(e)the Personal Property;
(f)the Midstream Assets;
(g)the SWD Well; and
(h)all other assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the goodwill related thereto, all Contracts, Permits and all of Company Group’s bank accounts, receivables and Cash and Cash Equivalents, as well as all credits, rebates and refunds;
provided, however, “Assets”, “Leases”, “Mineral Interests”, “Units”, “Wells”, “Surface Rights and Rights of Way” and “Oil and Gas Properties” shall not include any Excluded Assets.
“Assignment Agreement” means the assignment(s) of membership interests substantially in the form attached hereto as Exhibit B assigning the Subject Interests to Purchaser.
“Available Employees” has the meaning set forth in Section 6.14(a).
Appendix A Page 2

“Bank Accounts” means all deposit, demand, time, savings, passbook, security or similar accounts that the Company Group maintains with any bank or financial institution.
“Base Price” has the meaning set forth in Section 2.2(a).
“BKV Corporation” has the meaning set forth in the recitals.
“BKV SEC Documents” has the meaning set forth in Section 5.13(a).
“Bonds” means, collectively, all surety instruments, bonds, letters of credit, guarantees, and other similar security arrangements.
“Burdens” means royalties, overriding royalties, nonparticipating royalties, net profits interests, production payments, carried interests, reversionary interests and other burdens on, measured by or payable out of production of Hydrocarbons (excluding, for the avoidance of doubt, any Taxes).
“Business” means the business of the Company Group, including the exploration, development, and production of Hydrocarbons and the provisions of midstream gas gathering services and related activities, in each case, by the applicable Company Group Member.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the State of Texas.
“Cash and Cash Equivalents” means (i) money, currency or a credit balance in a deposit account at a financial institution, net of checks outstanding as of the time of determination, (ii) marketable direct obligations issued or unconditionally guaranteed by the federal government of the United States or issued by any agency thereof and backed by the full faith and credit of the United States, (iii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, (iv)  certificates of deposit or bankers’ acceptances issued by any commercial bank organized under the applicable Laws of the United States of America, in each case, only to the extent constituting cash or cash equivalents in accordance with GAAP; provided that, Cash and Cash Equivalents shall not include Suspense Funds or Excluded Cash (including security deposits, bond guarantees, collateral reserve accounts and amounts held in escrow or held by the Company Group on behalf of Third Parties ).
“Casualty Loss” means any portion of the Assets is destroyed by any act of God, fire, explosion, wild well, hurricane, storm, weather event, earthquake, landslide, act of nature, civil unrest or similar disorder, terrorist acts, war or any other hostilities or any other casualty or is expropriated in condemnation or under right of eminent domain.
“Central Standard Time” means Central Standard Time or Central Daylight Time in effect in Houston, Texas, as the case may be.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended.
Appendix A Page 3

“Claimed Amount” has the meaning set forth in Section 10.4(b).
“Closing” has the meaning set forth in Section 8.1.
“Closing Date” has the meaning set forth in Section 8.1.
“Closing Date Indebtedness” means all Indebtedness of any Company Group Member as of the Closing, including for the avoidance of doubt, Indebtedness under the Seller ABS.
“Closing Reference Price” means the average of the daily per share volume weighted average prices of shares of Common Stock (as reported by Bloomberg L.P. (or a mutually agreed alternative service) under the function “VWAP”, as defined by the Bloomberg L.P. definition of “VWAP”) for each day that is a Trading Day (without regard to pre-open or after hours trading) during the twenty (20) consecutive Trading Days ending on and including the Execution Date.
 “Code” means the United States Internal Revenue Code of 1986, as amended.
“Common Stock” means the common stock, $0.001 par value per share of BKV Corporation.
“Company” has the meanings set forth in the Recitals.
“Company Fundamental Representations” means the representations and warranties in Section 4.1 (Existence and Qualification; Organizational Power), Section 4.2 (No Conflicts), Section 4.4 (Capitalization) and Section 4.36 (Liability for Brokers’ Fees).
“Company Group” means the Company and its Subsidiaries.
“Company Group Financial Statements” has the meaning set forth in Section 4.5(a).
“Company Group Interests” has the meaning set forth in Section 4.4(a).
“Company Group Member” means any member of the Company Group.
“Company Group Releasing Parties” has the meaning set forth in Section 14.17(b).
“Company Hedge” has the meaning set forth in Section 6.12.
“Company Intellectual Property” has the meaning set forth in Section 4.31(a).
“Company Leased Real Property” has the meaning set forth in Section 4.30(a).
“Company Material Adverse Effect” means a Material Adverse Effect with respect to the Company Group, taken as a whole.
“Company Owned Intellectual Property Rights” means all Intellectual Property Rights owned or purported to be owned by any member of the Company Group.
Appendix A Page 4

“Company Owned Real Property” has the meaning set forth in Section 4.30(a).
“Company Real Property” has the meaning set forth in Section 4.30(a).
“Company Released Parties” has the meaning set forth in Section 14.17(a).
“Company Taxes” means (a) any Asset Taxes and any other Taxes imposed on or with respect to any of the Company Group Members or the Assets and (b) the portion of any Taxes imposed on any Seller Consolidated Group for any taxable period that is attributable to any Company Group Member, determined as though such Company Group Member were taxable on a separate standalone basis with respect to its taxable items during such taxable period; provided, however, that Company Taxes shall not include Transfer Taxes or Flow-Through Income Taxes.
“Company Transaction Expenses” means the aggregate amount of any and all of the following fees, expenses or other liabilities incurred by, or paid or to be paid by, any Company Group Member or any Person that any Company Group Member pays or reimburses or is otherwise legally obligated to pay or reimburse (including any such fees, costs and expenses incurred on behalf of Seller): (a) except as set forth in Section 6.22(c), any legal, accounting, audit, financial advisory or other third-party advisory or consulting fees or any other costs, expenses or payment obligations incurred in connection with the process of selling the Subject Interests or the negotiation, preparation or execution of this Agreement or the Transaction Documents or the performance or consummation of the transactions contemplated hereby or thereby; (b) any management fees payable by any Company Group Member to any Seller or any of its Affiliates; (c)  all brokers’, finders’ or similar fees in connection with the transactions contemplated hereby (including any process run by or on behalf of a Company Group Member in connection with such transactions), including those amounts set forth on Schedule 4.39; (d) any sale or transaction bonuses, change in control bonuses, severance payments, retention bonuses or other similar payments made to any current or former officer, director, employee, independent contractor, or other Representative of any Company Group Member, Seller or other Person before, at or after the Closing which, in each such case, is contingent upon, or is triggered or accelerated by reason of or in connection with, the execution of this Agreement, the consummation of the purchase and sale of the Subject Interests or the payment of any portion of the Purchase Price hereunder, including any severance or other obligations arising out of the failure of any Available Employees to become Transferred Employees; (e) the employer portion of any payroll, social security, unemployment or similar Taxes imposed on any amounts described in clause (d) above; (f) fifty percent (50%) of the aggregate amount of the Escrow Agent fees and expenses under the Escrow Agreement and (g) the costs associated with Seller’s obtaining the Tail Policy; provided, however, that the Company Transaction Expenses shall exclude (x) any fees, costs or expenses related to any financing activities of Purchaser or its Affiliates in connection with the transactions contemplated hereby and (y) any Company Taxes and Transfer Taxes which are addressed in Article 11.
“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement by and between Mountain Capital Management, LLC and BKV Corporation dated August 18, 2023, as amended by Amendment to Mutual Non-Disclosure Agreement dated March 26, 2025.
Appendix A Page 5

“Consent” means, other than any Preferential Rights, any consents, approvals, ratifications, waivers or other authorizations or rights (including any authorizations by Governmental Authorities) from any Person that are required or would reasonably be expected to be required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby (including, for the avoidance of doubt, with respect to the Assets and/or the Subject Interests).
“Consent Adjustment Amount” has the meaning set forth in Section 6.5.
“Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated federal income Tax Returns and any similar group under foreign, state or local law.
“Contracting Party” has the meaning set forth in Section 14.12.
“Contracts” means all written contracts, agreements (including any side letter agreements), or other legally binding arrangements to which any Company Group Member is a party or by which any Company Group Member is bound or to which any of the Assets or the Company Group Interests is subject, but excluding the Leases, the Surface Rights and Rights of Way and any other instrument, but, in the case of such other instruments, only to the extent creating or memorializing the ownership of any Oil and Gas Properties and Surface Rights and Rights of Way included in the Assets.
“Control” means with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person. The terms “Controls” and “Controlled by” and other derivatives shall be construed accordingly.
“COPAS” means the Council of Petroleum Accountants Societies.
“COPAS Charges” means (i) all COPAS overhead recovery payable under applicable joint operating agreements net to the Company Group’s Working Interest in the Assets, plus (ii) field-level employee costs and expenses that are charged or chargeable to the joint account under COPAS, in each case of subclauses (i)-(ii), from and after the Effective Time through and including the Closing Date; provided, that for the avoidance of doubt, the costs and expenses in clause (ii) shall not be in duplication of any costs or expenses charged as Property Costs.
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.
“Cure Period” has the meaning set forth in Section 12.7(a).
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“Customary Post-Closing Consents” means consents and approvals from Governmental Authorities for the transfer of the Subject Interests to Purchaser (or the indirect transfer of the Assets to Purchaser) that are customarily obtained after the transfer of similar interests or assets.
“D&O Indemnified Persons” has the meaning set forth in Section 6.21(a).
“D&O Provisions” has the meaning set forth in Section 6.21(a).
“Damages” means, all liabilities, losses, costs, obligations, claims, awards, judgments, expenses, penalties or fines, of whatever kind, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the reasonable costs of investigation and monitoring of such matters, and the reasonable costs of enforcement of the indemnity or investigating, defending or prosecuting any Proceeding.
“Deductible” has the meaning set forth in Section 10.6(a).
“Defect Adjustment Amount” has the meaning set forth in Section 12.8(a).
“Defect Claim Date” has the meaning set forth in Section 12.6(a).
“Defect Dispute” has the meaning set forth in Section 12.10(a).
“Defect Escrow Account” has the meaning set forth in Section 12.10(a).
“Defect Escrow Amount” has the meaning set forth in Section 12.10(a).
“Defensible Title” has the meaning set forth in Section 12.2(a).
“Deferred Cash Consideration” has the meaning set forth in Section 2.2(d).
“Deposit” has the meaning set forth in Section 2.3.
“Deposit Escrow Account” has the meaning set forth in Section 2.3.
“Disclosure Schedules” means the aggregate of all schedules that set forth exceptions, disclosures, or otherwise relate to or are referenced in any of the representations or warranties set forth in Article 3 or Article 4.
“Dispute Notice” has the meaning set forth in Section 2.7(b).
“Disputed Amount” has the meaning set forth in Section 2.8.
“Dollars” or “$” means U.S. Dollars.
“Effective Time” means 12:01 a.m., Central Standard Time, on July 1, 2025.
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“Effective Time Cash” means all Cash and Cash Equivalents of the Company Group as of the Effective Time.
“Effective Time Working Capital” means the amount (which may be positive or negative) equal to (a) the Working Capital Assets minus (b) the Working Capital Liabilities, in each case, as measured and determined as of the Effective Time in accordance with the Accounting Principles, an example of which is illustrated on Schedule WC.
“Employment Conditions” has the meaning set forth in Section 6.14(c).
“Encumbrance” means any lien, mortgage, pledge, charge, collateral assignment, equitable interest, production payment, option, security interest or other arrangement of any kind substantially equivalent thereto (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement).
“Environmental Arbitrator” has the meaning set forth in Section 12.10(c).
“Environmental Consultant” has the meaning set forth in Section 6.1(a).
“Environmental Defect” has the meaning set forth in Section 12.5.
“Environmental Defect Amount” has the meaning set forth in Section 12.9(c).
“Environmental Defect Deductible” has the meaning set forth in Section 12.9(d)(iii).
“Environmental Defect Notice” has the meaning set forth in Section 12.6(c).
“Environmental Defect Threshold” has the meaning set forth in Section 12.9(d)(i).
“Environmental Laws” means, as the same have been amended as of or prior to the Execution Date, any Law (including common law) relating to pollution, the protection or restoration of the environment or natural resources (including wildlife, flora and fauna), including any such Law relating to the generation, manufacture, treatment, storage, disposal, use, handling, transportation or Release of any Hazardous Substances, or to exposure to Hazardous Substances, including but not limited to CERCLA, the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Occupational Safety and Health Act, 29 U.S.C. §§ 651 through 678 (to the extent relating to exposure to Hazardous Substances); and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j, and their implementing regulations, along with all similar state or local acts and regulations.
“Environmental Liabilities” means any and all Damages, Remediation obligations, liabilities, environmental response costs, costs to cure, costs to investigate or monitor, restoration costs, costs of Remediation or removal, settlements, penalties, and fines arising out of, related to
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or with respect to any Environmental Laws, Environmental Permits or Third-Party claims relating to the environment or Hazardous Substances and which relate to the Assets or the ownership or operation of the same, including (i) any actual or threatened Release of Hazardous Substances into the environment or resulting from or attributable to exposure to Hazardous Substances; (ii) the generation, manufacture, processing, distribution, use, treatment, storage, disposal, Release or threatened Release, transport or handling of Hazardous Substances; or (iii) to any other matter, condition or circumstance concerning Environmental Laws, Environmental Permits or the violation of Environmental Laws or Environmental Permits.
“Environmental Permits” means any and all Permits required under Environmental Laws.
“Equity Interests” means, with respect to any Person: (a) capital stock, membership interests, units, partnership interests, other equity interests, rights to share in any profits, revenue, losses, gains or tax attributes of such Person (including equity appreciation, phantom equity, stock appreciation, profit participation or other similar rights) and any other similar interest of such Person (including the right to participate in the management and business and affairs or otherwise Control such Person); (b) any option, warrant, or other security or interest convertible into or exchangeable or exercisable for any of the foregoing; and (c) any right (contingent or otherwise) to subscribe for, purchase or otherwise acquire any of the foregoing.
“ERISA” mean the Employee Retirement Income Security Act of 1974, as amended.
“Escrow Agent” means U.S. Bank, National Association.
“Escrow Agreement” means the escrow agreement, dated as of the Execution Date, by and among Purchaser, Seller and the Escrow Agent to establish the Deposit Escrow Account and the Defect Escrow Account.
“Excluded Asset Assignment” means an assignment and conveyance of certain specified Excluded Assets from any Company Group Member to Seller or its respective designees in the form attached hereto as Exhibit C.
“Excluded Assets” means the following: (a) the assets and properties, if any, set forth on Schedule EA; (b) the Excluded Records; (c) the Seller Marks; (d) any and all claims for refunds of, or credits attributable to Pre-Effective Time Company Taxes and (e) any proceeds or earnings with respect to any other Excluded Assets.
“Excluded Cash” means, with respect to the Company Group, (a) all cash and cash equivalents held or retained for the benefit of, or pursuant to the requirement of, any other Person that as a result are not freely usable by and available to the Company Group, (b) any cash and cash equivalents of the Company Group that are held or deposited as security deposits or escrow deposits, (c) any outstanding checks, and (d) cash proceeds of insurance received by a Company Group Member with respect to any Casualty Loss or otherwise in respect of liabilities that have not been discharged prior to the time of determination (except to the extent there is a Working Capital Liability relating to such cash proceeds or Casualty Loss).
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“Excluded Records” means: (a) any and all data, correspondence, materials, descriptions and records relating to the auction, marketing, sales negotiation or sale of the Subject Interests or the Assets, including the existence or identities of any prospective inquirers, bidders or prospective purchasers of any of the Assets, any bids received from and records of negotiations with any such prospective purchasers and any analyses of such bids by any Person; (b) corporate, financial, Tax, and legal data and records that relate primarily to the businesses of Seller or any Affiliate of Seller other than any Company Group Member; (c) legal records and legal files of any Company Group Member with respect to or that relate to this Agreement, any Transaction Document or any of their communications prior to the Closing with respect to the transactions contemplated thereby or hereby, including all work product of and attorney-client communications with Seller’s or any Company Group Member’s legal counsel (other than title opinions); (d) all Seller Emails, (e) the Company Group’s domain names and email addresses bearing the Seller Marks; (f) Third Party data, correspondence, materials, descriptions and records that are subject to confidentiality agreements listed on Schedule EA that have been entered into by Seller; and (g) any personnel or employee records not applicable to the Transferred Employees.
“Execution Date” has the meaning set forth in the Preamble of this Agreement.
“Expiration Date” has the meaning set forth in Section 10.1(a).
“FERC” means the Federal Energy Regulatory Commission or any successor Governmental Authority.
“Final Purchase Price” has the meaning set forth in Section 2.7(b).
“Final Settlement Statement” has the meaning set forth in Section 2.7(a).
“Flow-Through Income Taxes” means U.S. federal Income Taxes and any similar Income Taxes imposed by any state or local Laws on the direct or indirect owners of any entity on a flow-through basis by allocating or attributing to such owners all or certain of such entity’s items of income, gain, loss, deduction and other relevant tax attributes.
“Fraud” means, with respect to each Party, any actual and intentional fraud (as opposed to constructive fraud or imputed knowledge) with intent to deceive with respect to the making of the representations and warranties of Seller set forth in Article 3, Article 4 or Article 5 or any certificate delivered in connection with this Agreement.
“GAAP” means United States generally accepted accounting principles as in effect from time to time.
“Governmental Authority” means any government or governmental instrumentality, subdivision, court, legislature, administrative agency, regulator, commission, official or other authority of the United States or any other country or any state, province, prefect, municipality, locality, tribe or other government, political or tribal subdivision thereof, any arbitrator or arbitral body (public or private) or any quasi-governmental or private body exercising any
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administrative, executive, judicial, legislative, arbitral, police, regulatory, taxing, importing or other governmental or quasi-governmental authority.
“Hazardous Substances” means any pollutants, contaminants, substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of liability under, any Environmental Laws due to their dangerous or deleterious properties or characteristics, including, asbestos-containing materials, Hydrocarbons, NORM, produced water, polychlorinated biphenyls, or per- or poly-fluoroalkyl substances.
“Hedge Gains” means, with respect to the Company Hedges, the amount to which any Company Group Member is entitled to receive under the terms of any and all such Company Hedges (without offset or netting of amounts under any other Hedging Transaction with the counterparty that is a party to such Company Hedges), including any liquidation or termination fees or payments made upon the liquidation or termination of the same.
“Hedge Losses” means, with respect to the Company Hedges, the amount any Company Group Member is obligated to pay to the applicable counterparty (under the terms of such Company Hedges), without offset or netting of amounts under any other Hedging Transaction with the counterparty that is a party to any such Company Hedges, including any liquidation or termination fees or payments payable upon the liquidation or termination of the same.
“Hedging Contracts” means any forward, futures, swap, collar, put, call, floor, cap, option or other similar Contract to which any Company Group Member is a party that is intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including any Hydrocarbons or other commodities, currencies, interest rates and indices, and any financial transmission rights and auction revenue rights.
“Hedging Transaction” means a transaction that is (a) a swap, basis swap, option, forward contract, future contract, collar, three-way collar, or similar transaction entered into “over-the-counter”, (b) involving, or settled by reference to, one or more commodities, and (c) intended to hedge the risks associated with the production of Hydrocarbons.
“Hydrocarbons” means oil, gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof, and all minerals, products and substances extracted, separated, processed and produced therefrom or therewith of any type and chemical composition.
“Imbalances” means any imbalance (a) at the wellhead between (i) the amount of Hydrocarbons produced from any of the Wells and allocated to the interests of the Company Group therein and (ii) the shares of production from the relevant Well to which the Company Group was entitled, or (b) at the pipeline flange (or inlet flange at a processing plant or similar location) between (i) the amount of Hydrocarbons nominated by or allocated to the Company Group and (ii) the Hydrocarbons actually delivered on behalf of the Company Group at that point.
“Income Taxes” means income, capital gain, franchise and similar Taxes based upon, measured by or calculated with respect to gross or net income, profits, capital or similar
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measures (or multiple bases, including corporate, franchise, business and occupation, business license or similar Taxes, if gross or net income, profits, capital or a similar measure is one of the bases on which such Tax is based, measured or calculated).
“Indebtedness” of any Person means, without duplication: (a) indebtedness of such Person for borrowed money, (b) obligations (contingent or otherwise) of such Person to pay the deferred purchase or acquisition price for any property, goods or services, in each case, at the maximum amount payable in respect thereof (including earnouts, holdbacks, seller notes, or other similar obligations), (c) indebtedness evidenced by notes, debentures, bonds, or other similar instruments, (d)(i) nonqualified deferred compensation, (ii) any unpaid severance and termination payments and benefits with respect to terminations of employment that occur prior to the Closing, (iii) all amounts of accrued bonuses and other cash-based incentive compensation, (iv) all accrued vacation and other unused paid time off, and (v) in connection with any amounts described in the foregoing clauses (d)(i) through (d)(iv), the employer portion of any payroll, social security, unemployment or similar Taxes imposed on such amounts, (e) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person, (f) obligations of such Person under a financing lease to the extent such obligations are required to be classified and accounted for as a finance lease (excluding any operating lease liabilities recognized in accordance with Accounting Standards Codification 842) on a balance sheet of such Person under GAAP, (g) all accrued but unpaid interest, redemption, breakage costs, or prepayment premiums or penalties, make-whole premiums, change in control or termination costs and any other fees and expenses relating to any of the foregoing obligations or that become due in connection with the redemption, breakage, prepayment or termination of such obligations or in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby, including the ABS Break Fee, (h) all deferred rent and tenant allowances or obligations for deferred lease inducements, and (i)  obligations of the types as described in clauses (a) through (h) above of other Persons for which such Person or for which such Person is responsible or liable, directly or indirectly, as obligor, surety, by Contract, or otherwise; but Indebtedness does not include (i) any liabilities to the extent included in the determination of Effective Time Working Capital or Company Transaction Expenses or (ii) Company Taxes or Transfer Taxes.
“Indemnified Party” has the meaning set forth in Section 10.4(a).
“Indemnifying Party” has the meaning set forth in Section 10.4(a).
“Indemnity Escrow Account” has the meaning set forth in Section 2.3.
“Indemnity Escrow Amount” has the meaning set forth in Section 2.2(b).
“Individual Indemnity Threshold” has the meaning set forth in Section 10.6(a).
“Intellectual Property Rights” means all intellectual property rights under Law including: (a) trademarks, service marks, logos, trade names, trade dress, slogans and the goodwill associated therewith; (b) patents and inventions, as well as any reissued and
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reexamined patents and extensions corresponding to the patents, and any patent applications and patent disclosures, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom; (c) works of authorship and copyrights and copyrightable works; (d) internet domain names; (e) trade secrets, including designs, methods, techniques, procedures, processes and other know-how, whether or not patentable, and other proprietary and confidential information; (f) mask works; (g) rights in industrial designs; (h) goodwill associated with any of the foregoing; (i) proprietary geological or geophysical information constituting seismic data, studies or microseismic data; and (j) any registrations or applications for registration for any of the foregoing; provided that, except for purposes of Section 4.31, “Intellectual Property Rights” shall not include Excluded Assets, Seismic Licenses or Seller Marks.
“Interest Reduction” is defined in Section 12.3(a).
“IRS” means the United States Internal Revenue Service.
“Knowledge of the Company” and “Company’s knowledge” and “Company’s Knowledge” means information known by the individuals listed in Schedule KI following reasonable due inquiry of their respective direct reports.
“Knowledge of Purchaser” and “Purchaser’s knowledge” means information known by the individuals listed in Schedule KI following reasonable due inquiry of their respective direct reports.
“Knowledge of Seller” and “Seller’s knowledge” means information known by the individuals listed in Schedule KI following reasonable due inquiry of their respective direct reports.
“Lands” is defined in subsection (a) of the definition of “Assets.”
“Latest Balance Sheet” has the meaning set forth in Section 4.5(a).
“Laws” means all statutes, laws (including common law), ordinances, regulations, rules, codes, executive orders, injunctions, judgments, decrees, rulings, or orders of any Governmental Authority.
“Leakage” means any of the following, without duplication, arising after the Effective Time and at or prior to the Closing: (a) any dividend, interest on capital, advance or distribution (whether in cash or in kind) declared, paid or made (whether actual or deemed), or any return of capital (whether by reduction of capital or redemption, amortization or purchase of Equity Interests or quotas), loans, any management, monitoring or sponsor advisory fees, or any other payment made on or with respect to any Equity Interests of any Company Group Member, by on or behalf or for the benefit of any Company Group Member to Seller or any other Affiliate of Seller (other than a Company Group Member) or other direct or indirect owner of Seller, but excluding any distributions of the Excluded Assets; (b) any sale, transfer or surrender of any assets or rights from Seller or any other Affiliate of Seller (other than a Company Group
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Member) to any Company Group Member to the extent the consideration paid by the Company Group in such sale, transfer or surrender of assets or rights is in excess of their fair market value; (c) any waiver, forgiveness or release by any Company Group Member of any amount owed to it by (or any right or any claim against) Seller or any other Affiliate of Seller (other than a Company Group Member) or other direct or indirect owner of Seller; (d) the amount of any payments by any Company Group Member of any cash to or for the benefit or account of Seller’s or its Affiliates’ (other than any Company Group Member) directors, officers, partners, members, equityholders, contractors, consultants, advisors or employees, but only to the extent such payment is made to such Person in such related capacity to Seller or its Affiliate; (e) the fair market value of any assets, rights or benefits sold or otherwise transferred by any Company Group Member to or for the benefit of Seller or any Affiliate of Seller (other than any Company Group Members) or other direct or indirect owner of Seller (net of any proceeds received by (or receivable by) the Company Group Members); (f) the amount of any liabilities or obligations of Seller or any Affiliate of Seller (other than the Company Group) that (i) do not relate primarily to the ownership or operation of the Company Group or its business or Assets, or that are related to Excluded Assets and (ii) are guaranteed or otherwise assumed by any Company Group Member (including any agreement or undertaking by the Company Group to assume, indemnify, guarantee or secure any such liability or obligation); (g) the amount, if any, incurred or paid by any Company Group Member for or with respect to the cure or attempt to cure Title Defects and/or Environmental Defects but only to the extent such amounts reduce (or would reduce if actually resulting in a cure) the aggregate total of (i) all Title Defect Amounts to an amount no less than the Title Defect Deductible and (ii) all Environmental Defect Amounts to an amount no less than the Environmental Defect Deductible, as applicable; (h) the amount, if any, incurred or paid by any Company Group Member for or with respect to: (i) the cure or attempt to cure of any breach by Seller or any Affiliate of Seller of its representations and warranties set forth in this Agreement, or (ii) the cure or attempt to cure of any breach by Seller or any Affiliate of Seller of any of its covenants set forth in this Agreement; (iii) any payments, whether principal or interest payments, prepayments, or otherwise, fees or expenses arising under or in connection with any Indebtedness of any Company Group Member that are made by any Company Group Member between the Effective Time and Closing, but excluding for the avoidance of doubt any payment of (A) Closing Date Indebtedness or (B) made in accordance with Section 2.4(b)(vii); (iv) the incurrence of any Tax by a Company Group Member as a consequence of any of the foregoing matters; (i) except as set forth in Section 2.4(b)(vi), the aggregate amount of all general and administrative expenses and overhead costs of (or charged to) the Company Group; (j) any bonuses or other incentive compensation paid or committed to be paid to employees of Seller or the Company Group; (k) the making of any gift or other gratuitous payment; (l) the payment by Company of expenses that, if outstanding at Closing, would be Company Transaction Expenses, (m) any payments made or agreed to be made in respect of any share capital, loan capital or other securities of the Company Group being issued, redeemed, purchased or repaid, or any other return of capital or otherwise; and (n) any expense, liability or obligation arising under any agreement or arrangement entered into by any Company Group Member to give effect to any matter referred to in clauses (a) through (n) above, the amount of which shall constitute Leakage whether paid before, at or after the Closing.
“Leases” is defined in subsection (a) of the definition of “Assets.”
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“Material Adverse Effect” means, with respect to any Person, any event, occurrence, change, circumstance, development, state of facts, effect, or condition that, individually or together with any other event, occurrence, change, circumstance, development, state of facts, effect or condition (a) has had or would reasonably be expected to have a material and adverse effect on the on the operations, affairs, condition (financial or otherwise), or results of operation of the Company Group, taken as a whole, or Assets or the Subject Interests, or (b) has had or would reasonably be expected to prevent, impede, hinder or delay the ability of such Person to consummate the transactions contemplated hereby or to perform such Person’s obligations and covenants hereunder that are to be performed at Closing; provided, however, that in the case of clause (a) above, none of the following, shall be taken into account in determining whether a Material Adverse Effect has occurred or is existing: (i) any change or prospective change in applicable Laws or GAAP or the interpretation or enforcement thereof first announced or proposed after the Execution Date; (ii) any change in economic, political, or business conditions or financial, credit, debt, or securities market conditions generally, including changes in supply, demand, interest rates, exchange rates, commodity prices (including Hydrocarbons), electricity prices, or fuel costs, sand or proppants; (iii) any legal, regulatory, or other change generally affecting the upstream natural gas sector; (iv) any change resulting or arising from the announcement of the Transaction Documents or the transactions contemplated hereby; (v) any change resulting or arising from war, hostilities, sabotage, cyberattack not specifically targeted at the Company Group, terrorism, or the escalation of any of the foregoing; (vi) any epidemic, pandemic, disease outbreak (including the COVID-19 virus) or other public health crisis or public health event, or the worsening of any of the foregoing; (vii) any failure, in and of itself, by such Person to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings, production or other financial or operating metrics for any period (it being understood that the events, changes, circumstances, occurrences or effects giving rise to or contributing to such failure may be deemed to constitute or be taken into account in determining whether there has occurred or would occur a Material Adverse Effect) or (viii) any Casualty Loss, Title Defects or Environmental Defects or exercised Preferential Rights; provided, however, that the exceptions in clauses (i) through (vi) above shall apply only to the extent that such changes do not have a disproportionate impact on such Person as compared to other Persons in the natural gas industry.
“Material Contracts” has the meaning set forth in Section 4.12(a).
“Midstream Assets” means all of the Company Group’s right, title and interest in and to (i) the pipeline systems and relating gathering and processing facilities owned and operated by the Company Group and (ii) all salt water disposal pipelines, in each case of clauses (i) and (ii), including those identified on Exhibit A-6; provided, however, “Midstream Assets” shall not include any Excluded Assets.
“Mineral Interests” is defined in subsection (c) of the definition of “Assets.”
“Mountain Capital” means Mountain Capital Management, LLC.
“Net Acre” means as computed separately with respect to each Lease identified on Exhibit A-1 as to the applicable Target Formation, (i) the gross number of mineral acres in the
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Lands covered by such Lease, multiplied by (ii) the undivided fee simple mineral interest (expressed as a percentage) in the Lands covered by that Lease (as determined by aggregating the fee simple mineral interests owned by each lessor of that Lease in the Lands), multiplied by (iii)the Company Group’s Working Interest in that Lease; provided, however, if the items in (ii) or (iii) vary as to different tracts covered by any applicable Lease, Net Acres shall be calculated separately for each such tract.
For example, if a Lease in which Seller owns an undivided fifty percent (50%) Working Interest covers a twenty (20)-acre tract in which the lessors of such Lease own an undivided one-half (1/2) fee mineral interest and a separate and distinct forty (40)-acre tract in which the lessors of such Lease own an undivided one-fourth (1/4) fee mineral interest, then the Lease would cover ten (10) Net Acres (i.e., (20 × 0.5 × 0.5) + (40 × 0.25 × 0.5) = 10).
“Net Revenue Interest” means, with respect to any Oil and Gas Property, the applicable Company Group Member’s interest (expressed as a percentage or a decimal) in and to the Hydrocarbons produced and saved or sold from or allocated to such Oil and Gas Property with respect to the Target Formation, in each case, after giving effect to all Burdens.
“Nonparty Affiliates” has the meaning set forth in Section 14.12.
“NORM” means naturally occurring radioactive material.
“Notice of Claim” has the meaning set forth in Section 10.4(b).
“Novation Agreement” has the meaning set forth in Section 6.12.
“Novation Amount” has the meaning set forth in Section 6.12.
“NYSE” means the New York Stock Exchange.
“Oil and Gas Properties” is defined in subsection (b) of the definition of “Assets.”
“Organizational Documents” means (i) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, (ii) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (iii) with respect to a partnership, the certificate of formation and the partnership agreement thereof, and (iv) with respect to any other Person, the organizational, constituent or governing documents or instruments of such Person.
“Outside Date” means November 1, 2025.
“Outstanding Support Obligations” has the meaning set forth in Section 6.15.
“Party” and “Parties” have the meanings set forth in the Preamble of this Agreement.
“Permits” means federal, state and local government licenses, permits, certificates, tariffs, registrations, franchises, orders, consents, approvals, variances, waivers, exemptions and
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other authorizations by, or filings with, any Governmental Authority, including those necessary to own or operate the Assets.
“Permitted Encumbrances” has the meaning set forth in Section 12.3.
“Permitted Equity Encumbrances” means, with respect to the Equity Interests of any Person, (a) any transfer restrictions imposed by applicable securities Law or (b) any transfer restrictions contained in the Organizational Documents of such Person existing as of the Execution Date (which will be terminated, waived, complied with or conveyed in full to the Purchaser at Closing).
“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, joint venture, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.
“Personal Property” means wellhead equipment, flowlines, pipelines, gathering, processing or treating systems and appurtenances thereto, all structures, facilities, equipment, machinery, vehicles, fixtures, tools, utility lines, platforms, compressors, meters, tanks, tank batteries, pumps, pulling machines, boilers, buildings, field offices, pipe yards, water disposal facilities and other tangible personal property and improvements, other equipment, fixtures or machinery of any kind or character, and other personal, moveable and mixed property, operational and nonoperational, known or unknown used or held for use in connection with the Assets.
“Phase I Environmental Site Assessment” means an environmental site assessment performed pursuant to ASTM E1527-21 Standard Practice for Environmental Site Assessments.
“Phase II Environmental Site Assessment” has the meaning set forth in Section 6.1(a).
“Post-Effective Time Company Taxes” means all Company Taxes allocable to any Post-Effective Time Tax Period, determined in accordance with Section 11.1.
“Post-Effective Time Tax Period” means any taxable period beginning after the Effective Time and the portion of any Straddle Period beginning immediately after the Effective Time.
“Pre-Effective Time Company Taxes” means all Company Taxes allocable to any Pre-Effective Time Tax Period, determined in accordance with Section 11.1.
“Pre-Effective Time Tax Period” means any taxable period ending before the Effective Time and the portion of any Straddle Period ending immediately before the Effective Time.
“Preferential Right Adjustment Amount” has the meaning set forth in Section 6.6.
“Preferential Rights” means any preferential rights to purchase, right of first refusal, right of first offer, drag right, tag right or similar rights applicable to any of the Assets or the
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Subject Interests that are required in connection with the transactions contemplated by this Agreement.
“Preliminary Settlement Statement” has the meaning set forth in Section 2.6.
“Proceeding” means any action, charge, litigation, investigation, information letter, audit, claim or proceeding (including any administrative enforcement proceeding), whether civil, criminal, administrative, arbitrative or investigative, and whether formal or informal, or any appeal thereof, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.
“Property Costs” means all operating expenses (including costs of insurance, overhead (other than COPAS Charges), employees, rentals, shut-in payments, and title examination and curative actions and capital expenditures, and costs of drilling and completing wells, and costs of acquiring equipment) incurred in the ownership and operation of the Assets and overhead costs charged to the Assets under any applicable Contracts, but excluding (without limitation) liabilities, losses, costs, and Taxes.
“Public Announcement Restrictions” has the meaning set forth in Section 6.3(a).
“Purchase Price” means the Base Price, plus or minus (as applicable) the Adjustment Amount, plus or minus the (as applicable) the Transaction Expense True-Up.
“Purchaser” has the meaning set forth in the Preamble of this Agreement.
“Purchaser Covered Claims” has the meaning set forth in Section 10.6(a).
“Purchaser Fundamental Representations” means Section 5.1 (Existence and Qualification), Section 5.2 (Organizational Power), Section 5.3 (Authorization and Enforceability), Section 5.4 (No Conflicts), Section 5.7 (Bankruptcy), Section 5.10 (Liability for Broker’s Fees) and Section 5.11 (Accredited Investor).
“Purchaser Indemnified Parties” means Purchaser, its Affiliates, and each of their respective officers, directors, employees, agents, advisors and other Representatives.
“Purchaser Material Adverse Effect” means a Material Adverse Effect with respect to BKV Corporation and its subsidiaries, including Purchaser, taken as a whole.
“Purchaser Related Parties” has the meaning set forth in Section 14.18.
“Records” means the minute books and other corporate records of each Company Group Member, including financial and accounting records and data.
“Registration Rights Agreement” means the Registration Rights Agreement in the form attached to this Agreement as Exhibit E to be executed and delivered by and between Seller and BKV Corporation at Closing.
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“Related Party Contract” means any Contract between (i) any Company Group Member (or otherwise binding on the Assets), on the one hand, and (ii) Seller, or any Affiliate of Seller (other than a Company Group Member), or any officer, director, manager, or employee of Seller, any Company Group Member or any of their respective Affiliates (other than a Company Group Member), or any member of the immediate family or Affiliate (other than a Company Group Member) of such officer, director, manager, or employee, on the other hand.
“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping or emptying into or upon the environment, including any soil, air, sediment, subsurface strata, surface water, groundwater, or drinking water supply.
“Released Claims” has the meaning set forth in Section 14.17(a).
“Remaining Disputes” has the meaning set forth in Section 2.7(c).
“Remediation” including the correlative terms “Remediate” and “Remediated” means the implementation and completion of any investigative, remedial, removal, response, monitoring, construction, repair, closure, disposal, restoration or other corrective actions, including monitoring, reporting, and the installation of any necessary pollution control equipment or vapor control equipment (including any necessary filings or interactions with Governmental Authorities) required under Environmental Laws and by the relevant Governmental Authority to respond, correct, eliminate, or remove an Environmental Defect in the most cost-effective manner, considering ongoing operation and maintenance and any operational or use limitations or controls.
“Representatives” means (a) Affiliates of a Party, (b) partners, employees, officers, directors, managers, members, and equity owners of a Party or any of its Affiliates or any prospective purchaser of a Party or an interest in a Party; (c) any investment bank, legal counsel, consultant or agent retained by a Party or the parties listed in subsection (b) above; and (d) any bank, other financial institution or entity funding, or proposing to fund, such Party’s operations in connection with the Assets, including any consultant retained by such bank, other financial institution or entity.
“Required Consent” means any Consent with respect to which there is a provision within the applicable instrument that provides that a change in control of the Company (or an indirect change in control of any other Company Group Member) or a transfer or assignment of the Subject Interests to a Third Party (i) is void or voidable, (ii) triggers the payment of specified liquidated damages or otherwise results in the Person holding the right imposing additional conditions on the proposed assignee that involve the posting of collateral security or the performance of other obligations by the assignee that would not be required in the absence of Seller’s assignment or transfer of the affected Asset or Subject Interest, or (iii) causes termination of the applicable Assets or Subject Interests to be assigned. For the avoidance of doubt, “Required Consent” does not include (x) Customary Post-Closing Consents or (y) Consents that, by their own terms, cannot be unreasonably withheld (or includes words of similar import) (unless such Consent implicates clauses (i)-(iii) above).
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“Resolution Period” has the meaning set forth in Section 2.7(b).
“Review Period” has the meaning set forth in Section 2.7(b).
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the United States Securities Act of 1933, as amended, together with the rules and regulations of the SEC promulgated thereunder.
“Seismic License” has the meaning set forth in Section 6.10.
“Seller” has the meaning set forth in the Preamble of this Agreement.
“Seller ABS” means that certain securitization transaction pursuant to that certain Indenture dated as of November 22, 2022, between Bedrock ABS I, LLC and UMB Bank, N.A. (as it may be amended and supplemented from time to time, the “Indenture”), and the other Basic Documents (as defined in the Indenture) described therein.
“Seller Consolidated Group” means the Consolidated Group of which both (i) a Company Group Member and (ii) a Seller or an Affiliate of a Seller (other than any Company Group Member), are or were members.
“Seller Emails” means emails and electronic correspondence received or sent by employees of Seller, and the Company Group (including emails and electronic correspondence received or sent by employees of Seller, or the Company Group at their Company Group email address).
“Seller Fundamental Representations” means the representations and warranties in Section 3.1 (Existence and Qualification; Organizational Power), Section 3.2 (Authorization and Enforceability), Section 3.3 (No Conflicts), Section 3.7 (Bankruptcy), Section 3.8 (Liability for Brokers’ Fees) and Section 3.9 (Investment Intent; Accredited Investor).
“Seller Indemnified Parties” means Seller, its Affiliates, and each of their respective officers, directors, employees, agents, advisors and other Representatives.
“Seller Marks” has the meaning set forth in Section 6.13.
“Seller Related Parties” has the meaning set forth in Section 14.18.
“Seller Releasing Parties” has the meaning set forth in Section 14.17(a).
“Seller’s Counsel” has the meaning set forth in Section 14.18.
“Settlement Price” means, (a) in the case of gaseous Hydrocarbons, $2.91/MMBtu, and (b) in the case of crude oil, $66.71/Barrel and (c) in the case of condensate, scrubber liquids inventories and ethane, propane, iso-butane, nor-butane and gasoline Hydrocarbons, $22.75/Barrel, as applicable.
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“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.
“Solvent” means, when used with respect to a Party, that, as of any determination date, (a) the amount of the Present Fair Saleable Value of its Assets will, as of such date, exceed all of its known liabilities as of such date, (b) such Party will not have, as of such date, an unreasonably small amount of capital for the business in which it is engaged or will be engaged, as applicable, and (c) such Party will be able to pay its Debts as they become absolute and mature, taking into account the timing of and amounts of cash to be received by it and the timing of and amounts of cash to be payable on or in respect of its Debts. For purposes of the definition of “Solvent,” (i) “Debt” means liability on a Payment Right, and “Payment Right” means (A) any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (B) the right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; and (ii) “Present Fair Saleable Value” means, with respect to a Party, the amount that may be realized if the aggregate assets of such Party (including such Party’s goodwill, if applicable) are sold as an entirety with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable assets or business enterprises.
“Special Warranty of Title” has the meaning set forth in Section 12.11.
“Specified Liabilities” means, as to Seller, any Damages, obligations, or liabilities of any Company Group Member related to or arising out of any of the following:
(a)Third-Party claims for the failure to pay, underpayment or incorrect payment of any and all Burdens or other Working Interest amounts with respect to any of the Oil and Gas Properties prior to the Effective Time in each case to the extent (i) not attributable to Suspense Funds properly held by a Company Group Member in accordance with applicable Laws, and (ii) attributable to the period that Hydrocarbons were produced and marketed from any Oil and Gas Property during any Seller’s, Company Group Member’s or any of their respective Affiliate’s period of ownership of the Assets prior to the Effective Time and chargeable to any Company Group Member’s Working Interest in the Assets;
(i)any governmental fines, penalties or sanctions imposed on any Company Group Member, to the extent resulting from any pre-Closing violation of Law (excluding any Environmental Law) as a result of Seller’s, any Company Group Member’s or any of their respective Affiliate’s ownership, operation or use of the Assets prior to the Closing Date;
(j)Pre-Effective Time Company Taxes (taking into account, and without duplication of, any Pre-Effective Time Company Taxes (a) accounted for as an adjustment made with respect to the Base Price pursuant to Section 2.4 or Section 2.7, as applicable, or (b) economically borne by Seller pursuant to Section 11.2);
(k)any Third-Party claims arising out of the transportation or disposal of Hazardous Substances (other than Hydrocarbons) by any Company Group Member from any
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Asset to a site that is not an Asset prior to Closing that is (or if known, would be) in violation of or gives rise to material liability under applicable Environmental Law;
(l)any Proceeding set forth (or that should have been set forth) on Schedule 4.8;
(m)the Excluded Assets; and
(n)all liabilities that are attributable to, associated with or related to, or that arise out of or in connection with the employment or engagement of any individual who does not become a Transferred Employee, including all liabilities arising at any time with respect to any act or omission or other practice arising from or relating to an employment or independent contractor relationship or the termination thereof.
“Specified Related Party Contracts” has the meaning set forth in Section 6.19.
“Stock Consideration” means a number of shares of Common Stock (rounded down to the nearest whole share) equal to the Adjusted Stock Consideration Value, divided by the Closing Reference Price.
“Straddle Period” means any Tax period beginning before and ending after the Effective Time.
“Subject Interests” has the meaning set forth in the Recitals.
“Subsidiary” means, with respect to any Person, any other Person Controlled by such first Person, directly or indirectly, through one or more intermediaries.
“Support Obligation” means any Contract under which Seller or any of its Affiliates (other than any Company Group Member) have agreed to act as guarantor or surety with respect to any obligation of the Company Group, whether by guaranty, suretyship contract, letter of credit, indemnity agreement, bond, cash deposit or otherwise.
“Surface Rights and Rights of Way” is defined in subsection (d) of the definition of “Assets.”
“Suspense Funds” means all amounts controlled or held by the Company Group or its Affiliates that are held in suspense and are attributable to the Assets (including any such amounts attributable to other Working Interest owners’ interest in the Assets).
“SWD Well” means the Briar 1 saltwater disposal well.
“Tail Policy” has the meaning set forth in Section 6.21(b).
“Target Formation” means (a) with respect to any Lease, the stratigraphic equivalent of the formation commonly known as the “Barnett Shale,” as seen at a measured depth of 7,277’ to 7,760’ in the Triple Combo Log (GR, RES, NPHI, & RHOB) log dated August 6, 2025 of the  BKV Barnett LLC operated, Tally Faye S 16 well (API No. 42-121-32193), Denton County,
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TX, subject to any limitations set forth in Exhibit A-1, or (b) with respect to any Well, the currently producing (or capable of producing) formations for such Well.
“Tax Allocation” has the meaning set forth in Section 11.7.
“Tax Proceeding” has the meaning set forth in Section 11.6.
“Tax Return” means any return (including any information return and any estimated return), report, statement, schedule, notice, form, election, estimated Tax filing, claim for refund or other document (including any attachments thereto and amendments thereof) filed with, or required to be filed with, any Governmental Authority with respect to any Tax.
“Taxes” means (a) all federal, state, local, foreign and other net income, gross income, gross receipts, alternative, estimated, sales, use, ad valorem, value added, transfer, franchise, profits, registration, withholding, payroll, employment, excise, severance, social security, environmental, stock, stamp, real or personal property, windfall profits, customs, duties, levies, tariffs, imposts, or other taxes, fees, assessments or charges, in each case, in the nature of a tax imposed by a Governmental Authority (whether imposed directly or through withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto and (b) any liability for payment of amounts described in clause (a) as a result (or by reason) of a contract, assumption, transferee liability, being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of Law.
“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.
“Third-Party Claim” has the meaning set forth in Section 10.3(a).
“Title Arbitrator” has the meaning set forth in Section 12.10(b).
“Title Benefit” has the meaning set forth in Section 12.2(c).
“Title Benefit Amount” means, with respect to each Oil and Gas Property affected by Title Benefits, the amount equal to the increase in the Allocated Value for such Oil and Gas Property caused by such Title Benefits, as determined pursuant to Section 12.9(b) or Section 12.10(b).
“Title Benefit Notice” has the meaning set forth in Section 12.6(b).
“Title Defect” has the meaning set forth in Section 12.2(b).
“Title Defect Amount” has the meaning set forth in Section 12.9(a).
“Title Defect Deductible” has the meaning set forth in Section 12.9(d)(ii).
“Title Defect Notice” has the meaning set forth in Section 12.6(a).
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“Title Defect Threshold” has the meaning set forth in Section 12.9(d)(i).
“Trading Day” means a day on which (a) there is no VWAP Market Disruption Event; and (b) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed.
“Transaction Documents” means the Assignment Agreement, Escrow Agreement and Transition Services Agreement and any other documents executed in connection with this Agreement.
“Transaction Expense True-Up” means (x) the amount (if any) by which the Estimated Transaction Expenses exceed Company Transaction Expenses as finally determined pursuant to Section 2.7, in which case, such amount shall be added to the Base Price or (y) the amount (if any) by which Company Transaction Expenses, as finally determined pursuant to Section 2.7, exceed the Estimated Transaction Expenses, in which case, such amount shall be subtracted from the Base Price.
“Transfer Legend” has the meaning set forth in Section 6.20.
“Transfer Taxes” has the meaning set forth in Section 11.5.
“Transferred Employee” has the meaning set forth in Section 6.14(c).
“Transition Services Agreement” has the meaning set forth in Section 8.2(b).
“Treasury Regulations” means the final, temporary, and proposed United States Department of the Treasury regulations promulgated under the Code.
“U.S.” or “United States” means the United States of America.
“Units” is defined in subsection (a) of the definition of “Assets.”
“VWAP Market Disruption Event” means, with respect to any date, (a) the failure by the principal U.S. national or regional securities exchange on which the Common Stock is then listed, or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, the principal other market on which the Common Stock is then traded, to open for trading during its regular trading session on such date; or (b) the occurrence or existence, for more than one half hour period in the aggregate, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time, on such date.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.
“Wells” is defined in subsection (b) of the definition of “Assets.”
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“Working Capital Assets” has the meaning set forth in Section 2.4(c)(i).
“Working Capital Liabilities” has the meaning set forth in Section 2.4(c)(ii).
“Working Capital Shortfall” means the amount by which the Effective Time Working Capital is less than the Working Capital Target.
“Working Capital Surplus” means the amount by which the Effective Time Working Capital is greater than the Working Capital Target.
“Working Capital Target” has the meaning set forth in Schedule WC.
“Working Interest” means, with respect to any Oil and Gas Property, the interest (expressed as a percentage or a decimal) that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations for such Oil and Gas Property with respect to the Target Formation, without regard to the effect of any Burdens.
“Year End Statements” has the meaning set forth in Section 4.5(a).
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